                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

                            Royal Appliance Mfg. Co.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

#Royal Appliance Logo#                                    #Dirt Devil Trademark#


March   , 2003


Dear Royal Appliance Mfg. Co. Shareholder:

     The board of directors of Royal Appliance Mfg. Co. has unanimously agreed to merge with TIC Acquisition Corp., an indirect wholly owned subsidiary of TechTronic Industries Co., Ltd. After undertaking a strategic review with the objective of enhancing shareholder value, the board unanimously determined that the merger is in the best interests of Royal Appliance Mfg. Co. shareholders.


     A special meeting of shareholders to vote on the merger and related matters
has been scheduled for April   , 2003 at 9:00 a.m., Cleveland time, to be held
at The Forum Conference Center, One Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio. The merger cannot be completed unless shareholders holding two-thirds of the outstanding shares vote to adopt the merger agreement.



     THE ACCOMPANYING NOTICE OF MEETING AND PROXY STATEMENT, WHICH IS FIRST
BEING MAILED ON OR ABOUT MARCH   , 2003, EXPLAIN THE MERGER AND PROVIDE SPECIFIC
INFORMATION CONCERNING THE SPECIAL MEETING. PLEASE READ THESE MATERIALS
CAREFULLY.


     Your vote is very important, regardless of the number of shares you own. To be certain that your shares are voted at the special meeting, please mark, sign, date and return promptly the enclosed proxy card, whether or not you plan to attend the special meeting in person. If you attend the meeting and decide to vote in person, you may withdraw your proxy at the meeting. If you do not vote, it will have the same effect as voting against the merger.

     Royal Appliance Mfg. Co.'s board strongly supports the merger and is recommending that you vote in favor of adopting the merger agreement.

                                             Sincerely,

                                             Michael J. Merriman
                                             President and CEO

#Royal Applicance Logo#                                   #Dirt Devil Trademark#

                            ROYAL APPLIANCE MFG. CO.
                                CLEVELAND, OHIO

                     NOTICE OF SPECIAL SHAREHOLDERS MEETING

                          TO BE HELD ON APRIL   , 2003



     NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Royal Appliance Mfg. Co., an Ohio corporation (the "Company"), will be held on April
  , 2003, at 9:00 a.m., local time at The Forum Conference Center, One Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio, for the following purposes, as further described in the accompanying proxy statement:


          (1) Adoption of Merger Agreement. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of December 16, 2002 (the "Merger Agreement") by and among the Company, TechTronic Industries Co., Ltd., a corporation organized under the laws of Hong Kong, ("TechTronic"), RAMC Holdings, Inc., a Delaware corporation and wholly owned subsidiary of TechTronic ("Acquiror"), and TIC Acquisition Corp, an Ohio corporation and wholly owned subsidiary of Acquiror ("Merger Sub"), and the transactions contemplated thereby, including, without limitation, the merger of Merger Sub with and into the Company (the "Merger").


          (2) Other Matters. To act upon other business as may properly come before the meeting or any adjournment thereof, including, without limitation, the right to adjourn or postpone the special meeting in order to solicit additional votes from Royal shareholders.



     Only shareholders of record of common stock of the Company at the close of business on February 28, 2003 (the "Record Date") are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof. A list of shareholders of record as of the Record Date will be available for inspection at the Company's offices at 7005 Cochran Road, Glenwillow, Ohio, at least ten days prior to the special meeting.


     As a result of the Merger, each Royal share (except shares held by shareholders who properly perfect their dissenters' rights with respect to their shares under Ohio law and treasury shares owned by the Company) will be converted into the right to receive $7.37 in cash. The accompanying proxy statement contains detailed information about the Merger Agreement, the Merger, and the actions to be taken in connection with the Merger. The terms of the Merger are more fully described in the Merger Agreement, which is attached as Annex A to the accompanying proxy statement.

     Shareholders who properly perfect dissenters' rights as set forth in
Section 1701.84 and Section 1701.85 of the Ohio Revised Code will be entitled, if the Merger is completed, to receive payment of the fair cash value of their shares as determined by an Ohio court. See the section entitled "Dissenters' Rights" in the accompanying proxy statement and the full text of Section 1701.84 and Section 1701.85 of the Ohio Revised Code, which is attached as Annex C to the accompanying proxy statement, for a description of the procedures that shareholders must follow in order to exercise their dissenters' rights.


     The Board of Directors of the Company, after careful consideration, has unanimously determined that the Merger Agreement and the transactions contemplated by, the Merger Agreement, including the Merger, are fair and in the best interests of Royal shareholders. THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED AND RECOMMENDED THAT ROYAL SHAREHOLDERS VOTE "FOR" ADOPTING THE MERGER AGREEMENT AND GRANTING DISCRETIONARY AUTHORITY TO THE PROXIES WITH RESPECT TO OTHER MATTERS AS MAY PROPERLY BE BROUGHT BEFORE THE SPECIAL MEETING.


                                             By Order of the Board of Directors


                                             Richard G. Vasek
                                             Secretary

Glenwillow, Ohio

March   , 2003

                                   IMPORTANT

     Your vote is important. ALL SHAREHOLDERS ARE INVITED TO ATTEND THE SPECIAL MEETING OF SHAREHOLDERS IN PERSON. HOWEVER, TO ASSURE THAT YOUR VOTE IS COUNTED AT THE SPECIAL MEETING, PLEASE MARK, DATE AND SIGN YOUR PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. Any shareholder attending the special meeting may vote in person even if the shareholder returned a proxy. No postage is required if mailed in the United States.


     PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME. IF THE PROPOSED MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR CERTIFICATES.



     If a properly executed proxy card is submitted and no instructions are given, the shares represented by that proxy will be voted "FOR" adopting the Merger Agreement and will provide discretionary authority to the proxies to vote on such other matters as may be properly brought before the special meeting, including in favor of a proposal to adjourn or postpone the meeting to solicit additional votes.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This proxy statement incorporates by reference important business and financial information about the Company from documents filed with the Securities and Exchange Commission that are available without charge from the Securities and Exchange Commission's website at www.sec.gov. See "ADDITIONAL INFORMATION"
on page   . Shareholders may request copies of these documents, without charge, by writing to Royal Appliance Mfg. Co., 7005 Cochran Road, Glenwillow, Ohio 44139, Attention: Investor Relations Department, or by calling Royal Appliance Mfg. Co. at (440) 996-2000.


     This proxy statement is first being mailed to shareholders on or about
March   , 2003.

                               TABLE OF CONTENTS


                                                               PAGE
                                                               ----
SUMMARY
     The Parties............................................
     Effects of the Merger..................................
     The Special Meeting....................................
     Board of Directors' Recommendation.....................
     Principal Shareholders' Voting Agreement...............
     Opinion of the Financial Adviser.......................
     Interests of Royal Directors and Officers in the
      Transaction...........................................
     Tax Consequences.......................................
     The Merger Agreement...................................
     Dissenters' Rights.....................................
PRICE RANGE OF SHARES; DIVIDENDS............................
THE SPECIAL MEETING.........................................
     Where and When the Special Meeting will be Held........
     What will be Voted Upon................................
     Required Votes.........................................
     Voting Shares by Proxy.................................
     Dissenting Holders.....................................
     Exchanging Share Certificates..........................
     Plan Voting............................................
     Proxy Solicitation; Solicitation Costs.................
SPECIAL FACTORS.............................................
     Background of the Merger...............................
     Recommendation of the Board............................
     Reasons for the Royal Board's Favorable
      Recommendation........................................
     Opinion of NatCity Investments.........................
     Interests of Certain Persons in the Merger.............
     Governmental and Regulatory Matters....................
     Material Federal Income Tax Consequences of the
      Merger................................................
     Recent Litigation and Other Developments...............
     Dissenters' Rights of Royal Shareholders...............
     Certain Relationships with TechTronic or the Company...
     Fees and Expenses......................................
     Delisting and Deregistration of Shares.................
TECHTRONIC SHAREHOLDERS' APPROVAL...........................
SELECTED HISTORICAL FINANCIAL DATA..........................
THE MERGER AGREEMENT........................................
     The Merger.............................................
     Effective Time.........................................
     Merger Consideration...................................
     Payment Procedures.....................................
     Stock Options and Phantom Stock Rights.................
     No Further Ownership Rights in the Company.............
     Directors and Officers.................................

                                                               PAGE
                                                               ----
     Representations and Warranties.........................
     Conduct of the Company's Business Prior to the
      Merger................................................
     Preparation of Proxy Statement.........................
     Non-Solicitation.......................................
     Confidentiality; Public Announcement...................
     Access to Information..................................
     Agreement to Use Reasonable Commercial Efforts.........
     Notification of Certain Matters........................
     Indemnification and Insurance..........................
     Closing Deliveries.....................................
     Closing Conditions.....................................
     Termination; Termination Fee...........................
     Source and Amount of Funds.............................
BENEFICIAL OWNERSHIP OF ROYAL SHARES........................
     Security Ownership of Certain Beneficial Owners........
     Security Ownership of Management.......................
ADDITIONAL INFORMATION......................................
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...
OTHER MATTERS...............................................



ANNEX A  Merger Agreement
ANNEX B  Opinion of NatCity Investments, Inc.
ANNEX C  Sections 1701.84 and 1701.85 of the Ohio Revised
         Code -- Rights of Dissenting Shareholders
ANNEX D  Annual Report on Form 10-K for the Year Ended December 31,
         2001
ANNEX E  Quarterly Report on Form 10-Q for the Quarter Ended
         September 30, 2002

                            ROYAL APPLIANCE MFG. CO.
                               7005 COCHRAN ROAD
                                GLENWILLOW, OHIO
                             ---------------------

                                PROXY STATEMENT
                        SPECIAL MEETING OF STOCKHOLDERS
                             ---------------------

                                    SUMMARY

     This summary highlights important selected information contained in this proxy statement relating to the proposed merger of TIC Acquisition Corp., an Ohio corporation ("Merger Sub"), with and into Royal Appliance Mfg. Co. ("Royal" or the "Company"). Merger Sub is a wholly owned subsidiary of RAMC Holdings, Inc., a Delaware corporation ("Acquiror"), which is itself a wholly owned subsidiary of TechTronic Industries Co., Ltd., a Hong Kong corporation ("TechTronic").


     This summary does not contain all of the information that may be important to you as a Royal shareholder and is qualified in its entirety by reference to the information contained elsewhere in, or incorporated by reference into, this proxy statement. To more fully understand the proposed merger and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement and all of its appendices before voting. We have included page references parenthetically to direct you to more complete descriptions of the topics presented in this summary.



THE PARTIES


     - Royal Appliance Mfg. Co.
       7005 Cochran Road
       Glenwillow, Ohio 44139
       Telephone: (440) 996-2000

     Royal primarily develops, assembles, sources, and markets vacuum cleaners and other cleaning appliances for home and commercial use under the Dirt Devil(R) and Royal(R) brand names, as well as the Telezapper(R), a device that helps reduce computer-dialed telemarketing calls. The Company's web site addresses are: www.royalappliance.com, www.dirtdevil.com, and www.telezapper.com.


     ADDITIONAL INFORMATION CONCERNING THE COMPANY IS INCLUDED IN THE REPORTS THE COMPANY PERIODICALLY FILES WITH THE SEC. SEE "ADDITIONAL INFORMATION" BEGINNING ON PAGE .



     Based on the closing price of Royal shares on the New York Stock Exchange
on February   , 2003 ($     ) and the number of Royal shares outstanding on that
date (12,861,052), the Company's market capitalization was approximately
$      million. The outstanding shares do not include 2,713,940 shares issuable upon exercise of outstanding stock options or phantom stock rights granted under the Company's options and phantom stock plans.



     - TechTronic Industries Co., Ltd.
       24/F., CDW Building
       388 Castle Peak Road
       Tsuen Wan, N.T., Hong Kong
       Telephone: 011-852-2402-6888



     Founded in 1985, TechTronic is a manufacturer and marketer of home improvement power products, floor care appliances and electronic measuring products. TechTronic's brands include Ryobi(R) power tools, Homelite(R) outdoor products, and Vax(R) floor care appliances. TechTronic's web site address is: www.tti.com.hk



     - RAMC Holdings, Inc.
       c/o TechTronic Industries Co., Ltd.
       24/F., CDW Building
       388 Castle Peak Road
       Tsuen Wan, N.T., Hong Kong
       Telephone: 011-852-2402-6888

     RAMC Holdings, Inc., a Delaware corporation, is a wholly owned subsidiary of TechTronic, and was formed in December 2002 to be the parent of Royal after the merger. Except for entering into the merger agreement and the transactions it contemplates, Acquiror has not carried on any business since its incorporation.



     - TIC Acquisition Corp.
       c/o TechTronic Industries Co., Ltd.
       24/F., CDW Building
       388 Castle Peak Road
       Tsuen Wan, N.T., Hong Kong
       Telephone: 011-852-2402-6888



     TIC Acquisition Corp., an Ohio corporation, is a wholly owned subsidiary of Acquiror formed in December 2002 for the sole purpose of completing the merger. Except for entering into the merger agreement and the transactions it contemplates, Merger Sub has not carried on any business since its incorporation.


EFFECTS OF THE MERGER (PAGES   TO   )


     As a result of the Merger:


     - Each Royal share (other than treasury shares owned by the Company and shares held by any shareholder who properly perfects dissenters' rights under Ohio law) will be converted into the right to receive $7.37 in cash.


     - Unexercised options to purchase Royal shares will be converted into a right to receive cash in the amount of $7.37 (less the applicable exercise price) for each Royal share issuable upon exercise of these options.



     - Phantom stock awards issued by the Company will be converted into a right to receive cash in the amount of $7.37 for each share pertaining to these awards.


     - The Company will terminate the registration of Royal shares under the Securities Exchange Act of 1934 and the listing of Royal shares on the New York Stock Exchange, and there will be no public market for Royal shares.


     The specific terms and conditions of the merger agreement govern the rights and obligations of the parties. Therefore, the information in this summary and elsewhere in this proxy statement regarding the merger agreement and the merger is qualified in its entirety by reference to the merger agreement itself, a copy of which is attached as ANNEX A to this proxy statement.



THE SPECIAL MEETING (PAGES   AND   )



  TIME, DATE, AND PLACE



     The special meeting of Royal shareholders will be held at 9:00 a.m.,
Cleveland time, on April   , 2003 at:



                            FORUM CONFERENCE CENTER


                              ONE CLEVELAND CENTER


                             1375 EAST NINTH STREET


                                CLEVELAND, OHIO



  MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING? (PAGE   )



     At the special meeting, you will consider whether to adopt the Agreement and Plan of Merger, dated December 16, 2002, by and among the Company, TechTronic, Acquiror and Merger Sub, which is attached to this proxy statement as ANNEX A. Adopting the merger agreement at the special meeting would result in the merger of Merger Sub into the Company, with the Company becoming an indirectly wholly owned subsidiary of TechTronic. In addition, each Royal share would be converted into the right to receive $7.37 per share when the merger closed.



     If any other matters are properly brought before the special meeting, including adjourning the meeting in order to solicit more votes, you may also authorize the persons named on the enclosed proxy card to vote according to their discretion.

  RECORD DATE, SHARES ENTITLED TO VOTE, AND VOTING METHODS (PAGES  AND   )



     You have one vote for each Royal share that you owned on the close of business on February 28, 2003, the record date for the special meeting. On that date, 12,861,052 Royal shares were outstanding and entitled to vote, of which a total of 4,594,842 shares were held by the Company's directors and executive officers. Two shareholders who beneficially own approximately 31% of the outstanding shares have executed a voting agreement requiring them to vote in favor of adopting the merger agreement as long as the Board of Directors of the Company (the "Royal Board") continues to support the merger.



     You may choose one of the following ways to cast your vote:



     - by completing the accompanying proxy card and returning it in the enclosed envelope; or



     - by appearing and voting in person at the special meeting.



     If your shares are held in "street name," which means that your shares are held in the name of a bank, broker or other financial institution instead of in your own name, you must either direct the financial institution as to how to vote your shares or obtain a proxy from the financial institution to vote at the special meeting.



     If you plan to attend the special meeting and wish to vote in person, we will give you a ballot when you arrive. If your shares are held in "street name," you must bring an account statement or letter from the brokerage firm or bank showing that you were the beneficial owner of the shares on the record date in order to be admitted to the meeting. If you want to vote shares that are not in your name at the special meeting, you must present a "legal proxy" from the holder of record.



     Approximately 135,000 Royal shares are held for the benefit of plan participants of the Company's 401(k) plan. This plan contains pass-through voting provisions for its participants, so the trustees of the plan vote Royal shares that are allocated to each participant's account according to the instructions of that participant. Information relating to voting by participants in this plan is set forth in the section entitled "The Special Meeting -- Plan
Voting" beginning on page   .



  QUORUM AT THE SPECIAL MEETING (PAGES  AND   )



     A quorum must be present in order to transact business at the special meeting, so a majority of the outstanding Royal shares must be present in person or represented by proxy. If you submit a properly executed proxy card, you shares will be counted for purposes of calculating whether a quorum is present, even if you abstain from voting.



  EFFECT OF ABSTENTIONS AND BROKER NON-VOTES (PAGES  AND   )



     Both abstentions and "broker non-votes" will be counted in determining whether a quorum is present at the special meeting. Since adoption of the merger agreement requires the affirmative vote of the holders of two-thirds of the outstanding Royal shares, abstentions and "broker non-votes" are effectively counted as votes against the merger agreement.



     IT IS VERY IMPORTANT THAT ALL ROYAL SHAREHOLDERS VOTE THEIR SHARES, SO PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY CARD TODAY!



  VOTE REQUIRED TO ADOPT THE MERGER AGREEMENT (PAGE    )



     For the merger to be approved, the holders of two-thirds of the outstanding Royal shares must affirmatively vote to adopt the merger agreement.



  CHANGING A VOTE AFTER SENDING IN PROXY CARD (PAGE    )



     You may change your vote at any time before your proxy is voted. If you are a shareholder "of record," meaning your shares are registered in your name, you may revoke a proxy by:



     - sending another signed proxy card with a later date to the address indicated on the proxy card; or



     - sending a letter revoking your proxy to the Company's corporate secretary; or

     - attending the special meeting, notifying the inspector of elections that your proxy is revoked, and voting in person.



     A "beneficial holder" whose shares are registered in another name (for example, in "street name") must follow the procedures required by the holder of record, which is usually a brokerage firm or bank, to revoke a proxy. If you are a beneficial holder, contact the holder of record of your shares directly for more information on these procedures.



  SHARE CERTIFICATES (PAGES    AND   )



     At this time, please do not send your share certificates to the Company or anyone else with regard to the merger. If the merger is completed, you will receive written instructions explaining how to exchange your Royal share certificates for cash.



  CONTACTS TO ANSWER YOUR QUESTIONS (PAGES    AND    )



     If you have any questions about the Special Meeting or your ownership of Royal shares, please contact our proxy solicitor, Morrow & Co., by telephone at
(212) 754-8000.



     If you have any questions about the Merger and the related transactions, please write to:



     Royal Appliance Mfg. Co.


     Corporate Secretary


     7005 Cochran Road


     Glenwillow, Ohio 44139


BOARD OF DIRECTORS' RECOMMENDATION (PAGE    )


     The Royal Board evaluated the fairness and advisability of the merger agreement and the merger. The Royal Board unanimously approved the merger agreement and recommends that you vote for its adoption based on all the factors it considered.



     THE ROYAL BOARD BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO AND IN THE BEST INTERESTS OF ROYAL SHAREHOLDERS. THE ROYAL BOARD RECOMMENDS THAT ROYAL SHAREHOLDERS VOTE FOR ADOPTING THE MERGER AGREEMENT AND APPROVING THE MERGER.


PRINCIPAL SHAREHOLDERS' VOTING AGREEMENT


     John P. Rochon and E. Patrick Nalley, the two largest beneficial owners of Royal shares, are currently members of the Royal Board and beneficially own approximately 31% of Royal's outstanding stock. As directors, they voted to approve the merger agreement. Mr. Rochon, on behalf of Richmont Capital Partners I, L.P. ("Richmont Capital"), and Mr. Nalley have entered into voting agreements with TechTronic. Under the voting agreements, Richmont Capital and Mr. Nalley agreed to vote their shares in favor of adopting the merger agreement. They also agreed to vote against any action that would cause a breach of the merger agreement. The voting agreement terminates if the merger agreement terminates in accordance with its terms or on April 15, 2003 if the merger has not occurred by that date.



OPINION OF THE FINANCIAL ADVISER (PAGE   )



     The Royal Board considered the opinion of NatCity Investments, Inc. ("NatCity Investments") dated December 9, 2002, which was that as of that date the consideration to be received by Royal shareholders pursuant to the merger agreement was fair to Royal shareholders from a financial point of view. The written opinion is attached as ANNEX B to this proxy statement and is based on and subject to the assumptions, qualifications, and limitations described in the opinion. You are urged to, and should, read the NatCity Investments opinion in its entirety. The opinion is not a recommendation regarding how any Royal shareholder should vote at the special meeting or any other action any Royal shareholder should take regarding the merger.

INTERESTS OF ROYAL DIRECTORS AND OFFICERS IN THE TRANSACTION (PAGE   )


     In considering the recommendation of the Royal Board in favor of the merger, you should be aware that certain directors and executive officers of the Company may have interests in the merger that are different from, or are in addition to, the interests of Royal shareholders generally, including those listed below:



     - Fourteen officers of the Company, including the four executive officers, are party to severance and employment agreements that are designed to retain the executives and provide for continuity of management in the event of any actual or threatened change in the control of the Company. In exchange for the officers' agreement to terminate their existing agreements and enter into new agreements with the Company, these fourteen officers will receive payments totaling $2.4 million upon consummation of the merger and, based on achieving certain levels of profitability in 2003, could earn an additional $3.5 million.



     - Options to purchase Royal shares and phantom stock awards that are outstanding but unvested before the merger will accelerate and vest when the merger becomes effective. As of February 28, 2003 the current directors and executive officers of the Company held options and awards whose vesting will accelerate and that had a value of $3,136,325 (based on $7.37 per share less the applicable exercise price, in the case of options) before deducting withholding for taxes.


TAX CONSEQUENCES (PAGE   )


     The receipt of cash by Royal shareholders in exchange for their shares will be a taxable event for U.S. income tax purposes under the Internal Revenue Code and may be a taxable event for foreign, state and local income tax purposes as well. Shareholders will recognize gain or loss for U.S. income tax purposes that is measured by the difference between the amount of cash they receive and their tax basis in the Royal shares exchanged. You should consult your own tax advisors regarding the tax consequences of the merger particular to you.


THE MERGER AGREEMENT (PAGES   TO   AND ANNEX A)

  CONDITIONS TO THE CLOSING OF THE MERGER (PAGE   )


     Before we can complete the merger, a number of conditions must be satisfied or waived. These conditions include, but are not limited to:



     - the adoption of the merger agreement by Royal shareholders and approval of the merger by TechTronic shareholders;



     - since the date of the merger agreement, the absence of any change, effect, event, occurrence or state of facts that is, has had or is reasonably likely to have a material and adverse effect on the business, financial condition, results of operations, or prospects of the Company and its subsidiaries taken as a whole, other than any change, effect, event, or occurrence (i) relating to the economy or capital or securities markets of the United States or any other region in general, (ii) resulting from entering into, the consummation of the transactions contemplated by, or the announcement of the merger agreement, or (iii) relating to its business, financial condition or results of operations that has been disclosed in writing to the other party prior to the date of the merger agreement (which are referred to in the merger agreement as a "Material Adverse Change" or "Material Adverse Effect").



     - the accuracy in all material respects, as of the date the merger closes, of the representations and warranties made by each party, and each party's compliance with its covenants in the merger agreement;



     - the absence of any effective judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced, or issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition (collectively referred to in the merger agreement as "Restraints") affecting or seeking to prohibit the transactions contemplated by the merger agreement;



     - the deposit with the Escrow Agent of funds equal to the aggregate sum due all holders of options for Royal shares and phantom stock awards and payment of an aggregate amount of $2.4 million to officers of the Company whose existing employment and severance agreements will be replaced with new agreements; and

     - the holders of fewer than 10% of the outstanding Royal shares elect to exercise their dissenters' rights.



     We expect to consummate the merger as promptly as practicable after all of the conditions to the merger have been satisfied or waived.



  TERMINATING THE MERGER AGREEMENT (PAGE   )



     The merger agreement may be terminated at any time before the merger closes, whether before or after Royal shareholders have adopted it, in any of the following cases:


     (1) by mutual written consent of TechTronic and the Company;


     (2) by TechTronic, if the Company has materially breached any representation, warranty or covenant contained in the merger agreement that would have a material adverse effect on the Company and the breach cannot be timely cured;



     (3) by the Company, if TechTronic has materially breached any representation, warranty or covenant contained in the merger agreement and the breach cannot be timely cured;



     (4) by either the Company or TechTronic if (i) the merger is not consummated by April 15, 2003, (ii) Royal shareholders do not adopt the merger agreement, (iii) TechTronic shareholders do not adopt the merger agreement at their meeting, or (iv) any Restraint is in effect and final;



     (5) by the Company upon entering into a binding agreement concerning a Superior Proposal, as defined in the merger agreement (see "The Merger
         Agreement -- Non-Solicitation" on page   of this proxy statement),
         provided that the Company complied with the applicable provisions of the merger agreement, including providing notice of the proposal to TechTronic and paying TechTronic a termination fee of $5,300,000 plus reimbursing up to $700,000 of TechTronic's reasonable out-of-pocket fees and expenses incurred in connection with the merger;



     (6) by the Company, if anything occurs or exists that would, or would be reasonably likely to, cause or give rise to the failure of any of the conditions to the obligations of TechTronic and that cannot be timely cured;



     (7) by TechTronic if anything occurs or exists that would, or would be reasonably likely to, cause or give rise to the failure of any of the conditions to the obligations of the Company and that cannot be timely cured; and



     (8) By TechTronic if (i) a third party commences an exchange offer or tender offer for ownership or control of 50% or more of the Royal shares, and the Royal Board fails to recommend against accepting this offer, (ii) the Company or any of its subsidiaries authorizes, recommends, proposes or publicly announces an agreement with a third party regarding either a merger or the disposal of 20% or more of the consolidated assets or 10% or more of the voting power of the Company,
         (iii) a third party acquires beneficial ownership or the right to acquire beneficial ownership of 15% or more of the Royal shares, under certain conditions, or (iv) the Royal Board withdraws or adversely modifies its approval of the merger.



  TERMINATION FEES AND EXPENSES IF THE MERGER IS NOT COMPLETED (PAGE   )



     TechTronic will be entitled to receive a termination fee in an amount equal to $5,300,000 plus reimbursement of up to $700,000 of all reasonable out-of-pocket fees and expenses incurred by TechTronic, if the merger agreement is terminated for any of the reasons stated in items 5 or 8 above.


  NO SOLICITATION (PAGE   )


     Non-solicitation provisions in the merger agreement prohibit the Company from soliciting a competing proposal to acquire all or a substantial part of the Company, but the Company may respond under certain circumstances set forth in the merger agreement if it receives a proposal for a transaction from a third
party (see "The Merger Agreement -- Non-Solicitation" on page   of this proxy
statement).


DISSENTERS' RIGHTS (PAGE   )


     If the merger is consummated, Royal shareholders will have certain rights under the Ohio Revised Code to dissent and demand dissenters' rights and to receive payment of the fair cash value of their Royal shares. Dissenting shareholders may not vote in favor of adopting the merger agreement and the transactions contemplated by the merger agreement, including the merger, as part of perfecting dissenters' rights under Ohio law. Royal shareholders who perfect dissenters' rights by complying with the procedures set forth in Sections 1701.84 and 1701.85 of the Ohio Revised Code will have the fair cash value of their Royal shares determined by an Ohio court and will be entitled to receive a payment equal to the fair cash value of those shares from the corporation surviving the merger. In addition, any dissenting Royal shareholders would be entitled to receive payment of a fair rate of interest determined by the trial court on what the court determines to be the fair cash value of their Royal shares. In determining the fair cash value of Royal shares, the court is required to take into account all relevant factors, excluding any appreciation or depreciation in market value resulting from the merger. Accordingly, the court's determination could be based upon considerations other than, or in addition to, the market value of Royal shares, including, among other things, asset values and earning capacity. Royal shares held by any person who wants to dissent but fails to perfect or who effectively withdraws or loses the right to dissent under Section 1701.85 of the Ohio Revised Code will be converted into, as of the effective time (as defined in the merger agreement), the right to receive the consideration offered to Royal shareholders according to the terms of the merger agreement. Copies of Sections 1701.84 and 1701.85 of the Ohio Revised Code are attached as ANNEX C to this proxy statement.

                        PRICE RANGE OF SHARES; DIVIDENDS


     As of February 28, 2003, there were approximately 820 shareholders of record and approximately 3400 beneficial owners of Royal shares. The following table sets forth the closing high and low prices for Royal shares for the periods indicated and is derived from data prepared by the New York Stock Exchange.


                                                                2002          2001
                                                             -----------   -----------
                                                             HIGH   LOW    HIGH   LOW
                                                             ----   ----   ----   ----
First Quarter..............................................  5.70   4.65   4.60   4.00
Second Quarter.............................................  7.13   5.40   6.08   3.20
Third Quarter..............................................  6.40   3.90   6.55   3.75
Fourth Quarter.............................................  7.27   3.55   5.55   4.05


     On December 16, 2002, the last full trading day prior to the announcement of the Merger the last sale price per Royal share reported by the New York Stock Exchange was $5.98.


     The Company has historically not paid dividends on its shares.

     Shareholders should obtain current market quotations for Royal shares before making any decision regarding the Merger or the other matters described in this proxy statement.

     In April 2001, the Royal Board authorized a Royal share repurchase program that provided for the Company to purchase up to 3,400,000 of its outstanding common shares in the open market and through negotiated transactions. The Company repurchased a total of approximately 1,322,000 shares for an aggregate purchase price of approximately $6,900,000 under the program. The last shares purchased under this program were acquired on August 6, 2002. In the Merger Agreement, the Company agreed to suspend the program, and the program expired on December 31, 2002.

                              THE SPECIAL MEETING


     This proxy statement is being furnished in connection with the solicitation of proxies from the holders of Royal shares by the Royal Board. The Royal Board is soliciting your proxy with respect to the Merger Agreement and the transactions contemplated thereby, including the Merger, and any other matters to be voted upon at the special meeting, including the right to postpone or adjourn the special meeting to solicit additional votes. We mailed this proxy
statement to holders of Royal shares beginning March   , 2003. You should read
this proxy statement carefully before voting your shares.



WHERE AND WHEN THE SPECIAL MEETING WILL BE HELD



     The Special Meeting will be held at The Forum Conference Center, One
Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio, on April   , 2003,
starting at 9:00 a.m. local time.



WHAT WILL BE VOTED UPON


     At the Special Meeting, you will be asked to consider and vote upon the following items:

     - to adopt the Merger Agreement and the transactions contemplated thereby, including the Merger;


     - other business as may properly come before the Special Meeting.


REQUIRED VOTES


     The Royal Board has fixed the close of business on February 28, 2003 as the record date (the "Record Date") for the determination of shareholders who are entitled to notice of, and to vote at, the Special Meeting of shareholders or any adjournment thereof. On the Record Date, there were issued and outstanding 12,861,052 Royal shares.


     The presence at the Special Meeting, in person or by proxy, of a majority of Royal shares outstanding on the Record Date will constitute a quorum for the conduct of business. Each Royal share entitles the holder thereof to cast one vote on the matters to be voted upon at the Special Meeting.

     For the Merger to occur, the Merger Agreement must receive the affirmative vote of the holders of two-thirds of Royal shares outstanding on the Record Date.

     Messrs. Rochon and Nalley, the two largest beneficial owners of Royal shares, are currently members of the Royal Board and beneficially own approximately 31% of Royal's outstanding stock. They have approved the Merger Agreement and the transactions contemplated thereby, including the Merger. Mr. Rochon, on behalf of Richmont Capital, and Mr. Nalley have entered into voting agreements with TechTronic. Under the voting agreements, Richmont Capital and Mr. Nalley agreed to vote their shares in favor of adopting the Merger Agreement. They also agreed to vote against any action that would cause a breach of the Merger Agreement. The voting agreement terminates upon termination of the Merger Agreement in accordance with its terms or on April 15, 2003 if the Merger has not occurred by that date.

VOTING SHARES BY PROXY

     When you return your proxy card you are giving your "proxy" to the individuals we have designated in the proxy to vote your shares as you direct at the meeting. If you sign the proxy card but do not make specific choices, these individuals will vote your shares for adopting the Merger Agreement, as recommended by the Royal Board. If any matter not specifically listed in the notice of Special Meeting is presented at the Special Meeting, they will vote your shares in accordance with their best judgment. On the date this proxy statement was mailed to Royal shareholders, we knew of no matters that needed to be acted on at the meeting other than those discussed in this proxy statement. When a shareholder has specified a choice on his or her proxy with respect to the Merger Agreement or other proposals or matters, that direction will be followed. If no direction is given, all Royal shares represented by the proxy will be voted for adopting the Merger Agreement or at the discretion of the proxy holder in respect of other proposals or matters.

     A proxy may be revoked at any time before it is exercised. For a shareholder "of record" (meaning one whose shares are registered in his or her own name) to revoke a proxy, the shareholder may either:

     - send in another signed proxy card with a later date; or

     - send a letter revoking the shareholder's proxy to our corporate secretary at the Company's address: Royal Appliance Mfg. Co., 7005 Cochran Road, Glenwillow, Ohio 44139; or

     - attend the Special Meeting, notify us that the shareholder is revoking his, her, or its proxy, and vote in person.

     A "beneficial holder" whose shares are registered in another name (for example in "street name") must follow the procedures required by the holder of record, which is usually a brokerage firm or bank, to revoke a proxy. A beneficial holder should contact the holder of record directly for more information on these procedures.

     If you do not provide your broker with instructions on how to vote your "street name" shares, your broker will not be able to vote them on the Merger Agreement, which will have the effect of voting against the Merger. You should therefore instruct your broker how to vote your shares, following the directions provided by your broker.

     Shareholders who attend the Special Meeting and wish to vote in person will be given a ballot at the meeting. If your shares are held in street name or are otherwise not registered in name, and you want to attend the meeting, you must either direct the financial institution as to how to vote your shares or obtain a proxy from the financial institution to vote at the Special Meeting.

DISSENTING HOLDERS

     Ohio law entitles shareholders who do not vote in favor of adopting the Merger Agreement to demand a judicial appraisal of the fair value of their shares. If you do not vote in favor of adopting the Merger Agreement and if you follow the procedures set forth in ANNEX C, you may become a dissenting holder. Failure to follow these procedures precisely will result in a loss of dissenters' rights.

EXCHANGING SHARE CERTIFICATES

     Holders of Royal shares should not send in their share certificates with the proxy cards. If the Merger is completed, you will receive written instructions for exchanging your share certificates for cash.

PLAN VOTING

     Approximately 135,000 Royal shares are held for the benefit of plan participants of the Company's 401(k) plan for employees (the "Plan"). The Plan provides pass-through voting for its participants, so the trustees of the Plan will vote Royal shares allocated to a plan participant's account in accordance with the instructions of the plan participant.

     Plan participants can vote Royal shares held in the Plan on their behalf only by instructing the trustee on a trustee's voting instruction card provided to participants for that purpose.

     Any voting instructions given by a plan participant may be revoked at any time prior to the deadline described below by which the Plan's voting instructions must be received, by either:

     - delivering a written notice bearing a date later than the date of the first voting instruction card to the Plan trustee at the indicated address; or

     - signing and delivering a voting instruction card relating to the same shares and bearing a later date than the date of the previous voting instruction card.


     In order to permit sufficient time to tabulate voting instruction cards, a
Plan participant's instructions must be received no later than April   , 2003.


PROXY SOLICITATION; SOLICITATION COSTS

     In addition to this mailing, directors and employees of the Company may solicit proxies personally, electronically or by telephone, none of whom will receive additional compensation for this solicitation.

     The Company has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward the Company's proxy solicitation materials to the beneficial owners of Royal shares they hold of record. The Company will reimburse these record holders for customary clerical and mailing expenses incurred in forwarding these materials to their customers.


     The Company has retained Morrow & Co., for proxy solicitation and information agent services in connection with the Special Meeting. Morrow & Co. will receive a fee of approximately $6,500 for its services and reimbursement of out-of-pocket expenses in connection therewith. The Company also has agreed to indemnify Morrow & Co. against certain liabilities arising out of or in connection with the engagement. Morrow & Co. will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders.


                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

     The Royal Board has periodically explored and assessed strategic options, in response to outside inquiries and in light of the increasingly competitive floor care industry, with the objective of enhancing shareholder value. In that regard, the Company, in March 1999, hired an investment advisor for the purposes of (i) responding to outside inquiries and conducting a limited solicitation of other potential foreign and domestic, financial and strategic purchasers; (ii) conducting a preliminary valuation of the Company; and, if necessary, (iii) providing a fairness opinion with respect to possible offers.


     It was during this 1999 process that TechTronic, one of the Company's largest suppliers, as well as numerous other parties, including another supplier, were initially contacted with respect to a possible transaction with the Company. At that time, TechTronic elected not to participate in discussions with respect to the purchase of the Company. In July 1999, the Company terminated its exploration process, having failed to obtain a firm, fully-financed offer that the Board believed reflected the full value of the Company.


     In the fall of 1999, management of Royal met with TechTronic representatives in Hong Kong to discuss current and future product supply projects. Management of the Company also met with other Asian suppliers.

     In June 2000, John Rochon, a Company director and President of J.R. Investment Corp., the General Partner of Richmont Capital, the owner at that time of 19.8% of Royal, met with Horst Pudwill, Chief Executive Officer of TechTronic, and Henry Sweetbaum, a TechTronic consultant, with respect to Richmont's long-term intention for its investment in Royal. On August 8, 2000, Richmont amended its Schedule 13D filing to note that "based on current market conditions and the position of the Company, it would not consider selling its shares of the Company's Common Stock at a price less than "low double digits."

     In November 2000, management of Royal again traveled to Hong Kong and met with several suppliers, including TechTronic, regarding product supply projects.


     Subsequent to the extensive review of strategic options in 1999, the Company has periodically been approached by, or initiated contact with, several outside parties who expressed, or which the Company believed had, varying degrees of interest in acquiring Royal or a significant stock position in Royal. Some of these discussions included due diligence sessions. None of these discussions, however, progressed to the submission of an offer, due to internal business issues at the prospective bidders, their respective financing capacity, a tight credit market, especially in the high yield debt market after 1999, and the Company's desire for an "all cash" deal with no financing contingencies.



     In late November 2001, one of Royal's global suppliers contacted Mr. Merriman about seeking more business and a desire for a closer working relationship that might lead to a possible combination down the road. Mr. Merriman responded that the supplier's costs and quality had to improve and be more competitive and that Royal was always willing to discuss possible combinations that would bring premium value to Royal's shareholders. In order to keep the same competitive pressure on TechTronic, Messrs. Michael Merriman, Richard Farone, Richard Vasek and David Brickner, the Company's executive officers, met in Cleveland on December 13, 2001 with Horst Pudwill, David Butts, Vice President -- Marketing and Business Development of TechTronic, and Robert Freitag, Vice President of Sales of Ryobi North America, a subsidiary of TechTronic. Royal's management made it known that another global supplier was offering more competitive pricing in order to win more business and had a desire for a closer working relationship that might lead to a possible combination down the road. Mr. Pudwill expressed that TechTronic would be more competitive on pricing and had the same long-term desire for a possible combination, but was currently digesting its recent acquisitions of Homelite and Ryobi and he did not believe that TechTronic had the financial capability to do another acquisition at that time. He suggested that since TechTronic's Chief Financial Officer, Frank Chan, was visiting Ryobi in South Carolina that week, that Royal management should meet with him to discuss the then current financial markets.


     On December 18, 2001, Messrs. Merriman and Vasek met with Mr. Chan and Philippe Buisson, Ryobi North America's Chief Financial Officer, to discuss the current financing capability of TechTronic and Ryobi. It was concluded that TechTronic did not have sufficient borrowing capacity to make an acquisition the size of Royal at such time. No further discussions were held with TechTronic until August 2002.


     As a follow-up to the November 2001 call, Mr. Merriman and some of Royal senior management met in March 2002 with the senior management of the other global supplier. It was determined that this global supplier was in the midst of restructuring its operations from a prior acquisition, did not have the financial capacity for a significant acquisition in 2002, and needed to continue to improve its quality in floorcare. There have been no further discussions, due diligence or offer from this global supplier.



     On July 30, 2002, Mr. Merriman received an unsolicited overture from another consumer products' company relating to its interest in sourcing products to Royal and a possible combination. In order to keep competitive pressure on TechTronic, Messrs. Merriman, Vasek, Farone and Brickner met with Messrs. Pudwill and Butts on August 15, 2002, at which meeting Mr. Merriman advised Mr. Pudwill of the recent inquiry. Mr. Pudwill indicated that TechTronic would be more competitive in supplying Royal and, as a result of a recent public offering, had the financial strength and borrowing ability to explore an acquisition of Royal. He suggested that TechTronic would be better prepared to discuss the issue when Mr. Merriman visited Hong Kong in mid-October to discuss current product sourcing projects. Mr. Merriman stated that he would discuss the matter with the Royal Board prior to his October trip.


     At the beginning of September 2002, the consumer product company that had contacted the Company in July indicated that it was not interested in having more detailed discussions about a potential acquisition, but was still interested in exploring product sourcing opportunities.

     About the same time, a representative of NatCity Investments received an inquiry from a potential financial buyer as to whether NatCity Investments would present to Royal its interest in pursuing a possible transaction with Royal. Management of the Company, after consulting with several directors of the Company, authorized NatCity Investments to continue contacts with the potential buyer and also to advise TechTronic of the inquiry.

The representative of NatCity Investments who received the inquiry was previously associated with the investment bank hired by the Company in 1999 and had personally conducted the prior evaluation process on behalf of such firm.



     Additionally, NatCity Investments contacted a consumer products company that had earlier expressed an interest to determine whether it had any interest at this time. Such entity expressed no current interest.



     A confidentiality agreement was signed by the potential financial buyer on September 10, 2002; a second confidentiality agreement was signed by David Butts, on behalf of TechTronic, on October 2, 2002.



     In light of these inquiries and the current discussions, at the regularly scheduled October 14, 2002 Royal Board meeting the Company engaged NatCity Investments to assist the Company in exploring a potential combination with TechTronic, the financial buyer who had expressed an interest in September 2002, and other possible buyers. At this meeting, Mr. Merriman advised the Royal Board that he served on the board of National City Bank, an affiliate of NatCity Investments. As a consequence, he abstained from voting on the engagement of NatCity Investments. Also at this meeting, a representative of Kahn Kleinman, the Company's legal counsel, reviewed a memorandum previously distributed to the directors outlining the authority of directors, the duty of care and the duty of loyalty expected of directors, the ability of the board to rely on appropriate third parties, the application and basis of the business judgment rule, and the directors' fiduciary obligation to the corporation, its shareholders, and other constituencies.



     The Royal Board discussed alternative processes ranging from a full auction process to a more selective, limited process. The Board concluded that because the Company and its investment banker had explored a range of buyers extensively in 1999, and informally and selectively, over the prior three years, a full auction process was both unnecessary and potentially detrimental to the Company, due in part to the creation of uncertainty for the Company's employees, customers, and suppliers. Because of the need for certainty in any transaction, the Royal Board concluded that the Company's objectives of confidentiality and certainty could be met if a potential buyer executed a definitive merger agreement that (i) had no financial or other contingencies, other than routine closing conditions, and (ii) contained a "fiduciary-out" provision with an acceptable break-up fee. Such an approach would provide a "market check," allowing any other person to make an offer during the several months that would naturally occur between the public announcement of a definitive agreement and the shareholder vote.



     On October 17, 2002, Mr. Merriman met in Hong Kong with Mr. Pudwill to discuss TechTronic's interest in Royal. Mr. Merriman discussed Royal's current financial projections for 2002 and 2003 that had been given to NatCity Investments and the other potential financial buyer, and discussed possible operating synergies, including utilizing available manufacturing capacity, utilizing available engineering and product development resources of TechTronic, and seeking economies in shipping and logistics with other TechTronic product lines. The Company's actual results for 2002 as reported on February 13, 2003, approximated the 2002 projections provided to TechTronic and the other financial buyer. Management projected that 2003 net sales would increase to $421 million, as compared to 2002 net sales of $390 million, gross margin percentages would increase to 24.9%, earnings before interest and taxes would increase to $29.7 million or approximately 7% of net sales, and net income would increase to $18 million.



     The forecasts provided to NatCity Investments and Techtronic were prepared by Royal's management in October 2002 in connection with the proposed sale of the Company. In general, management's internal financial forecasts are prepared for internal use and not with a view towards public disclosure. The forecasts were not prepared with a view towards compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. PricewaterhouseCoopers LLP neither examined nor compiled the forecasts and, accordingly, PricewaterhouseCoopers LLP did not and does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference into this Proxy Statement relates to the Company's historical financial information; such report does not extend to the forecasts and should not be read to do so. The forecasts are subjective in many respects, based on assumptions made by management with respect to both Company and industry performance, and general business, market and financial conditions, many of which are beyond Royal's control. Accordingly, Royal can not offer any assurance that the assumptions made in preparing the forecasts will prove accurate, and actual results may be materially greater or less than those contained in the forecasts. Therefore, this information should not be relied upon as being necessarily indicative of future results, and you are cautioned not to place undue reliance on the prospective financial information. Except to the extent required under federal securities laws, Royal does not intend to make publicly available any update or other revisions to the forecasts to reflect circumstances existing after the date of the preparation of the forecasts. See "Cautionary Statement Regarding
Forward Looking Statements" on page   of this Proxy Statement.


     On October 18, 2002, the Royal Board held a special telephonic meeting at which Mr. Merriman updated the Royal Board on his discussions with Mr. Pudwill. At this meeting, NatCity Investments furnished the Royal Board with a preliminary financial presentation regarding the Company. NatCity Investments also advised the Royal Board of recent communications with potential bidders, including TechTronic.

     On October 19, 2002, Messrs. Merriman and Brickner met with Messrs. Pudwill and Butts. Mr. Pudwill advised Messrs. Merriman and Brickner that at the previous day's TechTronic's board meeting, the TechTronic board had authorized him to proceed with legal, accounting and other necessary due diligence in order to make a cash offer for Royal. Mr. Merriman requested Mr. Pudwill to instruct his negotiating team to work through NatCity Investments.


     At the October 28, 2002 special meeting of the Royal Board, NatCity Investments advised the Royal Board of the status of negotiations with TechTronic and the financial buyer. NatCity Investments also advised the Board that a third potential bidder was interested in taking a larger equity stake in the Company but was not interested in making an offer to all of the Company's shareholders. The Royal Board appointed a negotiating committee of Messrs. Jack Kahl, E. Patrick Nalley and R. Louis Schneeberger to oversee the negotiation process and minimize potential conflicts of interests that management may have had. The Royal Board further authorized Royal's counsel to distribute an initial draft of a merger agreement to TechTronic and to the financial buyer.


     During the period October 31, 2002 through November 2, 2002, TechTronic's legal advisors and accounting consultants reviewed confidential materials in an off-site data room established by Royal. On November 1, 2002, Royal's senior management met with TechTronic's representatives and responded to various due diligence questions.

     During the period from October 30, 2002 through December 12, 2002, Royal and TechTronic, working together with their respective legal and financial advisors, negotiated the terms of the definitive merger agreement, other than the price terms, the amount of any "break-up fee" and reimbursement of buyer's expenses, and the circumstances under which such fees and expenses would be payable. During the negotiations, it was agreed that Royal's two principal shareholders, Richmont Capital and E. Patrick Nally, which in the aggregate held approximately 31% of the outstanding shares of the Company, would agree to vote in favor of the transaction if it were recommended by the Royal Board. Accordingly, drafts of a proposed voting agreement with these parties were circulated to TechTronic and these two principal shareholders and terms finalized.


     During November, one of the corporations that had participated in the 1999 process called NatCity Investments to express renewed interest in acquiring the Company. NatCity Investments responded that Royal would furnish confidential information to such entity, upon its receipt of evidence that the potential bidder could finance an acquisition the size of Royal. The potential bidder failed to provide such assurance, and no further discussion occurred with such party.


     On November 18, 2002, Mr. Sweetbaum called Mr. Merriman and advised him that TechTronic was prepared to bid $92.8 million for the equity of Royal. TechTronic conditioned its bid on the conditions that all severance agreements relating to Royal employees be reduced to six months. Taking into account shares issuable for outstanding stock options and phantom stock awards, the per share bid was approximately $6.56 per share. Mr. Merriman advised Mr. Sweetbaum to communicate the offer to NatCity Investments, which he did.

     On November 19, 2002, Mr. Sweetbaum spoke to a representative of NatCity Investments, who advised Mr. Sweetbaum that TechTronic's offer was inadequate. After further conversations, Mr. Sweetbaum increased the offer by $8 million, to an aggregate of $100.8 million, or effectively $7.07 per share. NatCity Investments indicated it would take the offer to the Board's negotiating committee.


     A conference call was held on November 21, 2002 among NatCity Investments, the Royal Board's negotiating committee and legal counsel. NatCity Investments advised the Committee that the previously discussed financial buyer had elected to suspend its negotiations pending a review of Royal's year-end results. NatCity Investments also reviewed TechTronic's proposal. The Committee authorized Mr. Merriman to call TechTronic's Chairman directly and determine whether a higher bid was possible, as the current proposal of approximately $7.07 per share was inadequate. The Committee also advised Mr. Merriman and the officers to obtain their own independent counsel to negotiate any new employment agreements or changes to their existing severance agreements, so as to avoid any conflict of interest.

     On November 21, 2002, Mr. Merriman called Mr. Pudwill to discuss a higher offer so that negotiations could proceed. Mr. Pudwill indicated that TechTronic was willing to increase its offer, but only if Royal management would agree to new employment agreements with a negotiated lump sum payment up front and a reduced severance period of six months. Mr. Pudwill advised Mr. Merriman that TechTronic's Board would decide on a final offer at its board meeting on November 26-27, 2002.

     On November 23-24, 2002, Mr. Merriman held discussions with Mr. Sweetbaum and advised him that, were TechTronic to increase its offer to a level acceptable to Royal's Board, (i) senior management was prepared to accept new employment agreements providing six months severance in exchange for lump-sum payments at closing equal to one-half of the three years of severance payment due under the current contracts, (ii) he was prepared to recommend similar terms to the other Royal employees with severance agreements, but (iii) the Company's Change in Control Severance Compensation Plan covering the rank and file employees would not be changed to reduce employee benefits post-merger.


     On November 29, 2002, Mr. Sweetbaum advised Mr. Merriman that TechTronic's board of directors had approved a proposal of (i) $7.37 for each outstanding share, including shares issuable upon exercise of outstanding stock options and pursuant to phantom stock awards (an aggregate purchase price of $105.5 million for Royal's equity), (ii) an aggregate payment of $2.4 million to be divided among the Royal's fourteen senior management employees with severance agreements, provided that they agree to new employment agreements that included only six months severance, (iii) up to an additional $3.5 million to such senior management employees if Royal's 2003 earnings before income taxes, depreciation and amortization ("EBITDA") exceeded $30 million from sales of products other than Telezapper and $35 million overall, and (iv) no change was necessary to the Company's Change in Control Severance Compensation Plan other than to ensure that the plan terminated three years after the Closing of the Merger. Mr. Sweetbaum also indicated that TechTronic stock options would be made available to Royal's management, the amount and terms of which would be finalized during Mr. Pudwill's trip to Ryobi's facility in South Carolina scheduled for December 10-12, 2002.



     A conference call was held on December 2, 2002, among TechTronic, Royal and their respective counsel to discuss the open items in the proposed Merger Agreement. During the course of this call, TechTronic requested a "break-up fee" of $10 million.



     On December 2, 2002, the Royal Board met to consider the revised proposal. Representatives of NatCity Investments summarized the negotiations that had occurred to date with TechTronic, as well as conversations they had with potential other bidders. Mr. Jack Kahl, a Royal Board member, indicated that he had telephone conversations with the chief executive officer of another consumer products company to determine whether that company had any interest in acquiring Royal. NatCity Investments made a preliminary financial presentation setting forth its financial analyses relating to the proposed transaction, which was similar to its final presentation made at the December 9, 2002 meeting of the Royal Board. Representatives of Kahn Kleinman reviewed the proposed terms of the merger agreement and the voting agreement. The Royal Board discussed the proposal and advised the committee on its position with respect to the open issues, including the break-up fee and conditions to its payment, a definition of "Material Adverse Change" that would permit TechTronic to terminate the Agreement, and the terms of the voting agreement. The Board was also advised of two additional open matters not requiring Board action: TechTronic's completion of its due diligence regarding the physical condition of Royal's facilities and TechTronic's negotiation of amendments to management's employment agreements. Legal counsel furnished its advice on the appropriateness of break-up fees in transactions similar to the Merger. In authorizing a break-up fee of $5.3 million, plus a maximum of $700,000 in expenses payable only if a competing offer was received and, in general, not rejected by the Company, the Royal Board relied on a presentation of NatCity Investments that reviewed all public company transactions in 2001 and 2002 for which data was available, with an emphasis of transactions with an enterprise value (included funded debt) of between $100- $200 million. Including funded indebtedness, the estimated enterprise value of the proposed transaction was $150 million. NatCity Investments confirmed that the statistical average break-up fee for transactions of such size was 3.5% of enterprise value. With respect to the definition of "Material Adverse Change," Royal's position was that general economic conditions and events arising as a result of the announcement of the transaction were risks properly borne by TechTronic. The Royal Board also insisted that the voting agreement with the principal shareholders would terminate if the Company elected to terminate the Merger Agreement.

     The Royal Board's position on the open matters was communicated to TechTronic on the evening of December 2, 2002. On December 3, 2002, TechTronic indicated that it was prepared to accept Royal's proposals on the open contract issues, provided that TechTronic was able to negotiate acceptable employment agreements with Royal management and that its final due diligence items were resolved.



     On the evening of December 9, 2002, the Royal Board held a special meeting to discuss the proposed business combination with TechTronic. Members of senior management and representatives of the Company's advisors reviewed the activities and discussions of the past weeks, and presented a summary of the proposed transaction terms as reflected in the draft definitive agreements and the strategic rationale that supported it. NatCity Investments updated the Royal Board on their recent discussions with other potential third party bidders; Mr. Merriman noted that further discussions with the consumer products company identified by Mr. Kahl on December 2 had not materialized. The Board reviewed Royal's performance and prospects and strategic alternatives, which included remaining an independent public company, searching for other consumer products companies to acquire, raising financing and "going private" by buying back all of the Company's outstanding shares held by the public shareholders, or selling the Company for cash at a premium to market to TechTronic. The Board determined that due to a tight credit market, the Company's limited financing capacity, and the volatile retail environment, a sale to TechTronic for cash, at a premium to Royal's market price, was the best strategic alternative to maximize shareholder value. Representatives of Kahn Kleinman reviewed in more detail the terms of the proposed transaction, including the terms of the merger agreement and the necessary changes required in the Company's Shareholder's Rights Agreement, Change In Control Severance Compensation Plan, existing employment agreements and other instruments, and described the Board's fiduciary duties under the circumstances. NatCity Investments provided the Royal Board a detailed analysis of the financial terms of the proposed combination and an oral opinion, which was subsequently confirmed by delivery of a written opinion, dated December 9, 2002, that, as of that date and subject to the factors and assumptions set forth in the opinion, the merger consideration was fair, from a financial point of view, to the holders of Royal shares. Mr. Merriman then advised the Royal Board of the contemplated terms of the employment arrangements that would be effective upon completion of the merger. The Royal Board then discussed the proposal. At the conclusion of this meeting, after consideration of the factors described
under "Recommendation of the Board and Reasons for the Merger" on page   , the
Royal Board determined by a unanimous vote, that the merger agreement and the transactions contemplated thereby are fair to and in the best interests of Royal and its shareholders, and approved the merger agreement, the amendment to the Royal Shareholder Rights Plan, an amendment to the Change in Control Severance Compensation Plan, the amendments to the existing executive employment agreements, and the acceleration of the vesting of all unvested stock options and phantom stock awards effective immediately prior to the Merger. The Royal Board noted that its approval was still conditioned on agreement by TechTronic and management of the final terms of the employment agreements.


     On December 10, 2002, Messrs. Merriman, Farone, Vasek and Brickner met with Mr. Pudwill and other TechTronic management in South Carolina to discuss the employment agreements. During the period December 10-13, 2002, the final terms of the employment agreements were negotiated.

     The Royal Board held a brief telephonic meeting on December 11, 2002 at which time it was advised of the current status of the open matters. Although an agreement was not yet a certainty, the Royal Board requested that Mr. Rochon, on behalf of Richmont Capital, and Mr. Nalley execute the voting agreement and forward it to Royal's counsel to be held in escrow pending execution of the definitive agreement.

     On the morning of December 13, 2002, at a special meeting of the Royal Board, management reported that all open issues had been resolved, that Messrs. Merriman, Farone, Vasek and Brickner would be meeting with the other Royal management personnel to advise them about the transaction and the need to modify their existing agreements. Assuming that such individuals accepted the revised terms, Royal sought to obtain signatures on both the amendments to the existing agreements and the new employment agreements. The Royal Board was advised that execution of the Merger Agreement would be scheduled for December 16th or 17th following TechTronic's compliance with the regulations of the Hong Kong Stock Exchange. NatCity Investments confirmed for the Royal Board that the increase in the market price of Royal's common stock that had occurred over the prior week did not materially change NatCity Investments' analysis or the basis for its fairness opinion provided on December 9, 2002. Kahn Kleinman advised the Royal Board of the projected timetable from execution of the definitive agreement to closing. The Royal Board reviewed the draft of the press release.

     On December 16, 2002, the definitive merger agreement was signed; execution pages were exchanged and the press release issued the morning of December 17, 2002, following the close of the trading day for the Hong Kong Stock Exchange and prior to the opening of the New York Stock Exchange.

RECOMMENDATION OF THE BOARD

     On December 9, 2002, the Royal Board unanimously approved the Merger and the merger agreement and determined that the Merger is fair to, and in the best interests of, Royal and its shareholders and recommended that all shareholders adopt the Merger Agreement and the transactions contemplated thereby at the Special Meeting.


     The following is a summary of the factors considered material by the Board when making its determination: (i) the Royal Board's knowledge of the business, operations, assets, financial condition and results of operations of Royal; (ii) the opinion of NatCity Investments to the effect that, as of December 9, 2002, and based on the assumptions made, matters considered and limits of the review undertaken, as described in that opinion, the $7.37 per share consideration to be received by holders of shares pursuant to the merger was fair, from a financial point of view, to those holders; (iii) the lack of liquidity and float of Royal's stock and the price of Royal's stock not being reflective of the Royal Board's belief as to its value; (iv) the increasing legal, accounting, insurance and other costs to a small cap company, such as Royal, of remaining a publicly traded enterprise; and (v) that the terms of the merger agreement permit the Royal Board properly to discharge its fiduciary duties, including responding to inquiries and proposals from third parties interested in the possible acquisition of Royal and providing information to, and entering into discussions and negotiations with, such parties. Since the Special Meeting will not occur until several months after the execution of the Merger Agreement, the Royal Board believed that such period would be adequate to receive offers from other parties, if any, having an interest in acquiring Royal. The Royal Board further believes that the provisions of the merger agreement providing for a termination fee to be paid to TechTronic in the event of, among other things, a termination of the merger agreement due to a change in the Royal Board's recommendation of the Merger, and the terms of the voting agreement requiring the participating shareholders to vote their shares in favor of the merger if it were recommended by the Royal Board, would not unreasonably discourage offers from third parties. Other factors included the prospects of remaining independent and the Royal Directors' belief that there was not another company with whom Royal could effect a transaction with greater value to the shareholders in the immediate future.


REASONS FOR THE ROYAL BOARD'S FAVORABLE RECOMMENDATION

  MATERIAL FACTORS

     In reaching its decision to approve, and in making its recommendation that Royal shareholders adopt, the Merger Agreement and the transactions contemplated thereby, including the Merger, the Royal Board considered a number of factors, both positive and negative, including the following material factors:

     - the Royal Board's familiarity with, and presentations by NatCity Investments regarding, the business, operations, properties and assets, financial condition, competitive position, business strategy, and prospects of the Company (as well as the risks involved in achieving those prospects), the current environment for the consumer appliance industry in which the Company competes, and current industry, economic, and market conditions, both on an historical and on an on-going basis;

     - the fact that the offer price of $7.37 per Royal share represented an approximate 52% premium over the $4.85 per share closing price of Royal shares on the last trading day prior to the December 9, 2002 Royal Board meeting;

     - the advice that the Royal Board received from legal counsel and NatCity Investments in negotiating and evaluating the terms of the Merger Agreement;

     - the financial presentation made by NatCity Investments at the December 9, 2002 meeting of the Royal Board;

     - the opinion of NatCity Investments dated December 9, 2002 and attached to this proxy statement as ANNEX B, that, as of that date, the consideration to be received by Royal shareholders pursuant to the Merger Agreement was fair from a financial point of view to the holder of Royal shares;

     - the current and historical market prices of Royal shares during the past five years has not exceeded the offer price of $7.37 per share.



     - the Royal Board's judgment that the current stock price does not reflect the Company's value, in part due to the lack of liquidity and small public float of Royal shares potentially limiting institutional investor interest.



     - the fact that the consideration offered to Royal shareholders is all cash, which provides certainty of value to Royal shareholders. The Company believes that the financing necessary to complete the proposed transaction is assured due to the fact that TechTronic has cash reserves greater than the purchase consideration.


     - the increasing legal, accounting, insurance and other costs of remaining a publicly traded company;


     - the Royal Board's judgment, in view of the Company's prospects, competitive industry trends and tight financing market, as well as discussions with certain possible acquirers, that it is unlikely that one or more strategic or financial acquirers would be willing and able to pay, at the present time, a price for the Company or its assets that would be as high as the consideration offered to Royal shareholders pursuant to the Merger Agreement;


     - the provisions of the Merger Agreement that allow the Company, under certain circumstances, to furnish information to and conduct negotiations with a third party, and terminate the Merger Agreement in connection with a superior proposal for a business combination or acquisition of the Company upon payment of a termination fee $5.3 million, which amount represents approximately 3.5% of the Company's enterprise value, plus expenses of up to $700,000; and


     - the alternatives available to the Company, including the range of potential values of the Company, and the Royal Board's perception that the risk associated with consummating the sale to TechTronic at a known cash premium to market was lower than the risks associated with achieving a competitive value through the implementation of the Company's growth strategy and remaining an independent corporation that would be subject to significant uncertainties and risks beyond the Company's control, including negative general business and economic conditions, a consolidating retail environment, and tight financing markets.


  PROCESS

     The Royal Board's favorable recommendation followed an extensive process of seeking business combination proposals conducted by the Company and NatCity Investments, pursuant to which interested parties signed confidentiality agreements, met with Company management, reviewed confidential information about the Company and its business, and reviewed public disclosures by and about the business, financial condition and current business strategy of Royal.

     In considering TechTronic's proposal, the Royal Board took into account discussions with other interested parties regarding the value and form of consideration, expected tax treatment, termination fees payable in the event that a more favorable transaction was presented to the Company following the execution of a definitive agreement, and transaction risks related to timing and the certainty that a transaction would be consummated considering regulatory risks and closing conditions. Based on these considerations, the Royal Board believed that acceptance of the TechTronic's proposal was in the best interest of Royal shareholders.

     The Board also considered the structure of the Merger and the terms and conditions of the Merger Agreement, including:

     - the ability of the Company, prior to the consummation of the Merger, to consider and negotiate unsolicited third party business combination proposals, subject to certain conditions;

     - the right of the Royal Board, prior to the consummation of the Merger, to terminate the Merger Agreement and accept a superior proposal, subject to the satisfaction of certain conditions and the payment of a termination fee to TechTronic; and

     - the ability to consummate the Merger within a reasonable period of time, including the likelihood of receiving necessary regulatory approvals.

   NEGATIVE FACTORS

     The Royal Board also identified and considered the following potentially negative factors in its deliberations:

     - The possible disruption to the Company's businesses that may result from the announcement of the transaction and the resulting distraction of management attention from the day-to-day operations of the Company's businesses;

     - The restrictions contained in the Merger Agreement on the operation of the Company's businesses during the period between the signing of the Merger Agreement and the completion of the Merger;

     - The $5.3 million termination fee plus up to $700,000 of expenses to be paid to TechTronic if the Merger Agreement is terminated under circumstances specified in the Merger Agreement. See "The Merger Agreement -- Termination of the Merger Agreement; Termination Fee" on
       page   ;


     - The possibility that the Merger might not be completed, which could cause the Company's stock price to decline to its pre-merger announcement level;



     - The possibility that the Merger might not be completed, and the cost of the failed transaction on the Company's operating results.



     - The Company's ability to attract and retain key personnel could be impaired due to the uncertainty involved with the proposed transaction and employees' concerns regarding job security;


     - The possibility of significant costs, delays and non-consummation of the Merger Agreement resulting from seeking regulatory approvals necessary for the consummation of the Merger Agreement; and

     - Gains, if any, arising from receipt of the cash paid in the Merger would be taxable to Royal shareholders for United States federal income tax purposes.

     The foregoing discussion of the factors considered by the Royal Board is not intended to be exhaustive. In view of the variety of factors considered in connection with their evaluation of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, the Royal Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their respective determinations. The Royal Board considered all the factors as a whole in reaching their respective determinations. In addition, individual members of the Royal Board may have given different weights to different factors.

     THE ROYAL BOARD HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT WITH TECHTRONIC IS FAIR TO AND IN THE BEST INTERESTS OF ROYAL SHAREHOLDERS AND BELIEVES THAT THE MERGER AGREEMENT REPRESENTS AN OPPORTUNITY TO ENHANCE VALUE FOR ROYAL SHAREHOLDERS.

     ACCORDINGLY, THE ROYAL BOARD UNANIMOUSLY RECOMMENDS THAT ROYAL SHAREHOLDERS VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

     In considering the recommendation of the Royal Board with respect to the Merger Agreement, Royal shareholders should be aware that certain directors and officers of the Company have arrangements that cause them to have interests in the transaction that are different from, or are in addition to, the interests of Royal shareholders generally. See "Interests of Certain Persons in the Merger"
beginning on page   .

OPINION OF NATCITY INVESTMENTS

     The Royal Board asked NatCity Investments to render an opinion to the Royal Board as to the fairness, from a financial point of view, of the consideration to be paid to the holders of Royal shares pursuant to the Merger Agreement. On December 9, 2002, NatCity Investments delivered an oral opinion, subsequently confirmed in writing, to the effect that, as of the date of its opinion, and based upon and subject to the assumptions, limitations and qualifications contained in its opinion, the consideration to be received by Royal shareholders pursuant to the Merger Agreement was fair, from a financial point of view, to the holders of Royal shares.

     The full text of the written opinion of NatCity Investments is attached to this document as ANNEX B and incorporated into this proxy statement by reference. We urge you to read that opinion carefully and in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review undertaken in arriving at that opinion.

     NatCity Investments was retained to serve as an advisor to the Royal Board and not as an advisor to or agent of any shareholder of the Company. NatCity Investments' opinion was prepared for the Royal Board and is directed only to the fairness, from a financial point of view, of the consideration to be paid to Royal shareholders pursuant to the Merger and does not address the merits of the decision by the Company to engage in the Merger or other business strategies considered by the Company, nor does it address the Company's decision to proceed with the Merger. NatCity Investments' opinion does not constitute a recommendation to any of the Company's shareholder as to how that shareholder should vote at the Special Meeting.

     NatCity Investments did not determine the amount of the consideration to be paid to Royal shareholders pursuant to the Merger. The amount of consideration was determined in negotiations between the Company and Parent, in which NatCity Investments advised the Royal Board. No restrictions or limitations were imposed by the Royal Board on NatCity Investments with respect to the investigations made or the procedures followed by NatCity Investments in rendering its opinion.

     In rendering its opinion, NatCity Investments reviewed, among other things:

     - A draft of the Merger Agreement, dated December 6, 2002, which NatCity Investments understood to be in substantially final form;

     - A draft of the form of voting agreement, dated December 6, 2002, for certain Royal shareholders, which NatCity Investments understood to be in substantially final form;

     - A draft of the form of employment agreement, dated December 7, 2002, for certain executive officers of the Company, which NatCity Investments understood to be in substantially final form;

     - The Company's Annual Reports on Form 10-K for each of the fiscal years ended December 31, 1997, 1998, 1999, 2000, and 2001, its Quarterly Report on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2002, and other publicly available information about the Company;

     - Unaudited internal information, primarily financial in nature and including projections, prepared and furnished to NatCity Investments by the Company's management;


     - Publicly available information concerning the trading of, and the trading market for, Royal shares, as discussed in more detail in "-- Historical Stock Trading Analyses" below;



     - Publicly available information with respect to certain other companies that NatCity Investments believed to be comparable to the Company and the trading markets for those other companies' securities, as discussed in more detail in "-- Comparable Public Company Analysis" below; and



     - Publicly available information concerning the nature and terms of other transactions that NatCity Investments considered relevant to its analysis of this Merger, as discussed in more detail in "-- Comparable Merger & Acquisition Analysis" below.


     NatCity Investments also discussed past and current operations and the financial condition and prospects of the Company, as well as other matters NatCity Investments believed to be relevant to its analysis of the Merger, with certain officers and employees of the Company, and conducted such other financial studies, analyses and investigations, and considered such other information, as NatCity Investments deemed necessary or appropriate.


     You should note that in rendering its opinion, NatCity Investments relied upon the accuracy and completeness of all of the financial and other information provided to it or publicly available. NatCity Investments also assumed and relied upon the representations and warranties of the Company and TechTronic contained in the Merger Agreement. NatCity Investments was not engaged to, and did not independently attempt to, verify any of that information. NatCity Investments also relied upon the management of the Company as to the reasonableness and achievability of the financial and operating projections provided to it, and the assumptions underlying those projections. Management represented to NatCity Investments that these projections and assumptions reflected their best currently available estimates and judgments. NatCity Investments was not engaged to assess the reasonableness or achievability of those projections or the assumptions underlying them and expresses no view on those matters. NatCity Investments did not conduct a physical inspection or appraisal of any of the assets, properties or facilities of the Company, nor was it furnished with any evaluation or appraisal.

     NatCity Investments also assumed that the conditions to the Merger as set forth in the Merger Agreement would be satisfied and that the Merger would be completed on a timely basis in the manner contemplated by the Merger Agreement.

     NatCity Investments' opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date of its opinion. NatCity Investments' opinion does not address any matters after the date of its opinion. Although subsequent developments may affect its opinion, NatCity Investments does not have the obligation to update, revise or reaffirm its opinion.

     The following is a brief summary of the financial and comparative analyses performed by NatCity Investments to arrive at its opinion. This summary is not intended to be an exhaustive description of the analyses performed by NatCity Investments but includes all material factors considered by NatCity Investments in rendering its opinion. NatCity Investments drew no specific conclusions from any of these analyses, but subjectively factored its observations from these analyses into its qualitative assessment of the relevant facts and circumstances.

     Each analysis performed by NatCity Investments is a common methodology utilized in determining valuations. Although other valuation techniques may exist, NatCity Investments believes that the analyses described below, when taken as a whole, provide the most appropriate analyses for NatCity Investments to arrive at its opinion.

  HISTORICAL STOCK TRADING ANALYSES

     NatCity Investments reviewed the historical performance of the Royal shares based on an historical analysis of closing prices and trading volumes for the one month, three month, six month, twelve month, two year and five year periods ended December 6, 2002. NatCity Investments noted that the average closing price for the Royal shares over these periods ranged from $4.37 to $5.30, with the lowest average closing price being the three month average and the highest average closing price being the twelve month average.

     The following chart summarizes these prices and volume of trading of the Royal shares.

                                                                 AVERAGE    DAILY CLOSE
                                                       AVERAGE    DAILY    -------------
PERIOD                                                  CLOSE    VOLUME    HIGH     LOW
------                                                 -------   -------   -----   -----
Latest Month.........................................   $4.75     8,773    $4.99   $4.30
Last 3 Months........................................    4.37    11,563     4.99    3.55
Last 6 Months........................................    5.05    14,157     6.99    3.55
Last 12 Months.......................................    5.30    18,370     7.13    3.55
Last 2 Years.........................................    5.05    15,580     7.13    3.20
Last 5 Years.........................................    5.16    35,212     7.13    2.50

     NatCity Investments also reviewed the distribution of the closing prices of the Royal shares for the prior one year period and five year period compared to the $7.37 per share to be paid to Royal shareholders pursuant to the Merger Agreement.

                                                        TRADING VOLUME AT   TRADING DAYS AT
PRIOR PERIOD                                             OR BELOW $7.37     OR BELOW $7.37
------------                                            -----------------   ---------------
One Year..............................................         100%               100%
Five Years............................................         100%               100%

  DISCOUNTED CASH FLOW ANALYSES

     NatCity Investments analyzed various financial projections prepared by the management of the Company for the five year period 2003 through 2007 and performed a discounted cash flow analysis of the Company, as if the Company were to continue on a stand-alone basis, based on these projections. A discounted cash flow analysis is a methodology used to derive an implied equity value for a corporate entity by discounting to the present its future, unlevered, after-tax free cash flows and an estimated terminal value of the entity. NatCity Investments calculated an implied equity value per share reference range for the Company by discounting to the present the unlevered, after-tax free cash flows that the Company is projected to generate over the five-year period 2003 through 2007 and the terminal value of the Company based on a range of multiples applied to projected 2007

EBITDA. NatCity Investments then compared the implied equity value reference range to the proposed offer price in the Merger. This analysis was repeated in a similar fashion applying a discount to the financial projections as prepared by the management of the Company.

     NatCity Investments believed that a discount to management's projections was appropriate due to several factors that have affected the Company's profitability historically, and that are expected to affect its profitability in the future. These factors include, among others, the continued need by the Company to invest in new product development for both its core upright floor care market as well as ancillary products it sells from time to time. Management's projections assumed that the Company would continually be able to introduce innovative, high margin products to replace maturing products. Because there can be no assurance that the Company will be able to continue to develop new products that can be sold at historical revenue and profitability levels, NatCity Investments focused on the core business and did not assume continual innovation.


     Furthermore, even after new products have been developed and successfully introduced to consumers, the Company faces stiff competition in all of the markets it serves. Its competitors often compete on price and through the incorporation of additional features and benefits into competitive products. This competition negatively impacts profits within the industry. This dynamic is compounded by the fact that the Company relies on large retailers for much of its business and these retailers are focused on providing its customers with low prices. While the Company may be able to expand margins in the short term given the introduction of new products, the Company has been challenged to maintain these margins given this competitive response. NatCity Investments sees no reason for these industry dynamics to change. To the contrary, these dynamics may become more negative given the growing presence in the U.S. market of low cost consumer goods manufactured in Asia and Mexico. While management's projections account for these dynamics, NatCity Investments believed they would have more of an impact on future results than assumed by management based on NatCity Investments' experience with the Company and its industry, discussions with other industry participants and parties interested in acquiring the Company, management's difficulty in meeting past projections for the Company's core business of floor care products, and NatCity Investments' generally conservative approach in analyzing management projections. Taking these company and industry dynamics into consideration, NatCity Investments concluded that a 30% discount to the free cash flows generated by the Company was appropriate in the discounted analysis. With this discount, management's projections are more in line with the historical performance of the Company's core floor care business, which Nat City Investments considered to be the Company's principal sustainable business.


     For purposes of these analyses, NatCity Investments used discount rates of 11.7% to 13.7%, based on the projected weighted average cost of capital, including funded debt, of the Company and terminal 2007 EBITDA multiples of 4.5x to 5.5x, which were derived by reference to the implied public market trading multiples of enterprise value to EBITDA of the selected companies in the Comparable Public Company Analysis as discussed below.

     These analyses indicated an implied equity value per share reference range for the Company of approximately $9.84 to $10.89 and $6.20 to $6.93 in the undiscounted and discounted analysis, respectively. NatCity Investments noted that the proposed offer price of $7.37 per share was below the implied equity value reference range for the Company in the undiscounted scenario, and above the implied equity value reference range for the Company in the discounted scenario.

  COMPARABLE PUBLIC COMPANY ANALYSIS


     NatCity Investments reviewed and compared selected financial data of the Company to financial data of eight publicly traded companies that NatCity Investments considered reasonably similar to the Company in that these companies operate in the household appliances industry. NatCity Investments believed that the companies it selected were comparable, in the aggregate, to the Company. More direct comparisons to competitors in the floorcare industry was not possible because such competitors were divisions or subsidiaries of larger corporations, including some of those listed above, or were privately owned. No single selected comparable company is exactly the same as the Company. For example, any particular comparable company may differ from the Company based on, among other things, the size of the company, the geographic coverage of the company's operations, and the particular markets on which the company focuses. The selected comparable companies included:


- Applica Incorporated    - National Presto Industries, Inc.
- Electrolux AB           - Salton, Inc.
- Helen of Troy, Limited  - Water Pik Technologies, Inc.
- Maytag Corporation      - Whirlpool Corporation

     NatCity Investments reviewed, among other things, enterprise values as a multiple of actual latest twelve month sales, earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, and earnings before interest and taxes, commonly referred to as EBIT. NatCity Investments calculated enterprise values as the market value of equity securities plus indebtedness and minority interests less cash and cash equivalents, as of December 5, 2002. Indebtedness includes any off-balance sheet securitizations. NatCity Investments also reviewed equity values as a multiple of projected 2002 EPS and projected 2003 EPS. EPS projections for the selected companies were based on publicly available median consensus research analyst estimates. Projected financial data for the Company were based on projections provided by the Company's management. Latest twelve month sales, EBITDA and EBIT data for the Company were based on year-end 2002 projected financial statements provided by the Company's management. NatCity Investments then compared the implied multiples derived for the selected companies with the multiples implied in the Merger based on the estimated transaction value of the Merger. For purposes of determining the estimated transaction value of the Merger, NatCity assumed consideration of $7.37 per Royal share to be paid pursuant to the Merger and approximately $45.2 million net in funded debt, including a $22.0 million off-balance sheet securitization, to be assumed by TechTronic. The following table sets forth the implied multiples for the selected companies, as compared to the implied multiples based on the estimated transaction value of the Merger:

                                                                MEDIAN       IMPLIED
                                                              COMPARABLE   TRANSACTION
COMPARABLE PUBLIC COMPANIES                                    MULTIPLE     MULTIPLE
---------------------------                                   ----------   -----------
Multiple of Sales...........................................     0.5x          0.4x
Multiple of EBITDA..........................................     5.2x          5.6x
Multiple of EBIT............................................     6.9x         13.6x
Multiple of 2002 Projected EPS..............................     9.2x         18.6x
Multiple of 2003 Projected EPS..............................     8.8x          5.9x

     NatCity Investments noted that the implied multiples of the Company, based on the transaction value of the Merger, were generally above the median transaction multiples of the selected transactions, with the exception of the Multiples of Sales and 2003 Projected EPS.

     No company utilized in the comparable public company analysis is identical to the Company. NatCity Investments made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of either the Company or Parent. Mathematical analysis (such as determining the mean or median) is not itself a meaningful method of using publicly traded comparable company data.

  COMPARABLE MERGER & ACQUISITION ANALYSIS


     Using publicly available information, NatCity Investments reviewed certain transactions in the household appliances industry completed since November 1999 that had targets with comparable EBITDA margins and enterprise values ranging from approximately $50 million to approximately $500 million. These transactions were chosen because they were business combination transactions that, for purposes of the analysis, NatCity Investments considered reasonably similar to the Merger in that these transactions involved companies in the household appliances industry, were transactions of a comparable size and that occurred in a recent period. NatCity Investments believed that the transactions it selected were comparable, in the aggregate, to the Merger. However, no single selected comparable transaction is exactly the same as the Merger. For example, any particular selected comparable transaction may differ from the Merger based on, among other things, the size of the transaction, the form of consideration paid in the transaction, the structure of the transaction, and the date on which the transaction was consummated. The selected comparable transactions included:


TARGET                                                               ACQUIROR
------                                                               --------
Allegheny Teledyne Consumer.................................   Shareholders
Moulinex SA.................................................   Elfi SA
Kenwood Appliances PLC......................................   De Longhi Pinguino SA
Pifco Holdings PLC..........................................   Salton, Inc.
Fisher & Paykel Appliances..................................   Shareholders

     For each of these transactions, NatCity Investments calculated the ratio of the enterprise value of the transaction to the target company's actual latest twelve month sales, EBITDA and EBIT. NatCity Investments then compared the implied multiples derived for the selected transactions with the multiples implied in the Merger for the Company based on the estimated transaction value of the Merger. All multiples for the selected transactions were based on publicly available information at the time of the announcement of the particular selected transaction. Latest twelve month sales, EBITDA and EBIT data for the Company were based on year-end 2002 projected financial statements provided by the Company's management. The following table sets forth the implied multiples for the selected transactions, as compared to the implied multiples based on the estimated transaction value of the Merger:

                                                                MEDIAN        IMPLIED
                                                              TRANSACTION   TRANSACTION
COMPARABLE M&A TRANSACTIONS                                    MULTIPLE      MULTIPLE
---------------------------                                   -----------   -----------
Multiple of Sales...........................................      0.5x          0.4x
Multiple of EBITDA..........................................      5.5x          5.6x
Multiple of EBIT............................................     10.6x         13.6x

     NatCity Investments noted that the implied multiples of the Company, based on the transaction value of the Merger, were generally above the median transaction multiples of the selected transactions, with the exception of the multiple of Sales.

  LEVERAGED BUYOUT ANALYSES


     NatCity Investments performed leveraged buyout analyses of the Company as a means of establishing the value of the Company assuming its sale to a typical financial buyer. A leveraged buyout involves the acquisition or recapitalization of a company financed primarily by incurring indebtedness that is serviced by the operating cash flow of the company after the leveraged buyout. NatCity Investments analyzed two scenarios, one using management's projections and the second using a 30% discount to management's EBITDA projections for the reasons discussed above in "-- Discounted Cash Flow Analyses." Both scenarios assumed that the Royal shares would be purchased by a financial buyer at a price resulting in a rate of return in excess of 30% for equity investors, 20% for subordinated debt investors, including warrants, and 6-7% for senior debt investors. In both scenarios, NatCity Investments used terminal 2007 EBITDA multiples of 4.5x to 5.5x, which were derived by reference to the implied public market trading multiples of enterprise value to EBITDA of the selected companies in the Comparable Public Company Analysis as discussed above. The first scenario assumed that senior debt and total debt of the company after the leveraged buyout would not exceed 2.28 times and 3.04 times EBITDA, respectively. The second scenario assumed that senior debt and total debt of the company after the leveraged buyout would not exceed 1.83 times and 2.44 times EBITDA, respectively.



     NatCity Investments determined that these rates of return and leverage multiples were consistent with publicly-disclosed multiples of 38 recent leveraged buyout transactions that occurred year-to-date as described in the November 2002 issue of Standard & Poor's Leveraged Commentary & Data. In Standard & Poor's statistical analysis, the average equity contribution to a leveraged buyout was approximately 40%, with the remainder borrowed from senior and subordinated lenders. Based on NatCity Investments' frequent interaction with equity sponsors, subordinated lenders, and commercial bankers, NatCity Investments determined that the expected rates of return on the various capital sources were consistent with the then current market. These analyses implied an equity value per share range of $6.31 to $6.67 in the first scenario, and $4.63 to $4.91 in the second scenario. NatCity Investments noted that the proposed offer price of $7.37 per share was above the implied equity value reference range for the Company in both scenarios.

  PREMIUMS PAID ANALYSIS


     Using publicly available information, NatCity Investments reviewed 37 publicly-disclosed control acquisitions where consideration was cash or cash equivalents that were completed since January 1, 2001, and had equity values above $50 million and below $200 million. These transactions were chosen based on the comparable size of the transactions and the recent period in which the transactions were completed. NatCity Investments believed that the transactions selected were comparable, in the aggregate, to the Merger. However, no single selected transaction is exactly the same as the Merger. For example, any particular selected transaction may differ from the Merger based on, among other things, the size of the transaction, the form of consideration paid in the transaction, the structure of the transaction, the date on which the transaction was consummated, and the industry in which the transaction occurred. NatCity Investments excluded transactions that occurred in the technology and software and financial services industries, which both exhibit industry dynamics that are materially different from the Company's industry. Many technology and software companies are, on average, not profitable or only marginally profitable, and many are in an early or start-up phase of their lifespan relative to a manufacturing company. These relatively young companies most often trade based upon perceived value of their technology. Financial services companies are highly regulated enterprises that often trade as a multiple of book value. In addition, financial service companies are not in the business of manufacturing a tangible product and, as a result, respond differently to changes in economic conditions.



     For each of the target companies involved in the transactions, NatCity Investments examined the closing stock price one day, one week and one month prior to announcement of the transaction. In addition, NatCity Investments calculated the premium of the $7.37 per share that Royal shareholders would receive to the closing prices for Royal shares for the periods one day, one week and one month prior to an assumed announcement date of December 5, 2002, when the Company's closing price per share was $4.84. The following table sets forth the implied premiums for the selected control acquisitions, as compared to the implied premiums based on the price per share offered pursuant to the Merger
Agreement:


                                                       CASH CONSIDERATION    IMPLIED MERGER
PREMIUMS PAID                                          TRANSACTIONS MEDIAN      PREMIUM
-------------                                          -------------------   --------------
One Day..............................................         35.9%              52.3.%
One Week.............................................         45.1%               51.3%
One Month............................................         49.3%               51.0%

NatCity Investments noted that the implied premiums for the Merger are greater than the premiums paid in the selected control acquisitions.

  CONCLUSION

     The summary set forth above describes the principal elements of the presentation made by NatCity Investments to the Royal Board on December 9, 2002. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, the opinion is not readily susceptible to summary description. Each of the analyses conducted by NatCity Investments was carried out in order to provide a different perspective on the Merger and add to the total mix of information available. NatCity Investments did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, NatCity Investments considered the results of the analyses in light of each other and ultimately reached its opinion based upon the results of all analyses taken as a whole. Except as indicated above, NatCity Investments did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, support its determination. Accordingly, notwithstanding the separate factors summarized above, NatCity Investments believes that its analyses must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinion. In performing its analyses, NatCity Investments made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by NatCity Investments are not necessarily indicative of actual value or future results, which may be significantly more or less favorable than suggested by the analyses.

  MISCELLANEOUS

     Pursuant to the terms of an engagement letter dated October 16, 2002, the Company has paid to NatCity Investments a fixed fee for the fairness opinion described herein. In addition, the Royal Board agreed to cause the Company to pay NatCity Investments a fee of $1,250,000 for providing financial advisory services to the Royal Board of directors that is customary in transactions of this nature, which is contingent upon consummation of the Merger, against which will be credited the fixed fee of $250,000 for the fairness opinion described herein. The Royal Board also agreed to cause the Company to reimburse NatCity Investments for its reasonable out-of-pocket expenses, and to indemnify NatCity Investments and related persons against liabilities in connection with its engagement, including liabilities under federal securities laws. The terms of the fee arrangement with NatCity Investments were negotiated at arm's-length between the Royal Board and NatCity Investments.

     NatCity Investments has, in the past, provided investment-banking services to the Company for which NatCity Investments received customary compensation. In the ordinary course of business, NatCity Investments may actively trade the securities of the Company for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in those securities.

     NatCity Investments, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Royal Board selected NatCity Investments based on its experience in transactions similar to the Merger and its reputation in the brokerage and investment communities.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendations of the Royal Board, you should be aware that certain members of the Royal Board and management have interests that are different from, or in addition to, your interests as a holder of Royal shares generally. Each of the members of the Royal Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger.

     We refer you to the information under the headings "Beneficial Ownership of Royal Shares -- Security Ownership of the Company Management" for information regarding our current officers and directors and their share ownership in the Company. The Company's officers and directors who own Royal shares at the Effective Time of the Merger will be entitled, as will all Royal shareholders, to receive $7.37 per share as consideration for their Royal shares.


     In addition, the rights of holders, including participants in compensation plans, of all unexercised options to purchase Royal shares and phantom stock rights will be converted into a right to receive cash for each Royal share issuable or in respect of which payment is due upon the exercise of these options and rights, respectively, in the amount of $7.37 less the applicable exercise price of these options and rights. All unvested options and phantom stock rights outstanding at the Effective Time of the Merger will vest and become immediately exercisable as a result of the transactions contemplated by the Merger Agreement. The following table shows the dollar value of the payments before taxes to be received by the directors and executive officers of the Company with respect to their options and rights that would otherwise be unvested as of March 31, 2003, and which would become vested as a result of the
Merger:


                                                                 TOTAL
NAME                                                            PAYMENT
----                                                           ----------
Michael J. Merriman.........................................   $1,080,403
John P. Rochon..............................................       36,850
E. Patrick Nalley...........................................       36,850
Joseph B. Richey, II........................................       36,850
R. Louis Schneeberger.......................................       36,850
Jack Kahl, Jr...............................................       36,850
Richard C. Farone...........................................      658,062
Richard G. Vasek............................................      609,930
David M. Brickner...........................................      603,680
                                                               ----------
  TOTAL.....................................................   $3,136,325

     Options and phantom stock awards that would otherwise be vested as of March 31, 2003 are included on the table "Security Ownership of Management" on page hereof.


     Michael J. Merriman, President and Chief Executive Officer of the Company, and the Company are parties to an Employment Agreement dated March 14, 2002, pursuant to which Mr. Merriman is entitled to a base salary of $400,000 per year, and participates in the Company's annual management incentive plan ("MIP"). The term of Mr. Merriman's employment agreement is for one year, with automatic renewals unless one party gives notice of its intent not to renew the agreement. In the event of Mr. Merriman's termination without cause, termination due to death or disability, termination for "good reason" (as defined in the agreement), or if the Company gives notice of its intention not to renew the agreement (collectively, a "Triggering Termination"), Mr. Merriman is entitled to severance payments equal to: (a) three times the sum of his then current annual base salary and the average annual bonus based on the prior three years (paid in six semi-annual installments); (b) a prorated portion of his MIP award for the year in which the termination occurs, if applicable; (c) a lump sum severance payment determined annually by the Royal Board (currently $1.5 million); (d) forgiveness of all amounts due on his April 2001 $542,750 note payable to the Company; and (e) continuation of his insurance and other employee benefits for 36 months. If any of these payments or any other payment made by the Company would precipitate an excise tax as a "parachute payment" under the Internal Revenue Code, Mr. Merriman is entitled to receive an amount equal to the amount of those excise taxes plus a tax "gross-up" payment. If a Triggering Termination occurred following a change-in-control (as defined in the agreement), Mr. Merriman's severance payments would be paid in a lump sum. The agreement also contained a covenant by Mr. Merriman not to compete with the Company for up to 36 months following the termination of his employment. In the event of a Triggering Termination, any and all unvested stock options and phantom stock rights held by Mr. Merriman would fully vest.



     In connection with execution of the Merger Agreement and assuming the Merger is consummated, Mr. Merriman's employment agreement is amended whereby, Mr. Merriman has agreed to repay all amounts due on his $542,750 note payable to the Company and forego the other benefits provided in clauses (a) through (e) above in exchange for a lump-sum payment of $742,000, plus the contingent payment described below. Moreover, in the event Mr. Merriman is terminated without "cause", as defined in his new employment agreement, after the Merger, or terminates his employment for "good reason", as defined in his new employment agreement, his severance shall be one-half the sum of his then-current base salary and the average of his annual bonus for the prior three years. The contingent payment equals 34% of the 2003 EBITDA bonus pool, payable on or before April 1, 2004. The 2003 EBITDA bonus pool shall be equal to 50% of the amount by which the Company's EBITDA exceeds $35 million, up to $42 million for fiscal year 2003, excluding bonuses and costs related to the Merger (including, but not limited to, legal and professional fees related to the Merger, non-cash write-offs, and severance costs related to 2003 terminations); provided, however, that the EBITDA bonus pool shall not exceed $3.5 million; provided, further, that, if the EBITDA attributable to the Company's business, excluding EBITDA attributable to the Telezapper product for 2003, does not equal or exceed $30 million, then no 2003 EBITDA bonus pool shall be created. All determinations of EBITDA for purposes of determining the amount of the EBITDA bonus pool and any entitlement to a contingent payment shall be made in accordance with generally accepted accounting principles applied in the United States and consistent with the Company's recent historical practices. Under Mr. Merriman's amended employment agreement, he is entitled to receive a stock option for 2,000,000 shares of TechTronic in May 2003, following release of TechTronic's earnings for fiscal 2002.


     The Company has entered into severance agreements with Messrs. Farone, Vasek and Brickner that are designed to retain these executives and provide for continuity of management in the event of any actual or threatened change in the control of the Company. Each agreement only becomes operative upon a "change in control" as defined in the agreements. For three years after a change in control, if an executive's employment were terminated for reasons other than "cause" (as defined in the agreements), the executive would be entitled to receive a severance amount equal to three times of his then base salary. The Company could make an additional payment to reimburse the executives for excise tax payments, if any, triggered by the foregoing severance payments. All options and stock rights held by the executives with respect to the Company's common stock became immediately exercisable upon the date of termination of employment and remain exercisable for a period of up to three years.

     In connection with the execution of the Merger Agreement, Messrs. Farone, Vasek and Brickner agreed to amend their severance agreements. In exchange for lump sum payments of $311,000, $289,000 and $251,000, respectively, and the contingent payments described below, Messrs. Farone, Vasek and Brickner each agreed to new one-year employment contracts that provide for severance payments in the event of their termination of employment for reasons other than "cause" or for "good reason", as defined in their new agreements. The severance payments equal one-half the sum of the then current salary of the executive plus the average of the annual bonus for the prior three years. The contingent payment for each officer equals 12% of the 2003 EBITDA bonus pool, payable on or before April 1, 2004. Under their new employment agreements, Messrs. Farone, Vasek and Brickner each are entitled to receive stock options for 1,000,000 shares of TechTronic in May 2003, following release of TechTronic's earnings for fiscal 2002.


     The Company has change-in-control agreements with several other officers of the Company that provided severance payments to each such person equal to two or three times his or her then base salary. These individuals have also entered into new agreements that provide an aggregate lump sum payment of $1,349,000, plus an aggregate contingent payment equal to 30% of the 2003 EBITDA bonus pool. Payment of any monies from the 2003 EBITDA bonus pool is contingent on the Company's 2003 EBITDA exceeding $35 million. The Company has not achieved $35 million in EBITDA in any of the last three years, and no contingent payments would be made if these results were replicated. The 2003 projections provided to TechTronic and utilized by NatCity Investments, which assume the Company no longer has the cost of being a public company, estimated 2003 EBITDA at $42 million before the 2003 EBITDA bonus pool payments and merger-related costs. Were the Company to achieve these results, the aggregate contingent payments would be $3.5 million.


GOVERNMENTAL AND REGULATORY MATTERS


     Under the Hart-Scott Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and rules promulgated by the Federal Trade Commission (the "FTC"), certain acquisitions may not be consummated unless certain information has been furnished to the Antitrust Division of the United States Department of Justice and the FTC and the applicable waiting period requirements have been satisfied. The Merger is subject to these requirements.



     Pursuant to the requirements of the HSR Act, TechTronic filed the required Notification and Report Forms (the "Forms") with the Antitrust Division and the FTC on February 6, 2003. Neither governmental agency requested additional information and TechTronic and the company received notice that their request for early termination of the statutory waiting period applicable to the Merger was granted on February 20, 2003.


     The Antitrust Division and the FTC frequently scrutinize the legality of transactions under the antitrust laws. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could, notwithstanding termination of the waiting period, take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger or divestiture of assets of the Company or TechTronic. Private parties and State Attorneys General may also bring legal actions under the antitrust laws.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following discussion summarizes the material U.S. Federal income tax consequences of the Merger. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (referred to as the "Code" in this proxy statement), the regulations promulgated under the Code, Internal Revenue Service rulings, and judicial and administrative rulings in effect as of the date of this proxy statement, all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of federal income taxation that may be relevant to a holder of Royal shares in light of the shareholder's particular circumstances or to those holders of Royal shares subject to special rules, such as shareholders who are not citizens or residents of the United States, shareholders who are financial institutions or broker-dealers, tax-exempt organizations, insurance companies, dealers in securities, foreign corporations, shareholders who acquired their Royal shares through the exercise of options or similar derivative securities or shareholders who hold their shares as part of a straddle or conversion transaction. This discussion also does not address the U.S. federal income tax consequences to holders of options to purchase Royal shares or phantom stock rights in respect of Royal shares. This discussion assumes that holders of Royal shares hold their respective shares as capital assets within the meaning of Section 1221 of the Code. No ruling from the Internal Revenue Service will be applied for with respect to the federal income tax consequences discussed herein and accordingly there can be no assurance that the Internal Revenue Service will agree with the positions described in this proxy statement.

     Cash payments received by Royal shareholders upon redemption of their Royal shares will be treated as received in exchange for their shares, and gain or loss will be recognized for federal income tax purposes on receipt of the cash payment, measured by the difference between the amount of cash received and the basis of Royal shares redeemed. The gain or loss will be long term capital gain or loss if Royal shares are considered to have been held for more than one year at the time of the Merger.

     If a Royal shareholder perfects dissenter's rights with respect to its Royal shares, this holder should generally recognize capital gain or loss at the Effective Time of the Merger in an amount equal to the difference between the "amount realized" and the adjusted tax basis of its Royal shares. For this purpose, although there is no authority directly on point, the amount realized generally should equal the trading price of Royal shares at the Effective Time of the Merger. This holder should also recognize capital gain or loss at the time the appraised fair cash value is received, to the extent the payment exceeds or is less than the amount realized at the Effective Time of the Merger. In addition, a portion of the payment may be characterized as interest income.

     Certain non-corporate holders of Royal shares may be subject to backup withholding at a rate of 31% on cash payments received pursuant to the Merger. Backup withholding will not apply, however, to a holder of Royal shares who furnishes a taxpayer identification number and certifies that he or she is not subject to backup withholding on the substitute Form W-9 included in the transmittal letter, who provides a certificate of foreign status on Form W-8, or who is otherwise exempt from backup withholding. A holder of Royal shares who fails to provide the correct tax identification number on Form W-9 may be subject to a $50.00 penalty imposed by the Internal Revenue Service.

     THE ABOVE DISCUSSION OF POTENTIAL TAX CONSEQUENCES MAY NOT APPLY TO CERTAIN CATEGORIES OF SHAREHOLDERS SUBJECT TO SPECIAL TREATMENT UNDER THE INTERNAL REVENUE CODE. THE COMPANY SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING ANY FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES OF THE MERGER.

RECENT LITIGATION AND OTHER DEVELOPMENTS

     Since November 13, 2002, when the Company filed its report on Form 10-Q for the period ended September 30, 2002, the following developments, which shareholders may deem important, have occurred:

     The Company filed a lawsuit in federal court, in the Northern District of Ohio against Euro-Pro Corporation and Sanyo North America Corporation (together referred to as "Defendants") on November 15, 2002, under the patent, trademark and unfair competition laws of the United States. The complaint asserts that Defendants infringe certain patents relating to bagless technology held by the Company. The Company seeks damages, injunction on future production and legal fees.

     On December 11, 2002, the Company announced that it had entered into a cross license agreement with Matsushita Home Appliances ("Panasonic") with respect to certain patents and related intellectual property rights. Panasonic has received a license to continue to manufacture and market bagless upright vacuum cleaner products under the Royal bagless upright patent portfolio. Royal received a license to continue to manufacture and market vacuum cleansers under patents for certain Panasonic technology. The agreement will result in ongoing positive cash payments to Royal beginning in the fourth quarter of 2002.

     Phone Zap, LLC ("Phone Zap") filed a lawsuit in United States District Court, District of Columbia, against the Company and its subsidiary, Privacy Technologies, Inc. on January 6, 2003, under the patent, trademark and unfair competition laws of the United States. The complaint asserts trademark infringement by the Company through the use of the Company's Telezapper(R) trademark. The Company is vigorously defending the suit and believes it is without merit. If Phone Zap were to prevail on all its claims, it could have a material adverse effect on the consolidated financial position, results of operations, or cash flows of the Company.

DISSENTERS' RIGHTS OF ROYAL SHAREHOLDERS

     In the Merger, Merger Sub will be merged with and into the Company, with the Company as the corporation surviving the Merger. Each Royal share outstanding on the Record Date (except for treasury shares of the Company and shares, if any, for which the holders perfect their dissenters' rights under Ohio law) will be converted into the right to receive $7.37 per share.

     If the Merger is completed, holders of Royal shares outstanding on the Record Date will have certain rights under the Ohio Revised Code to dissent and demand dissenters' rights and to receive payment in cash of the fair cash value of their Royal shares. Royal shareholders who vote in favor of the Merger will not be entitled to relief as dissenting shareholders. Holders of shares not voted or voted against adopting the Merger Agreement will retain their dissenters' rights. To perfect rights as a dissenting shareholder, a Royal shareholder must deliver to the Company a written demand for payment of the fair cash value of the shares for which relief is sought. This demand for payment must be delivered no later than 10 days after the Royal shareholders vote to adopt the Merger Agreement. If the Company then sends a dissenting shareholder a request for the certificates representing Royal shares for which relief is sought, the dissenting shareholder must return the certificates requested to the Company so that they may be endorsed with a legend stating that a demand for the fair cash value of the holder's Royal shares has been made. Failure to deliver the certificates within 15 days from the date Company's sends its request for them may, at the Company's option, result in a loss of all dissenters' rights under Ohio law. Unless the Company and the dissenting shareholder come to an agreement as to the fair cash value per Royal share for which the dissenting shareholder seeks relief within three months after the service of the demand for payment by the dissenting shareholder, either the dissenting shareholder or the Company may file a complaint in court. Other dissenting shareholders may join as plaintiffs or defendants in the resulting proceeding at that time.

     If the shareholder complies with the statutory procedures for exercising or perfecting dissenters' rights in accordance with Sections 1701.84 and 1701.85 of the Ohio Revised Code, then a judicial determination will be made as to the fair cash value required to be paid to the objecting shareholder for the holder's Royal shares. Any judicial determination of the fair cash value will be based on the amount that a willing seller, under no compulsion to sell, would be willing to accept, and a willing buyer, under no compulsion to purchase, would be willing to pay. In determining the fair cash value of Royal shares, a court is required to take into account all relevant factors, excluding any appreciation or depreciation in market value resulting from the proposal of the Merger. Accordingly, a determination could be based upon considerations other than, or in addition to, the market value of Royal shares, including, among other things, asset values and earning capacity. The value so determined may be more or less than the price per Royal share to be paid in the Merger but in no event can the value so determined exceed the amount specified in the demand of a particular shareholder.

     From the time written demand for payment of the fair cash value is given until either the termination of the rights and obligations arising from the demand or the purchase of the shares related thereto, all rights accruing to the dissenting shareholder, including voting and dividend or distribution rights, will be suspended. If any dividend or distribution is paid in money on Royal shares during the suspension or if any dividend, distribution or interest is paid in money upon any securities issued in extinguishment of or in substitution for the shares, an amount equal to the dividend, distribution or interest that would have been payable on the shares, but for the suspension, shall be paid to the holder of record of the shares as a credit against the fair cash value of the shares. If the right to receive the fair cash value is terminated other than by the purchase of the shares, all rights will be restored to the objecting shareholder and any distribution that would have been made to the holder of record of the shares, but for the suspension, will be made at the time of termination.

     The foregoing summary of the rights of dissenting shareholders under Ohio law does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise any available dissenters' rights and is qualified in its entirety by reference to the full text of Section 1701.84 and
Section 1701.85 of the Ohio Revised Code attached as ANNEX C and incorporated herein by this reference. The preservation and exercise of dissenters' rights are conditioned on strict adherence to the applicable provisions of the Ohio Revised Code.

CERTAIN RELATIONSHIPS WITH TECHTRONIC OR THE COMPANY

     Except as set forth in this proxy statement, neither TechTronic nor the Company, nor to their respective knowledge, any of their respective directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies.


     TechTronic manufactures finished products bearing the Dirt Devil name for the Company. During 2000, 2001 and 2002, the Company has purchased approximately $30 million, $45 million and $54 million, respectively, of TechTronic products. Further, in late 2002, TechTronic purchased a trade name of another line of floor care products from a third party. Royal has agreed to handle customer service for all existing products previously sold utilizing the trade name on a cost plus 10% basis.

     As of the date of this proxy statement, neither TechTronic nor any of its subsidiaries own any Royal shares. To the best of TechTronic's knowledge, no officers or directors of TechTronic own shares or have interests in the Company.

FEES AND EXPENSES

     Except in the event the Merger Agreement is terminated under the circumstances described in "The Merger Agreement -- Termination; Termination
Fee" beginning on page           , all costs and expenses incurred in connection
with the Merger Agreement and the transaction it contemplates will be paid by the party incurring these costs or expenses, whether or not the Merger is consummated.

DELISTING AND DEREGISTRATION OF SHARES

     Royal shares currently are listed on the New York Stock Exchange under the symbol "RAM". Upon the consummation of the Merger, Royal shares will be delisted from the New York Stock Exchange and deregistered under the Securities Exchange Act of 1934, as amended.

                       TECHTRONIC SHAREHOLDERS' APPROVAL


     The Merger constitutes a major transaction for TechTronic under the Listing Rules of The Stock Exchange of Hong Kong Limited (the "Hong Kong Exchange") and requires the approval of the holders of a majority of the outstanding shares of TechTronic at an extraordinary general meeting ("EGM"). A circular, prepared in accordance with the rules of the Hong Kong Exchange, containing details of the Merger and notice convening the EGM on or about March 24, 2003 is expected to be dispatched to TechTronic shareholders on or about March 5, 2003. The Board of Directors of TechTronic has resolved to recommend the Merger to its shareholders, and the executive members of the Board of Directors who are TechTronic shareholders eligible to vote at the EGM have expressed their respective intentions to vote their shares in favor of the Merger. Inasmuch as such executive members hold approximately 31% of the outstanding shares, approval of the Merger by the TechTronic shareholders is expected.


                       SELECTED HISTORICAL FINANCIAL DATA

     The following table sets forth selected consolidated financial data for the Company for each of the five years in the period ended December 31, 2001, and for the nine month period ended September 30, 2002. The results for the nine months ended September 30, 2002 are not necessarily indicative of results for the full year. Certain prior year amounts have been reclassified to conform to the presentation used in 2002. The data for the five years ended December 31, 2001, should be read in conjunction with the Company's consolidated financial statements reported on Form 10-K, as amended, for the year ended December 31, 2001, and the data for the period ended September 30, 2002 should be read in conjunction with the Company's unaudited consolidated financial statements reported on Form 10-Q for the quarter ended September 30, 2002.


     No pro forma data giving effect to the Merger is provided because the Company does not believe pro forma information is material to shareholders in evaluating the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, since (1) the consideration offered to Royal Shareholders is all cash and (2) if the Merger is completed, the Company's public shareholders will no longer have any equity interest in the Company. The Company's consolidated financial statements for the year ended December 31, 2001, which have been audited by PricewaterhouseCoopers LLP, independent accountants, are incorporated by reference in this proxy statement from the Company's Annual Report on Form 10-K for the period ended December 31, 2001, and the Company's unaudited consolidated financial statements for the quarter ended September 30, 2002 are incorporated in this proxy statement by reference to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2002. Certain prior year amounts have been reclassified to conform to the 2002 presentation.

                                  NINE MONTHS
                                     ENDED                     YEAR ENDED DECEMBER 31,
                                 SEPTEMBER 30,   ----------------------------------------------------
                                     2002          2001       2000       1999       1998       1997
                                 -------------   --------   --------   --------   --------   --------
                                  (UNAUDITED)      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENTS OF
  OPERATIONS:
Net Sales......................    $272,259      $421,310   $401,515   $401,295   $278,014   $320,417
Cost of Sales..................     216,481       325,746    315,849    304,452    208,861    229,469
                                   --------      --------   --------   --------   --------   --------
  Gross margin.................      55,778        95,564     85,666     96,843     69,153     90,948
Selling, general and
  administrative expenses......      51,261        77,586     72,986     71,160     63,640     68,319
Charging for tooling
  obsolescence.................          --            --         --      2,621         --         --
                                   --------      --------   --------   --------   --------   --------
  Income from operations.......       4,517        17,978     12,680     23,062      5,513     22,629
Interest expense, net..........       1,042         2,415      3,503      1,401      1,521      1,412
Receivable securitization and
  other expense (income),
  net..........................         589         1,181      1,713      1,369       (140)     1,033
                                   --------      --------   --------   --------   --------   --------
  Income before taxes..........       2,886        14,382      7,464     20,292      4,132     20,184
Income tax expense.............         996         5,058      1,525      7,610      1,606      7,777
                                   --------      --------   --------   --------   --------   --------
  Net Income...................    $  1,890      $  9,324   $  5,939   $ 12,682   $  2,526   $ 12,407
                                   ========      ========   ========   ========   ========   ========
BASIC EARNINGS PER SHARE
Weighted average number of
  common shares outstanding (in
  thousands)...................      13,036        13,731     15,083     18,155     21,368     23,553
Earnings per share.............    $    .14      $    .68   $    .39   $    .70   $    .12   $    .53
DILUTED EARNINGS PER SHARE
Weighted average number of
  common shares and equivalents
  outstanding (in thousands)...      13,941        14,297     15,574     18,371     21,562     23,944
Earnings per share.............    $    .14      $    .65   $    .38   $    .69   $    .12   $    .52
CONSOLIDATED BALANCE SHEET DATA
  (AT END OF MONTH PERIOD)
Working capital................    $ 48,245      $ 32,566   $ 39,885   $ 38,950   $ 30,240   $ 32,486
Total assets...................     148,573       140,444    138,552    151,892    117,480    134,947
Long-term debt.................      44,870        33,978     48,537     34,704     18,426     13,672
Shareholders' equity...........      37,716        38,622     31,053     44,669     46,723     60,219

     On February 13, 2003, the Company announced its sales and income for the quarter and year ended December 31, 2002, as follows:



                                                  THREE MONTHS ENDED   TWELVE MONTHS ENDED
                                                  DECEMBER 31, 2002     DECEMBER 31, 2002
                                                  ------------------   -------------------
                                                      (IN THOUSANDS, EXCEPT SHARES AND
                                                             PER SHARE AMOUNTS)
                                                     (UNAUDITED)           (UNAUDITED)
Net sales.......................................       $117,467             $389,726
Cost of sales...................................         85,211              301,692
  Gross margin..................................         32,256               88,034
Selling, general and administrative expenses....         23,423               74,684
  Income from operations........................          8,833               13,350
Interest expense, net...........................            371                1,413
Litigation settlement, receivable securitization
  and other expense (income), net...............         (3,561)              (2,972)
  Income before income taxes....................         12,023               14,909
Income tax expense..............................          4,348                5,344
                                                       --------             --------
  Net income....................................          7,675                9,565
                                                       --------             --------
Basic Weighted average number of common shares
  outstanding (in thousands)....................         12,823               12,983
Earnings per share..............................       $    .60             $    .74
Diluted Weighted average number of common shares
  and equivalents outstanding (in thousands)....         13,696               13,877
Earnings per share..............................       $    .56             $    .69

                              THE MERGER AGREEMENT

     The following is a summary of the material terms of the Merger Agreement. The summary is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as ANNEX A and is incorporated herein by reference. You are urged to read the entire Merger Agreement as it is the legal document that governs the Merger.

THE MERGER

     The Merger Agreement provides that subject to the conditions summarized below, Merger Sub will merge with and into the Company. Following the completion of the Merger, Merger Sub will cease to exist as a separate entity, and the Company will continue as the surviving corporation.

EFFECTIVE TIME

     The Merger will become effective upon the filing of a certificate of Merger with the Secretary of State of the State of Ohio in accordance with the Ohio Revised Code, or at another time as is agreed upon by the Company, TechTronic and Merger Sub and specified in the certificate of Merger. The time at which the Merger becomes effective is referred to as the "Effective Time" in this proxy statement.

MERGER CONSIDERATION

     At the Effective Time, each Royal share outstanding immediately before the Effective Time will be cancelled and automatically converted into the right to receive $7.37 in cash, without any other payment thereon, with the following exceptions:

     - treasury shares owned by the Company subsidiaries will be cancelled without any payment thereon; and

     - shareholders who have perfected their dissenters' rights will receive payment in cash of the fair value of their shares in accordance with Ohio law.

PAYMENT PROCEDURES

     Before the Effective Time, Merger Sub will deposit the consideration to be paid in the Merger with an exchange agent acceptable to the Company and TechTronic. As soon as practicable after the Effective Time, TechTronic or the exchange agent will send to each holder of Royal shares a letter of transmittal and instructions to effect the surrender of the share certificates or other documentation that represent Royal shares or options, phantom stock rights or any other security entitled to receive payment under the Merger Agreement, if any, in exchange for payment of the consideration offered in respect of these shares or options, phantom stock rights or other security entitled to receive payment under the Merger Agreement. You should not forward share certificates or other documentation with the enclosed proxy card. You should surrender certificates representing Royal shares only after receiving instructions from the exchange agent or TechTronic.

     Each Royal shareholder will be entitled to receive the consideration offered Royal shareholders, after giving effect to any required tax withholdings, only upon surrender to the exchange agent of the relevant share certificates, together with a properly completed letter of transmittal. TechTronic will not pay interest on the consideration offered to Royal shareholders. The exchange agent will not make payments to any person who is not the registered holder of the certificates surrendered unless the certificate is properly endorsed or otherwise in proper form for transfer. Further, the person requesting this payment will be required to pay any transfer or other taxes required as a result of this payment to a person other than the registered holder of the certificate surrendered, or establish to the satisfaction of the exchange agent that the tax has been paid or is not payable.

STOCK OPTIONS AND PHANTOM STOCK RIGHTS

     The Merger Agreement provides that the Company will take such actions as are required to adjust the terms of all outstanding options to purchase Royal shares and all outstanding phantom stock awards in respect of Royal shares, so that, at the Effective Time, (i) each outstanding option (whether or not then exercisable or vested) will become fully exercisable and vested and each outstanding right (whether or not then exercisable) will become fully exercisable and vested, (ii) each option and right will be cancelled and (iii) in consideration of such cancellation, each holder of options will receive, for each Royal share issuable upon the exercise of such options, cash in the amount of $7.37 less the applicable exercise price and each holder of phantom stock awards will receive for each Royal share issuable in payment for such award cash in the amount of $7.37. The Merger Agreement further provides that the Company has agreed not to grant any new options to purchase Royal shares or phantom stock awards.

NO FURTHER OWNERSHIP RIGHTS IN THE COMPANY

     After the Effective Time, the holders of Royal shares will no longer have any rights as a shareholder, except for the right to either exercise dissenters' rights as permitted under the Ohio Revised Code or surrender his, her or its certificates representing the Royal shares in exchange for the right to receive the consideration offered to Royal shareholders represented by the delivered certificates at the time of surrender. After the Effective Time, no transfer of shares shall be made on the share transfer books of the Company except as contemplated by the Merger Agreement. Any certificates representing Royal shares presented after the Effective Time for transfer will be cancelled and exchanged for the right to receive the consideration offered to Royal shareholders.

DIRECTORS AND OFFICERS


     The Merger Agreement provides that the directors and officers of Merger Sub immediately before the Effective Time will be the directors and officers of the Company after the Merger.


REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties made by the Company to TechTronic, Acquiror, and Merger Sub, subject to identified exceptions, including representations and warranties relating to:

     - due incorporation or organization, valid existence, good standing and requisite power of the Company;

     - subsidiaries of the Company;

     - capitalization of the Company;

     - subject to adoption of the Merger Agreement by holder of two-thirds of Royal shares outstanding on the Record Date, the authorization, execution, and delivery of the Merger Agreement by the Company and the enforceability of the Merger Agreement against the Company;

     - absence of any conflict between execution and delivery of the Merger Agreement and consummation of the transactions contemplated by the Merger Agreement, including the Merger, on the one hand, and the Company's and its subsidiaries' organizational documents and any contracts and documents applicable to the Company, its subsidiaries, or their assets, on the other hand, except for conflicts that would not have a Material Adverse Effect;

     - required consents and approvals by third parties other than Royal shareholders and including any governmental entities with certain exceptions for filings that are required by securities and antitrust laws or would not have a Material Adverse Effect;

     - the Company has not incurred since September 30, 2002 any undisclosed liabilities except for liabilities that would not have a Material Adverse Effect;

     - the accuracy of the information supplied by the Company in this proxy statement and other documents required to be filed with the Securities and Exchange Commission in connection with the Merger;

     - compliance with laws (including environmental matters) and litigation;

     - labor, employment and matters related to the Employee Retirement Income Security Act of 1974, as amended and other compliance and compensation matters (including employee benefit plans);

     - filing of tax returns and payment of taxes;

     - intellectual property;

     - problems with customers and suppliers, if any;

     - brokers' and advisors' fees with respect to the Merger;

     - the opinion of a financial advisor;

     - the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, by the Royal Board;

     - the inapplicability of takeover statutes or regulations to the Merger;

     - certain business practices;

     - real property of the Company and its subsidiaries;

     - the Company's properties and accounts;

     - material licenses and permits;

     - product liability and warranties;

     - the enforceability and compliance with material contracts;

     - insurance; and

     - indebtedness for borrowed funds.

     The Merger Agreement contains various representations and warranties made by TechTronic, Acquiror, and Merger Sub to the Company, subject to identified exceptions, including representations and warranties relating to:

     - due organization, valid existence, good standing and requisite power of TechTronic, Acquiror and Merger Sub;

     - authorization, execution, delivery and enforceability of the Merger Agreement;

     - absence of any conflict between the Merger Agreement and TechTronic's, Acquiror's and Merger Sub's organizational documents, applicable laws or judgments, and any other contracts and documents;

     - required consents and approvals, including the approval of TechTronic's shareholders;

     - the accuracy of the information supplied by TechTronic, Acquiror and Merger Sub in this proxy statement and any other documents required to be filed with the Securities and Exchange Commission in connection with the Merger.

     The representations and warranties in the Merger Agreement will not survive beyond the Effective Time.

CONDUCT OF THE COMPANY'S BUSINESS PRIOR TO THE MERGER

     From December 16, 2002 to the Effective Time, the Company and its subsidiaries are required to comply with certain restrictions on their conduct and operations. These restrictions are described below and apply before the closing of the Merger, except as otherwise permitted under the Merger Agreement or to the extent that TechTronic consents in writing, which consent cannot be unreasonably withheld. In general, the Company will use its reasonable efforts to conduct business in the Ordinary Course of Business (as defined in the Merger Agreement) consistent with past practices and in compliance with all Legal Requirements (as defined in the Merger Agreement).

     The Company agreed to use all reasonable efforts to:

     - Preserve intact its business organization and relationships.

     - Keep its current officers and employees.

     - Not make any provision for dividends, stock splits, recapitalizations, issuances, purchases, or the creation of any lien (as defined in the Merger Agreement) on or regarding any of its securities, except in accordance with the Merger Agreement.

     - Not amend its articles of incorporation, code of regulations, or other organizational documents or merge or consolidate with a third party.

     - Not acquire or dispose of any material assets, except for purchases in accordance with a previously approved capital expenditure budget and the sale of inventory, obsolete equipment for fair market value, and excess equipment not to exceed $3,000,000 in the aggregate.

     - Not sell, lease or otherwise encumber any of its properties or assets other than in the ordinary course of business (as defined in the Merger Agreement) consistent with past practice.

     - Not take any action that would cause the representations and warranties set forth in the Merger Agreement to no longer be true and correct.

     - Not amend, modify or waiver any provision of the Company rights agreement (as defined in the Merger Agreement) or redeem the rights issued thereunder, unless the Royal Board has determined in good faith, after consultation with outside counsel, to permit a Superior Proposal (as defined in the Merger Agreement and on page below).

     - Not make any change in accounting methods or cash management.

     - Not increase the compensation of any officers, directors or key employees (except in the case of non-officers and directors in the Ordinary Course of Business), expand an existing benefit plan, enter into or modify any employment or severance agreement with any officer or director or employee of the Company or its subsidiaries, enter into a collective bargaining agreement, or enter into a material transaction with any director, executive officer, or key employee of the Company.

     - Not materially modify, amend, or terminate any of the Company's material contracts.

     - Not create or suffer to exist any liens or restrictions with respect to any of the assets or properties of the Company or its subsidiaries.

     - Not make a material tax election or settle or compromise any material income tax liability.

     - Not materially waive or modify any confidentiality or standstill agreement or make any payments that have not been reserved against in the Company's most recent consolidated financial statements (or the notes thereto).

     - Not make any payment or incur any liability for the purpose of obtaining a consent from a third party to the transactions contemplated by the Merger Agreement.

     - Keep in full force and effect the Company's current insurance coverage.

     - Not materially accelerate the collection of receivables or defer the payment of payables.

     - Not permit any purchase of Royal shares by the Company or any of its subsidiaries at a price higher than $7.37 per share.

     - Not fail to inform TechTronic of any event that could reasonably be expected to result in a breach of any representation or warranty in the Merger Agreement and enter into an agreement or arrangement to do any of the foregoing.

These restrictions do not apply to any transaction between the Company and any wholly owned subsidiary of the Company. In addition, the Company, TechTronic, and Acquiror have agreed not to take any action that would reasonably be expected to result in the failure of any of the conditions to the Merger set forth in the Merger Agreement. The Company and Acquiror will give prompt oral and written notice to the other party of (i) any event likely to cause a Material Adverse Change or any representation or warranty to be untrue or inaccurate or (ii) any failure of the Company, Acquiror, or TechTronic to comply with the Merger Agreement.

PREPARATION OF PROXY STATEMENT

     The Company and TechTronic have agreed that the information provided by each of them for use in this proxy statement related to the Merger will be true and correct in all material respects and will not omit any material fact required to be stated therein or necessary in order to make this information not misleading on the date this proxy is first mailed to Royal shareholders and on the date of the Special Meeting. Each of the Company, TechTronic, Acquiror, and Merger Sub has also agreed to correct any information provided by it for use in this proxy statement that has become false or misleading.

NON-SOLICITATION

     The Merger Agreement provides that the Company will not, and will not authorize or permit any of its subsidiaries, officers, directors or employees, investment bankers, attorneys, accountants or other advisors or representatives, to directly or indirectly:

     - solicit, initiate or encourage the submission of, any Company Takeover Proposal (as defined below), including by furnishing information; or

     - participate in any discussions or negotiations regarding a Company Takeover Proposal.

     For purposes of the Merger Agreement and this proxy statement, a "Company Takeover Proposal" means any inquiry, proposal or offer from any person relating to a:

     - direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income, or the assets of the Company and its subsidiaries, taken as a whole;

     - direct or indirect acquisition or purchase of 20% or more of any class of equity securities of the Company or any of its subsidiaries whose business constitutes 20% or more of the net revenues, net income, or assets of the Company and its subsidiaries, taken as a whole;

     - tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries whose business constitutes 20% or more of the net revenues, net income, or assets of the Company and its subsidiaries, taken as a whole; or

     - merger, consolidation, business combination, recapitalization, liquidation, dissolution, or similar transaction involving the Company or any of its subsidiaries whose business constitutes 50% or more of the net revenues, net income, or assets of the Company and its subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement.

     After the Royal Board consults with its legal, financial and other advisors to determine its fiduciary duties, the Company may, before the Special Meeting and in response to a Superior Proposal that was not solicited and did not result from a breach of the non-solicitation provision of the Merger Agreement:

     - furnish information with respect to the Company and its subsidiaries to the person making a Superior Proposal and its representatives pursuant to a confidentiality agreement; and

     - participate in discussions or negotiations with the person making a Superior Proposal and its representatives regarding the Superior Proposal.

     "Superior Proposal" means any bona fide written offer for a Company Takeover Proposal by a third party that, the Board of Directors of the Company determines in good faith, has the good faith intent to proceed with negotiations and the financial and other capabilities to consummate the Company Takeover Proposal, taking into account, among other things, the legal, financial, regulatory, and other aspects of such Company Takeover Proposal, (i) on terms which the Board of Directors of the Company determines in its good faith judgment (based on the advice of its legal and financial advisors) is more favorable to the constituencies of the Company that may be considered by the directors of the Company under Section 1701.59(E) of the Ohio General Corporation Law, and (ii) that is reasonably capable of being completed.

     Furthermore, the Merger Agreement provides that the Royal Board may not, unless the Merger Agreement is terminated in accordance with its terms:

     - withdraw or adversely modify, or publicly propose to adversely withdraw or modify, its approval or recommendation of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger;

     - approve any letter of intent, agreement in principle, acquisition agreement or similar agreement providing for any Company Takeover Proposal; or

     - approve or recommend, or publicly propose to approve or recommend, any Company Takeover Proposal.

     In addition, in the event of an unsolicited bona fide Company Takeover Proposal as described above, the Merger Agreement provides that the Company must promptly notify TechTronic of any request for information or

Company Takeover Proposal and of the material terms of the request or Company Takeover Proposal. The Company also agreed to keep TechTronic reasonably informed of the status and details of any request for information or Company Takeover Proposal.

CONFIDENTIALITY; PUBLIC ANNOUNCEMENT

     TechTronic and the Company have agreed that, except as provided in the non-solicitation provision, they will not make any additional public disclosures without the prior consent of the other (which consent may not be unreasonably withheld) as to the content and timing of this disclosure. However, either party may make these disclosures as may be required to comply with applicable law, regulations or New York or Hong Kong Stock Exchange requirements, as long as the other party is afforded (to the extent practicable) prior notice thereof.

ACCESS TO INFORMATION

     The Company has agreed to give TechTronic and its authorized representatives full access to the offices and other facilities, and to all books and records, of the Company and its subsidiaries (including access to perform environmental studies, if deemed necessary or appropriate by Acquiror). This access is subject to the terms of a confidentiality agreement between Acquiror and the Company and can only occur after reasonable notice and at reasonable times without undue disruption to the Company's business. Any review will be limited to confirming the accuracy of the representations and warranties of the Company contained in the Merger Agreement.

AGREEMENT TO USE REASONABLE COMMERCIAL EFFORTS

     Subject to the terms and conditions of the Merger Agreement (including the limitations provided in the Merger Agreement regarding the fiduciary duties of the Royal Board), the Company, TechTronic, Acquiror, and Merger Sub have agreed to use their respective reasonable commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by the Merger Agreement and to cause the conditions to the closing to be satisfied.

NOTIFICATION OF CERTAIN MATTERS

     The Company, on the one hand, and TechTronic, Acquiror, and Merger Sub, on the other hand, have agreed to promptly notify in writing the other party of:

     - the occurrence or non-occurrence of any fact or event that would be likely to cause:

        - any representation or warranty contained in the Merger Agreement to be untrue or inaccurate in any respect; or

        - a Material Adverse Change; and

     - any failure of the Company, TechTronic, or Acquiror to comply with or satisfy any covenant or condition under the Merger Agreement.

     It should be noted, however, that notification will not affect the representations or warranties of, or the remedies available to, any party to the Merger Agreement.

INDEMNIFICATION AND INSURANCE


     TechTronic will, and will cause the surviving corporation to, indemnify and hold harmless the current or former employees, directors, or officers of the Company and its subsidiaries for all acts or omissions by them in their official capacities or taken at the request of the Company that occur before the Effective Time. This indemnity may be limited by Ohio law. Any indemnification arrangements or agreements of the Company or its subsidiary will survive the Merger and continue in full force and effect without amendment or modification except as required by law.



     Furthermore, for a period of six years following the Effective Time the surviving corporation will maintain in effect the Company's current directors' and officers' liability insurance policy or enter into a policy providing at least comparable coverage. This coverage must apply to persons who are currently covered by the Company's policy. However, the surviving corporation is not required to expend in any one year an amount in excess of

200% of the estimated 2003 premium for this insurance. If the coverage can only be obtained at an annual premium that exceeds this amount, the surviving corporation will be obligated to obtain as much insurance as can be obtained for an annual premium not exceeding this amount. This obligation will pass to any successor of the surviving corporation.


CLOSING DELIVERIES

  THE COMPANY

     At the closing of the Merger, the Company has agreed to deliver the following documents:

     - a certificate executed on behalf of the Company by its Chief Executive Officer to the effect that (i) the representations and warranties of the Company contained in the Merger Agreement are true and correct in all material respects when made and as of the time of the closing date, as if again made by the Company at that time (except for representations and warranties expressly made as of an earlier date, in which case as of that earlier date), and (ii) the Company has performed and complied in all material respects with all of its covenants under the Merger Agreement to be performed by it on or prior to the closing date;

     - a certificate of the Company's secretary dated as of the closing date as to (i) any resolutions of the Company authorizing the execution of, delivery or performance of the Merger Agreement or any other related document and (ii) the Articles of Incorporation and Code of Regulations of the Company, with any amendments thereto, in effect as of the date of the Merger Agreement;

     - good standing certificates for the Company issued by the Secretary of State of Ohio;

     - resignations of the current directors of the Company effective on the Effective Time.

  TECHTRONIC, ACQUIROR AND MERGER SUB

     At the closing of the Merger, TechTronic and Merger Sub have agreed to deliver the following documents:

     - on or before the closing date but before the Effective Time, TechTronic, Acquiror, or Merger Sub shall have deposited with the exchange agent all consideration due under the Merger Agreement for Royal shares, options for Royal shares and phantom stock awards (see "The Merger
       Agreement -- Payment Procedures" on page   ).

     - immediately before the Effective Time, TechTronic, Acquiror, or Merger Sub shall have furnished cashiers checks or wire transfers of funds to certain executives and officers in the aggregate amount of $2.4 million (see "Interest of Certain Persons in the Merger -- Relationship Between
       the Company and its Officers and Directors" on page   );

     - a certificate executed on behalf of TechTronic by its chief executive officer to the effect that (i) the representations and warranties of TechTronic, Acquiror, and Merger Sub contained in the Merger Agreement were accurate and correct in all material respects as of the date of the Merger Agreement and as of the date of the closing (except for representations and warranties expressly made as of an earlier date, in which case as of that earlier date), and (ii) TechTronic, Acquiror, and Merger Sub have performed in all material respects all of their covenants under the Merger to be performed by them on or prior to the closing date.

CLOSING CONDITIONS

     The closing of the Merger is conditioned upon the satisfaction or waiver by TechTronic and the Company, on or before the date of the closing of the Merger, of the following requirements:

     - shareholders of the Company and TechTronic shall each have adopted the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger;

     - all material consents, approvals and actions of, filings with and notices to any governmental entity that is required to consummate the Merger and the other transactions contemplated by the Merger Agreement shall have been obtained in form and substance reasonably satisfactory to Acquiror;

     - no Restraint affecting the consummation of the Merger or seeking to prohibit the transactions contemplated under the Merger Agreement shall be in effect; provided, however, that the party or parties asserting this condition shall have used its or their commercially reasonable efforts to prevent the entry of any Restraint and to appeal as promptly as possible any Restraints that may be entered;


     - the waiting period (including any extension thereof) applicable under the HSR Act and any applicable laws of any non-U.S. jurisdiction relating to anti-trust matters or competition shall have expired or been terminated. This condition was satisfied on February 20, 2003.


  TECHTRONIC

     The obligations of TechTronic, Acquiror, and Merger Sub to consummate the Merger under the Merger Agreement are subject to the satisfaction, at or before the closing of the Merger, of the following conditions, any one or more of which may be waived by TechTronic, Acquiror, or Merger Sub (to the extent permitted by applicable law):

     (1) The representations and warranties made by the Company in the Merger Agreement must be accurate and correct in all material respects when the Merger closes as if again made by the Company on the closing date (except for representations and warranties that refer to a specific date, in which case the representations and warranties must be accurate and correct in all material respects as of that date);

     (2) The Company must have performed or complied with, in all material respects, all of its obligations required to be performed or complied with on or before the closing date;

     (3) There shall not have been any Material Adverse Change since December 16, 2002;

     (4) Not more than 10% of the holders of Royal shares outstanding at the close of business on the Record Date have demanded their dissenters' rights for their shares in accordance with Ohio law; and

     (5) Delivery of the closing documents by the Company as described under "-- Closing Deliveries".

  THE COMPANY

     The obligations of the Company to consummate the Merger under the Merger Agreement are subject to the satisfaction, at or before the closing of the Merger, of the following conditions, any one or more of which may be waived by the Company (to the extent permitted by applicable law):

     (1) The representations and warranties made by TechTronic, Acquiror and Merger Sub in the Merger Agreement must be accurate and correct in all material respects when the Merger closes, as if again made on the closing date (except for representations and warranties that refer to a specific date, in which case the representations and warranties must be accurate and correct in all material respects as of that date);

     (2) TechTronic, Acquiror, and Merger Sub must have otherwise performed or complied with in all material respects all of their obligations under the Merger Agreement to be performed or complied with on or before the closing date;

     (3) The deposit of funds equal to the aggregate amount due to Royal shareholders for their shares, due the option and phantom stock award holders, and due to certain employees for termination of their existing employment and severance agreements and execution of new employment agreements; and

     (4) Delivery of the closing documents by TechTronic, Acquiror and Merger Sub as described under "-- Closing Deliveries".

TERMINATION; TERMINATION FEE

     The Merger Agreement may be terminated at any time before the closing of the Merger, whether before or after Royal shareholders have adopted it:

     (1) By the mutual written consent of Acquiror and the Company;

     (2) By Acquiror or the Company if all of the conditions relating to the other party described above in "The Merger Agreement -- Closing Conditions" above are not satisfied or waived by Acquiror or the Company on or before April 15, 2003; except that no party has the right to terminate the Merger

         Agreement if these conditions were not satisfied because that party failed to fulfill or breached any of its obligations under the Merger Agreement;

     (3) By Acquiror or the Company if anything that would cause, or would be reasonably likely to give rise to, the failure of any of the conditions to the obligations of the other party described in "The Merger Agreement -- Closing Conditions" above exists and cannot be or has not been cured within 30 days after written notice is given by the other party;

     (4) By Acquiror if a breach of any representation, warranty, covenant, or agreement by the Company results in a Material Adverse Effect and is not cured within 30 days or cannot be cured;

     (5) By the Company if a breach of any representation, warranty, covenant, or agreement by TechTronic, Acquiror, or Merger Sub that includes failure to fully fund the amounts described in paragraph 2 of "The Merger Agreement -- Closing Conditions" above results in a Material Adverse Effect that is not cured within 30 days or that cannot be cured;

     (6) By either the Company or TechTronic, if Royal Shareholders do not adopt the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, upon a vote taken at the Special Meeting (including any adjournment or postponement thereof) or if any Restraint is in effect and final;

     (7) By the Company in connection with entering into a binding agreement concerning a Superior Proposal, provided the Company gives notice of the Superior Proposal to Acquiror as described in "The Merger Agreement -- Non-Solicitation" above and pays to TechTronic the termination fee of $5,300,000 and up to $700,000 of all reasonable out-of-pocket fees and expenses payable by Acquiror or Merger Sub in connection with the Merger; or

     (8) By Acquiror if (i) a third-party makes a tender offer for 50% or more Royal shares and within 10 days the Royal Board does not recommend that Royal shareholders reject this tender offer, (ii) the Company recommends, authorizes, proposes, or publicly announces an agreement with a third party to merge, to sell 20% of the consolidated assets of the Company and its subsidiaries, or to issue, sell, or otherwise dispose of securities representing 10% or more of the voting power of the Company, (iii) a third party acquires beneficial ownership of 15% or more outstanding Royal shares, or (iv) the Royal Board withdraws or adverse and modifies its approval or recommendation of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, or indicates that it would withdraw or adversely modify its recommendation but for Acquiror's right to then terminate the Merger Agreement and/or obligate the Company to pay the termination fee and expenses as described in Paragraph (7) above.

SOURCE AND AMOUNT OF FUNDS


     Based on the number of outstanding Shares on the Record Date, as well as anticipated payments to holders of options to purchase Royal shares and phantom stock rights, TechTronic will require approximately $105.5 million in cash to pay Royal shareholders and certain employees the aggregate amount owed under the Merger Agreement. TechTronic intends to fund this payment through a combination of its own cash reserves and indebtedness drawn down on the existing credit facilities. The Company believes that the financing necessary is assured due to the fact that TechTronic has cash reserves greater than the purchase consideration.


                      BENEFICIAL OWNERSHIP OF ROYAL SHARES

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     To the Company's knowledge, except as set forth below, no person beneficially owns more than five percent of outstanding Royal shares. The following table sets forth each person or entity who, pursuant to SEC rules, had beneficial ownership of 5% or more of the Common Shares of the Company on February 28, 2003, based upon information furnished to the Company.



                                                               AMOUNT AND
                                                               NATURE OF
                                                               BENEFICIAL
                                                              OWNERSHIP OF   PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                          ROYAL SHARES   SHARES(1)
------------------------------------                          ------------   ----------
Richmont Capital Partners I, L.P. ..........................   2,969,900        22.8%
2400 Dallas Parkway, Suite 230
Plano, Texas 75093
John P. Rochon..............................................   2,991,400(2)     23.2%
2400 Dallas Parkway, Suite 230
Plano, Texas 75093
E. Patrick Nalley...........................................   1,070,000(3)      8.3%
7005 Cochran Road
Glenwillow, Ohio 44139
Dimensional Fund Advisors...................................     925,900(4)      7.2%
1299 Ocean Avenue
Santa Monica, CA 90401
Kestrel Investment Management Corporation...................     709,000(5)      5.5%
411 Borel Avenue
San Mateo, CA 94402


---------------


(1) Percent of class was calculated based on the number of outstanding Royal shares as of February 28, 2003 (12,861.052) and the most recent information provided by the beneficial owner in documents filed with the SEC.


(2) Mr. Rochon is President of the general partner of Richmont Capital Partners I, L.P. Amount includes 2,969,900 shares owned by Richmond Capital Partners I, L.P., and 20,000 shares that can be acquired by the exercise of stock options.

(3) Includes 50,000 shares which can be acquired by the exercise of stock options.


(4) As of December 31, 2002 pursuant to a Schedule 13(G) dated February 3, 2003, filed with the Securities and Exchange Commission.



(5) As of December 31, 2002 pursuant to a Schedule 13(G) dated February 13, 2003, filed with the Securities and Exchange Commission.


SECURITY OWNERSHIP OF MANAGEMENT


     The following table sets forth the amount of the Company's Common Shares actually and beneficially owned by the Company's Directors, each of the named officers, and all the Directors and Executive Officers as a group as of February
  , 2003.


                                                     VESTED OPTION
                                          ACTUAL      AND PHANTOM
                                           OWNED      STOCK AWARD       TOTAL       PERCENT
NAME OF BENEFICIAL OWNER                  SHARES       SHARES(1)       SHARES     OF TOTAL(2)
------------------------                 ---------   -------------    ---------   -----------
Michael J. Merriman....................    222,000       453,982(3)     675,982       5.1%
E. Patrick Nalley......................  1,020,000        50,000(4)   1,070,000       8.3
Joseph B. Richey, III..................    200,000        50,000(5)     250,000       1.9
John P. Rochon.........................  2,971,400        20,000(6)   2,991,400      23.2
R. Louis Schneeberger..................     48,000        50,000(4)      98,000         *
Jack Kahl, Jr..........................    120,000        20,000(6)     140,000       1.1
Richard C. Farone......................      2,684       139,707(7)     142,391       1.1
Richard G. Vasek.......................      5,555       146,300(8)     151,855       1.2
David M. Brickner......................      5,762        76,000(9)      81,762         *
All directors and executive officers as
  a group (9 persons)..................  4,595,401     1,005,989(10)  5,601,390      40.4

---------------

  *  Less than 1%.

 (1) Shares that can be acquired by the exercise of vested stock options or receipt of vested phantom stock awards on or prior to March 31, 2003, without regard to acceleration caused by the Merger.

 (2) The percentage of Total is based on the Total Shares owned by the individual divided by the sum of (i) total outstanding shares as of the Record Date, plus (ii) the vested option and phantom stock award shares held by such individual or individuals. The total does not include options or phantom stock award shares held by any other person.

 (3) The aggregate exercise price payable by Mr. Merriman for these shares is $1,656,250.

 (4) The aggregate exercise price payable by each of Messrs. Nalley and Schneeberger for their respective shares is $183,050.

 (5) The aggregate exercise price payable by Mr. Richey for these shares is $176,250.

 (6) The aggregate exercise price payable by each of Messrs. Rochon and Kahl for their respective shares is $72,500.

 (7) The aggregate exercise price payable by Mr. Farone for these shares is $568,318.

 (8) The aggregate exercise price payable by Mr. Vasek for these shares is $581,688.

 (9) The aggregate exercise price payable by Mr. Brickner for these shares is $324,124.

(10) The aggregate exercise price payable by all directors and executive officers is $3,817,731.

                             ADDITIONAL INFORMATION


     The SEC allows the Company to incorporate by reference information into this proxy statement, which means that the Company can disclose important information to shareholders by referring shareholders to another document filed separately with the SEC. This proxy statement incorporates by reference the documents listed below that the Company has previously filed with the SEC. These documents contain important information about the Company and its respective business, financial condition and results of operations.



     - Annual Report on Form 10-K for the year ended December 31, 2001.



     - Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.



     Our Annual Report on Form 10-K for the year ended December 31, 2001 is enclosed with this proxy statement as Annex D. Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 is also enclosed with this proxy statement as Annex E. Any statement contained in a document incorporated by reference in this proxy statement shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this proxy statement modifies or replaces the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this proxy statement.



     We undertake to provide by first class mail, without charge and without one business day of receipt of any written or oral request, to any person to whom a copy of this proxy statement has been delivered, a copy of any or all of the documents referred to above which have been incorporated by reference in this proxy statement, other than exhibits to the documents, unless the exhibits are specifically incorporated by reference therein. Requests for copies should be directed to Royal Appliance Mfg. Co., 7005 Cochran Road, Glenwillow, Ohio 44139,
Attention: Investor Relations Department. The Company will mail requested documents to shareholders by first class mail, or another equally prompt means, within one business day after receiving a request.



     We are subject to the informational filing requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, are required to file periodic reports, proxy statements and other information with the Securities and Exchange Commission related to our business, financial condition and other matters. Information as of particular dates concerning our directors and officers, their remuneration, stock options granted to them, the principal holders of our securities and any material interest of such persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the Securities and Exchange Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please all the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Copies of such materials may also be obtained by mail, upon payment of the

Securities and Exchange Commission's customary fees, by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. These materials filed by us with the Securities and Exchange Commission are also available at the website of the Securities and Exchange Commission at www.sec.gov.



     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT IN DETERMINING HOW TO VOTE. THE COMPANY HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM THE INFORMATION CONTAINED IN, ATTACHED TO, OR INCORPORATED BY REFERENCE INTO, THIS
DOCUMENT. THIS DOCUMENT IS DATED MARCH   , 2003. YOU SHOULD NOT ASSUME THAT THE
INFORMATION CONTAINED IN THIS DOCUMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS DOCUMENT SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.


           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     We have made certain forward-looking statements in this proxy statement (and in documents that are incorporated by reference) that are subject to risks and uncertainties. Forward-looking statements are not guarantees of performance. You are cautioned not to place undue reliance on our forward-looking statements. Forward-looking statements include the information concerning possible or assumed results of operations. Also, when we use words such as "believe," "expect," "anticipate," "plan" or "intend" or similar expressions, we are making forward-looking statements. You should note that many factors could affect our future financial results and could cause these results to differ materially from those expressed in our forward-looking statements. These factors include the following: (i) the failure of TechTronic or Royal shareholders to adopt the Merger Agreement and other reasons that could cause the Merger Agreement to terminate in accordance with its terms (including denial of required regulatory approval); (ii) competition from other consumer appliance companies; and (iii) seasonality or an economic downturn that could limit consumer spending.

     Further, the Company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the Company's control. In the context of the forward-looking information provided in this proxy statement and in other reports, please refer to the discussions detailed in the Management's Discussion and Analysis of Financial Conditions and Results of Operations included in the Company's annual report on Form 10-K for the period ended December 31, 2001 and its quarterly report on Form 10-Q for the period ended September 30, 2002.

                                 OTHER MATTERS


     AS OF THE DATE OF THIS PROXY STATEMENT, THE ROYAL BOARD IS NOT AWARE OF ANY MATTERS TO BE PRESENTED AT THE SPECIAL MEETING OTHER THAN THOSE DESCRIBED IN THIS PROXY STATEMENT. IF OTHER MATTERS SHOULD PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF AND BE VOTED UPON, THE ENCLOSED PROXIES WILL BE DEEMED TO CONFER DISCRETIONARY AUTHORITY ON THE INDIVIDUALS NAMED AS PROXIES THEREIN TO VOTE THE SHARES REPRESENTED BY THE PROXIES AS TO ANY MATTERS. THE INDIVIDUALS NAMED AS PROXIES MAY ALSO VOTE TO ADJOURN OR POSTPONE THE SPECIAL MEETING IN ORDER TO SOLICIT ADDITIONAL VOTES FROM SHAREHOLDERS.



     Proxies may confer discretionary authority to vote on any matter of which
we receive notice after February   , 2003, without the matter being described in
the proxy statement for the annual meeting.


                                          By Order of the Board of Directors,

                                          Royal Appliance Mfg. Co.

                                          --------------------------------------
                                          Corporate Secretary


March   , 2003


     THE BOARD OF DIRECTORS HOPES THAT SHAREHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL FACILITATE ARRANGEMENTS FOR THE MEETING. YOUR PARTICIPATION IS APPRECIATED.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER
                                  DATED AS OF
                               DECEMBER 16, 2002
                                  BY AND AMONG
                        TECHTRONIC INDUSTRIES CO. LTD.,
                              RAMC HOLDINGS, INC.,
                             TIC ACQUISITION CORP.,
                                      AND
                            ROYAL APPLIANCE MFG. CO.

                               TABLE OF CONTENTS

                                                                                    PAGE
                                                                                    ----
ARTICLE I THE MERGER..............................................................     1
     SECTION 1.1      The Merger..................................................     1
     SECTION 1.2      Closing.....................................................     2
     SECTION 1.3      Effective Time..............................................     2
     SECTION 1.4      Effects of the Merger.......................................     2
     SECTION 1.5      Articles of Incorporation and Code of Regulations...........     2
     SECTION 1.6      Directors and Officers of the Surviving Corporation.........     2
ARTICLE II CANCELLATION AND CONVERSION OF SHARES; CONSIDERATION...................     2
     SECTION 2.1      Effect on Capital Stock.....................................     2
     SECTION 2.2      Company Stock Option Plans..................................     3
     SECTION 2.3      Exchange of Certificates;...................................     3
     SECTION 2.4      Certain Adjustments.........................................     4
     SECTION 2.5      Dissenters' Rights..........................................     5
     SECTION 2.6      Further Assurances..........................................     5
ARTICLE III REPRESENTATIONS AND WARRANTIES........................................     5
     SECTION 3.1      Representations and Warranties of the Company...............     5
     SECTION 3.2      Representations and Warranties of Acquiror, Parent and
                      Merger Sub..................................................    17
ARTICLE IV PRE-CLOSING COVENANTS..................................................    18
     SECTION 4.1      Conduct of Business.........................................    18
     SECTION 4.2      Other Actions...............................................    20
     SECTION 4.3      Advice of Changes...........................................    20
     SECTION 4.4      No Solicitation by the Company..............................    20
     SECTION 4.5      Continued Availability of Funds; Evidence of Funds..........    21
ARTICLE V ADDITIONAL AGREEMENTS...................................................    21
     SECTION 5.1      Preparation of the Proxy Statement; Shareholders Meeting....    21
     SECTION 5.2      Access to Information; Confidentiality......................    22
     SECTION 5.3      Commercially Reasonable Efforts; Cooperation................    22
     SECTION 5.4      Director, Officer and Employee Indemnification..............    23
     SECTION 5.5      Public Announcements........................................    24
     SECTION 5.6      2002 Year-End Benefits......................................    24
     SECTION 5.7      Delisting...................................................    24
ARTICLE VI CONDITIONS PRECEDENT...................................................    24
     SECTION 6.1      Conditions To Each Party's Obligation To Effect The
                      Merger......................................................    24
     SECTION 6.2      Conditions to Obligations of Acquiror, Parent and Merger
                      Sub.........................................................    25
     SECTION 6.3      Conditions to Obligations of the Company....................    25
     SECTION 6.4      Frustration of Closing Conditions...........................    26

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER.....................................    26
     SECTION 7.1      Termination.................................................    26
     SECTION 7.2      Effect of Termination.......................................    27
     SECTION 7.3      Fees and Expenses...........................................    27
ARTICLE VIII GENERAL PROVISIONS...................................................    28
     SECTION 8.1      Survival of Representations and Warranties..................    28
     SECTION 8.2      Notices.....................................................    28
     SECTION 8.3      Counterparts................................................    28
     SECTION 8.4      Specific Performance........................................    29

                                                                                    PAGE
                                                                                    ----
     SECTION 8.5      Entire Agreement; No Third-Party Beneficiaries..............    29
     SECTION 8.6      Governing Law...............................................    29
     SECTION 8.7      Assignment..................................................    29
     SECTION 8.8      Consent to Jurisdiction.....................................    29
     SECTION 8.9      Interpretation..............................................    29
     SECTION 8.10     Headings....................................................    29
     SECTION 8.11     Severability................................................    29
     SECTION 8.12     Amendment...................................................    29
     SECTION 8.13     Extension; Waiver...........................................    30
     SECTION 8.14     Schedules...................................................    30

Appendix A -- Definitions
Exhibit 1 -- Voting Agreement
Exhibit 2 -- Form of Company Closing Certificate
Exhibit 3 -- Form of Parent Closing Certificate

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of December 16, 2002, among ROYAL APPLIANCE MFG. CO., an Ohio corporation (the "Company"), TechTronic Industries Co., Ltd., a corporation organized under the laws of Hong Kong ("Parent"), RAMC HOLDINGS, INC., a Delaware corporation ("Acquiror"), and TIC ACQUISITION CORP., an Ohio corporation and a wholly owned subsidiary of Acquiror ("Merger Sub").

                                    RECITALS

     A. The respective Boards of Directors of the Company, Acquiror, Parent, and Merger Sub have approved the merger of Merger Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding common share, without par value, of the Company ("Company Common Stock"), other than (i) Dissenting Shares, (ii) any shares owned by any direct or indirect subsidiary of the Company and any Company Common Stock held in the treasury of the Company, or (iii) owned by Acquiror or an Affiliate of Acquiror will be converted into the right to receive the Merger Consideration;

     B. The respective Boards of Directors of the Company, Acquiror, Parent, and Merger Sub have each determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals;

     C. The Company, Acquiror, Parent, and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     D. The Board of Directors of the Company has resolved to recommend the Merger to the holders of the Company Common Stock, has determined that the consideration to be paid for each share of Company Common Stock in the Merger is fair to the holders of such Company Common Stock, and has resolved to recommend that the holders of such Company Common Stock accept the Merger Consideration and approve this Agreement and each of the transactions contemplated hereby upon the terms and subject to the conditions set forth herein;

     E. Concurrently with the execution and delivery of this Agreement, as a condition and inducement to Acquiror's, Parent's and Merger Sub's willingness to enter into this Agreement, certain shareholders of the Company (the "Major Shareholders") have entered into Voting Agreements, dated as of the date of this Agreement, in the form attached hereto as EXHIBIT 1 (the "Voting Agreements") pursuant to which each such Major Shareholder has, among other things, agreed to vote the Company Common Stock held by such Major Shareholder for the Merger;

     F. The Board of Directors of Parent has resolved to recommend the Merger to the holders of shares of Parent Common Stock and the executive members of the Board of Directors of Parent have expressed their respective intentions to vote their shares of Parent Common Stock in favor of the Merger; and

     G. Currently with the execution and delivery of this Agreement, as a condition and inducement to Acquiror's, Merger Sub's and Parent's willingness to enter into this Agreement, the Company has entered into new employment agreements with each of the individuals listed on Section 6.3(d) of the Company Disclosure Schedule, which agreements are effective as of the Effective Time and which terminate each of those individuals' current employment and severance agreements. In exchange for the individuals' agreement to terminate their existing agreements and enter into the new agreements, such individuals will receive at the Effective Time, in the aggregate, $2.4 million.

     Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows. Capitalized terms used herein shall have the meanings referred to or set forth in Appendix A hereto.

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Ohio Statutes, Merger Sub shall be merged with and into the Company at the Effective

Time and the separate corporate existence of Merger Sub shall thereupon cease. Following the Effective Time, the Company shall be the surviving corporation (the "Surviving Corporation").

     SECTION 1.2 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) set forth in ARTICLE VI, unless another time or date is agreed to by the parties hereto. The Closing will be held at the offices of Kahn Kleinman, a legal professional association, 2600 Erieview Tower, 1301 East Ninth Street, Cleveland, Ohio 44114, or such other location as the parties hereto shall agree to in writing. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

     SECTION 1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable or prior to the Closing Date, the parties shall (i) file a Certificate of Merger (the "Certificate of Merger") in such form as is required by and executed in accordance with the relevant provisions of the Ohio Statutes and (ii) make all other filings or recordings required under the Ohio Statutes. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Ohio, or at such later date or time as the Company and Acquiror shall agree and specify in the Certificate of Merger (the date and time the Merger becomes effective being the "Effective Time").

     SECTION 1.4 Effects of the Merger. The Merger shall have the effects set forth in the Ohio Statutes. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 1.5  Articles of Incorporation and Code of Regulations.  Subject to
Section 5.4, the articles of incorporation and code of regulations of Merger Sub shall be the articles of incorporation and code of regulations, respectively, of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law; provided, however, that the name of the Surviving Corporation shall be "Royal Appliance Mfg. Co."

     SECTION 1.6 Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II

              CANCELLATION AND CONVERSION OF SHARES; CONSIDERATION

     SECTION 2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company or Merger Sub:

          (a) Cancellation of Treasury Stock and Company-Owned Stock. Each share of Company Common Stock that is (i) owned by any direct or indirect subsidiary of the Company, (ii) owned by Acquiror or an Affiliate of Acquiror, or (iii) held in the treasury of the Company shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (b) Conversion of Company Common Stock. Subject to SECTION 2.5 (Dissenters' Rights), each issued and outstanding share of Company Common Stock shall be converted into the right to receive $7.37 in cash (the "Merger Consideration").

          (c) Capital Stock of Merger Sub. At the Effective Time, each share of common stock, no par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

          (d) Cancellation and Retirement of Company Common Stock. As of the Effective Time, all shares of Company Common Stock (other than shares to be canceled in accordance with SECTION 2.1(A) and Dissenting Shares) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, upon surrender of such certificate in accordance with SECTION 2.3.

     SECTION 2.2 Company Stock Option Plans. For purposes of this Agreement, the term "Option" means each unexercised option, warrant, phantom stock award or other security (including, without limitation, any "Company Stock Option," as hereafter defined). The Company shall take all actions necessary to ensure that, as of the Effective Time, each outstanding Company Stock Option, vested or unvested, exercisable or non-exercisable, shall be extinguished and converted into the right to receive a cash amount equal to the product of (x) the excess, if any, of the Merger Consideration minus the exercise price, if any, of each such Company Stock Option (the "Option Shares Merger Consideration"), multiplied by (y) the aggregate number of shares of the Company Common Stock issuable upon the exercise in full of such Option at the Effective Time. The Company Stock Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary shall be terminated as of the Effective Time. In addition, the Company shall take all action necessary to ensure that following the Effective Time no participant in the Company Stock Option Plans or other plans, programs or arrangements shall have any right thereunder to acquire or participate in changes in value of equity securities of the Company, the Surviving Corporation, Merger Sub or any of their respective subsidiaries and to terminate all such plans effective as of the Effective Time.

     SECTION 2.3  Exchange of Certificates; Exchange Agent.

     (a) The Parties agree that National City Bank, or such other bank or trust company which the Parties may designate, shall act as agent (the "Exchange Agent") of Acquiror for purposes of, among other things, mailing and receiving transmittal letters and distributing to the Company shareholders (or holders of Company Stock Options) the proceeds payable to such holders under SECTION 2.1(B) (Conversion of Company Common Stock) or SECTION 2.2 (Company Stock Option Plans) above. Immediately prior to the Effective Time, Merger Sub (or the Company, as the Surviving Corporation) shall deposit, or shall cause to be deposited, with or for the account of the Exchange Agent, for the benefit of the holders of Certificates (as defined herein) cash in an aggregate amount (the "Exchange Fund") equal to the sum of (x) the product of (A) the Merger Consideration multiplied by (B) the number of shares of Company Common Stock issued and outstanding at the Effective Time plus (y) the Option Shares Merger Consideration for all outstanding Options as of the Effective Time.

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail or deliver to each holder of record of a certificate or certificates or Options grant which immediately prior to the Effective Time represented outstanding shares of Company Common Stock or Options (the "Certificates") whose shares or options were converted into the right to receive the Merger Consideration or Option Shares Merger Consideration pursuant to SECTION 2.1(B) (Conversion of Company Common Stock) or SECTION 2.2 (Company Stock Option Plans), as applicable, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Company and Acquiror may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for the Merger Consideration or Option Shares Merger Consideration, as applicable. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the amount of cash such holder has the right to receive pursuant to the provisions of this ARTICLE II, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Company Common Stock may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate is properly endorsed or otherwise in proper form for transfer and the Person requesting such issuance pays any transfer or other taxes required by reason of the payment of the Merger Consideration or Option Shares Merger Consideration, as applicable, to a Person other than the registered holder of such Certificate or establishes to the satisfaction of Acquiror that such tax has been paid or is not applicable. Until surrendered as contemplated by this SECTION 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration or Option Shares Merger Consideration, as applicable, that the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this ARTICLE II. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this ARTICLE II.

     (c) No Further Ownership Rights in Company Common Stock. The Merger Consideration or Option Shares Merger Consideration, as applicable, shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock, theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this ARTICLE II, except as otherwise provided by law.

     (d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed (including interest thereon) to the holders of the Certificates for six months after the Effective Time shall to the extent permitted by law, become the property of the Surviving Corporation. Any holders of the Certificates who have not theretofore complied with this ARTICLE II shall thereafter look only to the Surviving Corporation, and only as a general creditor, for payment of their claim for Merger Consideration or Option Shares Merger Consideration, as applicable, and without interest. If any certificates representing any Company Common Stock shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any payment in respect thereof would otherwise escheat to or become the property of any Governmental Entity), the payment in respect of such certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

     (e) No Liability. None of the Parties shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (f) Investment of Exchange Fund. The Exchange Agent shall invest the Exchange Fund, as directed by the Surviving Corporation, in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated the highest quality by either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or (iv) certificates of deposit, bank repurchase agreements or bankers acceptances, of commercial banks with capital exceeding $500 million, and any net earnings with respect thereto shall be paid to the Surviving Corporation as and when requested by the Surviving Corporation; provided, that any such investment or any such payment of earnings shall not delay the receipt by holders of Certificates of the Merger Consideration or Option Shares Merger Consideration, as the case may be, or otherwise impair such holders' respective rights hereunder.

     (g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon (i) the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, (ii) evidence that such Person is the beneficial owner of the Certificate claimed by such Person to be lost, stolen or destroyed, and (iii) if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration or Option Shares Merger Consideration, as applicable.

     (h) Withholding Rights. The Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock or Company Stock Options such amounts (each a "Withholding Amount") as the Exchange Agent, Surviving Corporation, or Acquiror is required to deduct and withhold with respect to the making of such payment under the Code (as hereinafter defined), or any provision of state, local or foreign tax law, including, without limitation, withholdings required in connection with payments with respect to Company Stock Options held by employees of the Company. To the extent that amounts are so withheld by the Exchange Agent, Surviving Corporation, or Acquiror, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder in respect of which such deduction and withholding was made.

     SECTION 2.4 Certain Adjustments. If after the date hereof and on or prior to the Effective Time, the outstanding shares of Company Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, or any similar event shall occur (any such action, an "Adjustment Event"), the Merger Consideration shall be adjusted accordingly to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend or similar event.

     SECTION 2.5  Dissenters' Rights.

     (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock outstanding immediately prior to the Effective Time and held by persons who shall have properly demanded payment of the fair cash value of such shares of Company Common Stock in accordance with Section 1701.85 of the Ohio Statutes (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration as provided in SECTION 2.1(B). Such persons shall be entitled only to such rights as are granted under Section 1701.85 of the Ohio Statutes, except that all Dissenting Shares held by persons who fail to perfect or who effectively withdraw or lose their rights as dissenting shareholders in respect of such shares under 1701.85 of the Ohio Statutes shall thereupon be deemed to have been converted into, as of the Effective Time, the right to receive the applicable portion of the Merger Consideration, without interest thereon, upon surrender of the certificate therefor in the manner provided in SECTION 2.3.

     (b) The Surviving Corporation or the Company shall give Acquiror (i) prompt notice of any demands by dissenting shareholders received by the Company or the Surviving Corporation, withdrawals of such demands and any other instruments served on the Company or the Surviving Corporation and any material correspondence received by the Surviving Corporation or the Company in connection with such demands and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Surviving Corporation shall not, except with the prior written consent of Acquiror, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands. Any funds paid to dissenting shareholders shall be paid out of the Exchange Fund to the extent such payment is equal to or less than the Merger Consideration and, if greater, the excess shall be paid out of the assets of the Surviving Corporation.

     SECTION 2.6 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized, to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and (ii) to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     SECTION 3.1 Representations and Warranties of the Company. Except as set forth in the disclosure schedule delivered by the Company to Acquiror simultaneously with the execution of this Agreement (the "Company Disclosure Schedule"), the Company hereby represents and warrants to Acquiror, Parent, and Merger Sub as follows:

          (a) Organization, Standing and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and it has the requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a Material Adverse Effect. The Company has made available to Acquiror prior to the execution of this Agreement complete and correct copies of its charter documents, each as amended to date.

          (b) Subsidiaries. SECTION 3.1(B) of the Company Disclosure Schedule contains a list of all the Subsidiaries of the Company. Except as set forth on SCHEDULE 3.1(B) of the Company Disclosure Schedule, the Company does not own any stock of, or equity participation in, any Person. Each of the Company's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and it has the requisite corporate power and authority to carry on its business as now being conducted. Each such Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a Material Adverse Effect. The Company has made available to Acquiror prior to the execution of this Agreement complete and correct copies of its Subsidiaries' charter documents, each as amended to date. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary (i) have been validly issued and are fully paid and nonassessable, (ii) are owned directly or indirectly by the Company, free and clear of all pledges, claims, liens, taxes, charges, community property interests, conditions, equitable interests, liens, options, rights of first refusal, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") and (iii) are free of any other restriction (including any restriction on the right to vote, sell, transfer or otherwise dispose of such capital stock or other ownership interests), except in the case of clauses (ii) and (iii) for any Liens or restrictions that arise under federal or state securities laws or would not, individually or in the aggregate, have a Material Adverse Effect. There are no outstanding or authorized options, warrants, calls, subscriptions, rights or other agreements evidencing the right to purchase or subscribe for any shares of capital stock of a Subsidiary or obligating such Subsidiary to issue additional shares.

          (c) Capital Structure. The authorized capital stock of the Company consists of (i) 101,000,000 shares of Company Common Stock and (ii) 1,000,000 shares of preferred stock ("Company Preferred Stock"). At the close of business on December 13, 2002 (the "Stock Reference Date"): (i) 12,816,452 shares of Company Common Stock were issued and outstanding; (ii) 13,102,800 shares of Company Common Stock were held by the Company in its treasury; and (iii) 2,758,540 shares of Company Common Stock were subject to outstanding employee, consultants and directors stock options to purchase Company Common Stock or rights to receive Company Common Stock upon exercise of phantom stock awards (collectively, the "Company Stock Options") granted pursuant to the Company's incentive plans (collectively, the "Company Stock Plans"). On the Stock Reference Date, no shares of the Company Preferred Stock were issued or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except (i) for changes since the Stock Reference Date resulting from the issuance of shares of Company Common Stock pursuant to the Company Stock Options and (ii) for outstanding rights issued pursuant to the Company Rights Agreement as defined herein, there are not issued, reserved for issuance or outstanding
     (A) shares of capital stock or other voting securities of the Company, (B) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company or (C) warrants, calls, options or other rights to acquire from the Company or any Subsidiary any capital stock or voting securities of the Company or any Subsidiary. There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any such securities. Neither the Company nor any Subsidiary is a party to any voting agreement with respect to the voting of any such securities. Except as shown in
     SECTION 3.1(C) of the Company Disclosure Schedule, there are no outstanding
     (A) securities of the Company or any Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any Subsidiary, (B) warrants, calls, options or other rights to acquire from the Company or any Subsidiary, and no obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any Subsidiary or (C) obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any such outstanding securities of Subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

          (d) Authority; No Conflict. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the Company Shareholder Approval (as defined in SECTION 3.1(S)), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Acquiror, Parent, and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting the rights of creditors and to general principles of equity. Except as shown on SECTION 3.1(D) of the Company Disclosure Schedule, the execution and delivery of this

     Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or passage of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under (i) the articles of incorporation or code of regulations of the Company or the comparable organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to the Company or any of its Subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in SECTION 3.1(E) applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not have a Material Adverse Effect.

          (e) Consents. No Consent or approval of any Third Party is required in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except the Company Shareholder Approval. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state, local, municipal or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental U.S. or foreign self-regulatory agency, commission or authority or any arbitral tribunal (each, a "Governmental Entity") or other Legal Requirement is required by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for: (1) the filing with the SEC of (A) a proxy statement relating to the Company Shareholders Meeting (the "Proxy Statement"), and (B) such reports under Sections 13(a), 13(d), 13(e), 15(d) or 16(a) of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby;
     (2) the filing of the Certificate of Merger with the Secretary of State of the State of Ohio; (3) the filing of a pre-merger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"); (4) such filings, consents, approvals, orders or authorizations, if any, required to be made or obtained pursuant to the laws of any non-U.S. jurisdiction relating to antitrust matters or competition ("Foreign Antitrust Laws"); and (5) such consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate would not (x) have a Material Adverse Effect or (y) reasonably be expected to materially impair or delay the ability of Company to perform its obligations under this Agreement.

          (f) Reports; Undisclosed Liabilities.

             (i) The Company has filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since January 1, 2001 (the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents when filed, declared effective or mailed (as the case may be) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company (including the related schedules and notes thereto) included in the Company SEC Documents (or incorporated therein by reference) comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated statement of operations, cash flows and shareholders' equity for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

             (ii) As of September 30, 2002, the Company has no Indebtedness or other liabilities, except for liabilities, including Indebtedness: (a) reflected or reserved for on the Balance Sheet as of such date or disclosed in the notes thereto (or in the notes of the Company's audited financial statements as of December 31, 2001 if GAAP does not require such notes in interim financial statements), (b) relating to performance obligations, under Contracts in accordance with the terms and conditions thereof which are not required by GAAP to be reflected on such Balance Sheet, (c) arising since September 30, 2002, which are both: (x) consistent with the past practices of the Company and is taken in the ordinary course of the normal day-to-day operations of the Company; and
        (y) similar in nature and magnitude to liabilities customarily incurred, without specific authorization of the Board of Directors, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as the Company (in the "Ordinary Course of Business"), or (d) which, individually or in the aggregate, would not have a Material Adverse Effect.

          (g) Company Proxy Materials. All of the information supplied by the Company for inclusion in the Definitive Proxy Statement referred to in
     SECTION 5.1(a) will not, on the date when the Definitive Proxy Statement is first mailed to the Company's shareholders and the Definitive Proxy Statement, as then amended or supplemented, will not, on the date of the Company Shareholders Meeting referred to in SECTION 5.1(b) hereof or on the Closing Date, contain any statement which is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company makes no representation or warranty regarding information furnished by Acquiror, Parent, or Merger Sub for inclusion in the Definitive Proxy Statement (or any amendment or supplement thereto). The Definitive Proxy Statement will comply as to form and, with respect to information supplied or to be supplied in writing by or on behalf of the Company for inclusion in the Definitive Proxy Statement, substance, in all material respects, with the requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder.

          (h) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby or disclosed in the Company Disclosure Schedule, the Company and its Subsidiaries have since December 31, 2001 conducted their business only in the ordinary course, and there has not been (1) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock; (2) any split, combination or reclassification of any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's capital stock, except for issuances of Company Common Stock upon the exercise of Company Stock Options in accordance with their present terms or Company Stock Options issued in accordance with the terms of the Company Stock Plans; (3)(A) any granting by the Company or any of its Subsidiaries after December 31, 2001 to any current or former director, executive officer or other key employee of the Company or its Subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases in the Ordinary Course of Business or as was required under any employment agreements in effect as of December 31, 2001, (B) any granting by the Company or any of its Subsidiaries after December 31, 2001 to any such current or former director, executive officer or key employee of any increase in severance or termination pay, or (C) any entry by the Company or any of its Subsidiaries after December 31, 2001 into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or key employee; (4) except insofar as may have been disclosed in the Company Disclosure Schedule or required by a change in GAAP, any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities, prospects or business; (5) any tax election that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect or any settlement or compromise of any material income tax liability; (6) any change in the business, assets, financial condition or results of operations of the Company or its Subsidiaries or any other event which in any such case has had or could reasonably be expected to have a Material Adverse Effect; (7) any damage, destruction or loss, whether covered by insurance or not, with respect to any of the assets of the Company or any of its Subsidiaries having a Material Adverse Effect; (8) an entry into any agreement, commitment or transaction by the Company or any Subsidiary which is material to the Company and its Subsidiaries taken as a whole; (9) any change in the terms and conditions of the Company Stock Option Plans; (10) any redemption or other acquisition of Company Common Stock by the Company or any of the Subsidiaries or any declaration or payment of any dividend or other distribution in cash, stock or property with respect to Common Stock, except for purchases heretofore made pursuant to the terms of the Company's employee benefit plans; (11) any revaluation by the Company of any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), other than in the Ordinary Course of Business; (12) (A) any settlement or compromise by the Company or any Subsidiary of any claim, litigation or other legal proceeding, other than in the Ordinary Course of Business and in an amount less than $100,000 or
     (B) any payment, discharge or satisfaction by the Company or any Subsidiary of any other claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the Ordinary Course of Business and consistent with past practice or with respect to any other such claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company; or (13) any agreement or commitment, whether in writing or otherwise, to take any action of the type described in this SECTION 3.1(h). Since December 31, 2001, the Company and the Subsidiaries have conducted their respective businesses in all material respects only in the Ordinary Course of Business, consistent with past custom and practice.

          (i) Compliance with Applicable Laws; Litigation. The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the ownership or lease of the Real Property or the operation of the businesses of the Company and its Subsidiaries (collectively, the "Company Permits"), except where the failure to have any such Company Permits individually or in the aggregate would not have or reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries are and since January 1, 2002 have been in compliance with the terms of the Company Permits and all Legal Requirements, except where the failure so to comply individually or in the aggregate would not have a Material Adverse Effect. The Company has not received any notice or other communication (whether oral or written) from any Governmental Entity or any other Person regarding
     (1) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement or Company Permit, or (2) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, nor to the Company's Knowledge is there any basis for any such notice or other communication, other than, in each case, those the outcome of which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

          (j) Labor Matters.

             (i) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining or other labor union contract applicable to Persons employed by the Company or any of its Subsidiaries and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened which may interfere with the respective business activities of the Company or any of its Subsidiaries. As of the date of this Agreement,
        (x) neither the Company or any of its Subsidiaries, nor any of their respective representatives or employees, has committed any unfair labor practice in connection with the operation of the respective businesses of the Company or any of its Subsidiaries, and (y) there is no charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable governmental agency pending or, to the Knowledge of the Company, threatened in writing.

             (ii) SECTION 3.1(j) of the Company Disclosure Schedule sets forth all employee benefit plans ("Company Benefit Plans") as defined in
        Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") and all other employee benefit arrangements or payroll practices, including, without limitation, any such arrangements or payroll practices providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options or other stock-based compensation, hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, maintained by the Company or to which the Company is obligated to contribute for employees, individuals other than Employees, or former employees. Each of the employee benefit plans, practices and arrangements set forth on
        SECTION 3.1(j) of the Company Disclosure Schedule shall hereafter be referred to as a "Plan" or "Plans" as the context may require.

             (iii) Copies of the following documents, with respect to each of the Plans, as applicable, have been delivered to Acquiror by the
        Company: (i) all plan and related trust documents, and amendments thereto; (ii) the most recent IRS Form 5500; (iii) the last IRS determination letter; (iv) summary plan descriptions; and (v) the most recent actuarial report.

             (iv) Neither the Company nor any trade or business (whether or not incorporated) which has been under common control or treated as a single employer with the Company under Section 414(b), (c) or (m) of the Code (an "ERISA Affiliate") has incurred, or is reasonably likely to incur, any liability under Title IV of ERISA or Section 412 of the Code and none of the Plans is a Multiemployer Plan, as defined in Section 3(37) of ERISA. Neither the Company nor any ERISA Affiliate has incurred any Liability resulting from a complete or partial withdrawal from any Multiemployer Plan, and none of them has incurred, or is reasonably likely to incur, any liability due to the termination or reorganization of a Multiemployer Plan which has not been satisfied in full, and to the Company's Knowledge, no event has occurred that would subject the Company or any ERISA Affiliate to any such liability.

             (v) Each Plan complies with, and has been established, operated and administered in accordance with its terms and the requirements of, ERISA, the Code and other Legal Requirements and, there are no material pending or, to Company's Knowledge, threatened claims by, on behalf of or involving any plan administrator or any plan trustee (other than routine claims for benefits).

             (vi) Neither the Company nor any ERISA Affiliate has incurred any liability for any tax or penalty imposed by Section 4975 of the Code or
        Section 502(i) of ERISA with respect to any Plan.

             (vii) Each Plan which is intended to qualify under Section 401(a) of the Code has received an IRS determination letter concluding that such Plan so qualifies in form, and no event has occurred and no condition exists that, to the Company's Knowledge, would cause such Plan to lose its qualified status.

             (viii) Except as set forth on SECTION 3.1(j) of the Company Disclosure Schedule or as may be required under Section 4980B of the Code, or Section 601 of ERISA, the Company does not have any liability for post-retirement medical or life insurance benefits or coverage for any employee or former employee or any dependent of any such employee or former employee.

             (ix) Except as set forth on SECTION 3.1 of the Company Disclosure Schedule, the consummation of the Merger will not result in any increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any compensation or benefits payable by the Company to or in respect of any employee or former employee or the beneficiary or dependent of any such employee or former employee under any Plan or Contract.

             (x) Except as set forth in SECTION 3.1(j) of the Company Disclosure Schedule, and assuming, with the permission of the Parent, Acquiror and Merger Sub, for the purposes of Section 162(m) of the Code only, that none of Acquiror, Parent or Merger Sub, prior to January 1, 2004, will issue any class of common equity securities required to be registered under Section 12 of the Securities Exchange Act of 1934, as amended, no amount payable to any Employee or former Employee will fail to be deductible for Federal income tax purposes by reason of Section 162(m) or Section 280G of the Code.

             (xi) The Company has no separate Plans for the benefit of the Company's non-United States employees or United States employees located in a foreign jurisdiction.

          (k) Taxes.

             (i) Except as otherwise disclosed on Section 3.1(k) of the Company
        Disclosure: (1) the Company has filed (or joined in the filing of) when due all reports, returns, information returns, forms, declarations, claims for refund, statements or other information (including any amendments thereto and including any schedule or statement thereto) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax and shall include any amended returns required as a result of examination adjustments made by the Internal Revenue Service or other Governmental Entity (each, "Tax Return") required by applicable Legal Requirements to be filed with respect to the Company and all Taxes shown to be due on such Tax Returns have been paid; (2) all such Tax Returns were true, correct and complete as of the time of each such filing; (3) all Taxes relating to periods ending on or before the date hereof owed by the Company (whether or not shown on any Tax Return) and required to have been paid, have been paid (except for Taxes which are being contested in good faith in appropriate proceedings diligently conducted); (4) any liability of the Company for Taxes not yet due and payable, or which are being contested in good faith in appropriate proceedings diligently conducted, has been provided for on the financial statements of the Company in accordance with GAAP; (5) there is no action, suit, proceeding, investigation, audit or claim now pending against, or with respect to, the Company in respect of any Tax or assessment, nor is any claim for additional Tax or assessment asserted by any Governmental Entity; (6) since January 1, 1999, no claim has been made by any Governmental Entity in a jurisdiction where the Company does not currently file a Tax Return that it is or may be subject to Tax by such jurisdiction, nor to the Company's Knowledge is any such assertion threatened; (7) there is no outstanding request for any extension of time within which to pay any Taxes or file any Tax Returns; (8) there has been no waiver or extension of any applicable statutes of limitation for the assessment or collection of any Taxes of the Company; (9) the Company is not a party to any agreement, whether written or unwritten, providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters; (10) no ruling with respect to Taxes (other than a request for determination of the status of a qualified pension plan) has been requested by or on behalf of the Company; (11) the Company has withheld and paid all material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; (12) no property of the Company is "tax-exempt use property" within the meaning of
        Section 168(h) of the Code; (13) the Company is not a party to any lease made pursuant to former Section 168(f)(8) of the Internal Revenue Code of 1954; (14) the Company has not filed any agreement or consent under
        Section 341(f) of the Code; and (15) the Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

             (ii) Except as disclosed in 3.1(k) of the Company Disclosure Schedule and assuming, with the permission of the Parent, Acquiror and Merger Sub, for the purposes of Section 162(m) of the Code only, that none of Acquiror, Parent or Merger Sub, prior to January 1, 2004, will issue any class of common equity securities required to be registered under Section 12 of the Securities Exchange Act of 1934, as amended: (1) any amount that could be received (whether in cash or property or the vesting of property) as a result of the Transactions by any employee, officer or director of the Company who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation sec. 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or benefit plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280(G)(b)(1) of the Code); and (2) the disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by the Company under any Contract, benefit plan, program, arrangement or understanding currently in effect.

          (l) Environmental Matters. Except as disclosed in SECTION 3.1(l) of the Company Disclosure Schedule, (i) the Company and its Subsidiaries and, to the Knowledge of the Company, all real property owned, leased or operated by the Company and its Subsidiaries are in compliance with Environmental Laws, except as would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect; (ii) the Company and its Subsidiaries have obtained and currently possess and maintain all permits required by Environmental Laws (collectively, "Company Environmental Permits") for each of their respective operations, all such Company Environmental Permits are in good standing, and the Company and its Subsidiaries are in compliance with the terms and conditions of such Company Environmental Permits, except in each such case as would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect; (iii) neither the Company and its Subsidiaries nor any real property currently or, to the Knowledge of the Company, formerly owned, leased or operated by the Company or its Subsidiaries is subject to any pending or, to the Knowledge of the Company, threatened Environmental Claim; (iv) neither the Company nor any of its Subsidiaries has generated, arranged for the disposal of or otherwise caused to be disposed of any Hazardous Material at any off-site location at which the Company and its Subsidiaries would reasonably be expected to be liable for undertaking or paying for any investigation or any other action to respond to the release or, to the Knowledge of the Company, threatened release of any Hazardous Material or would reasonably be expected to be required to pay natural resource damages, except in any such case as would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect; (v) no Company property or any property currently or, to the Knowledge of the Company, formerly owned, leased or operated by the Company and its Subsidiaries has been the subject of any treatment, storage, disposal, accumulation, generation, or release of Hazardous Materials in any manner which would reasonably be expected to give rise to liability under Environmental Laws or need to undertake any action to respond to such Hazardous Materials, except as would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect; (vi) there are no wetlands at any of the Company properties nor is any Company property subject to any current or, to the Knowledge of the Company, threatened environmental deed restriction, use restriction, institutional or engineering control, except as would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect; (vii) the Company has neither expressly, nor by operation of law, assumed or undertaken any liability arising under or related to any Environmental Claim; (viii) the Company is not required to give notice of or record or deliver to any Governmental Agency an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby; (ix) the Company and its Subsidiaries have made available to Parent all environmental audits, reports and other material environmental documents in their possession relating to their current and, to the extent the Company or its Subsidiaries have Knowledge that they are potentially liable, their formerly owned or operated properties, facilities or operations; (viii) no capital expenditures are presently required to maintain or achieve compliance with Environmental Laws, except as would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company; and (ix) to the Knowledge of the Company, there are no underground storage tanks, polychlorinated biphenyls ("PCB") or PCB-containing equipment, except for PCB or PCB-containing equipment owned by utility companies, or asbestos or asbestos-containing materials at any Company property, except as would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.

          As used in this Agreement:

             "Environmental Claims" means any and all administrative, regulatory, judicial or third-party claims, demands, notices of violation or non-compliance, directives, proceedings, investigations, orders, decrees, judgments or other allegations of noncompliance with or liability or potential liability relating in any way to any Environmental Law or any Company Environmental Permit.

             "Environmental Laws" means all applicable federal, state, and local Laws, rules and regulations, orders, judgments, decrees and other legal requirements including, without limitation, common law relating to pollution or the regulation and protection of human health, safety, the environment or natural resources, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Sec. 9601 et seq.); the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sec. 180 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. Sec. 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sec. 6901 et seq.); the Toxic Substances Control Act, as amended (42 U.S.C. Sec. 7401 et seq.); the Clean Air Act, as amended (42 U.S.C. Sec. 740 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. Sec. 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. Sec. 651 et seq.); the Safe Drinking Water Act, as amended (42 U.S.C. Sec. 300f et seq.); and their state and local counterparts or equivalents and any transfer of ownership notification or approval statute.

             "Hazardous Material" means all substances, pollutants, chemicals, compounds, wastes, including, without limitation, petroleum and any fraction thereof, and bacteria, mold, fungi or other toxic growth, either regulated under Environmental Laws or otherwise potentially injurious to human health and the environment.

          (m) Opinion of Financial Advisor. The Company has received the opinion of its Financial Advisor, to the effect that, as of the date of its opinion, the Merger Consideration is fair from a financial point of view to the holders of shares of Company Common Stock.

          (n) Takeover Statutes. The Company's Board of Directors, at a meeting duly called and held, has approved, for purposes of Chapter 1704 of the Ohio Revised Code, the Merger and the acquisition by Acquiror of the shares of common stock of the Surviving Corporation pursuant to the Merger. As of the date of this Agreement, except for Chapter 1704 of the Ohio Revised Code and Section 1701.831 of the Ohio Law, no "fair price," "business combination," "moratorium," "control share acquisition" or other anti-takeover statute or similar statute or regulation enacted by any state apply to the Merger or the other transactions contemplated by this Agreement.

          (o) Finders' or Advisors' Fees. Except for its Financial Advisor, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

          (p) Intellectual Property; Software.

             (i) Except in each case where the failure would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (1) the Company and its Subsidiaries own all right, title and interest in or have valid and enforceable rights to use, by license or other agreements, all of the Intellectual Property that is currently used in the conduct of the Company's or any of its Subsidiary's business, free of all liens, pledges, charges, options, rights of first refusal, security interests or other encumbrances of any kind, (2) no action, claim, arbitration, proceeding, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) has commenced, been brought or heard by or before any Governmental Entity or arbitrator or is pending or is threatened in writing by any third Person with respect to any Intellectual Property owned by such third Person or the Company or any of its Subsidiaries in connection with the business as currently conducted, including any claim or suit that alleges that any such Intellectual Property owned by the Company or any of its Subsidiaries infringes, impairs, dilutes or otherwise violates the rights of others, and the Company and its Subsidiaries are not subject to any outstanding injunction, judgment, order, decree, ruling, charge, settlement, or other dispute involving any third Person's Intellectual Property, (3) neither the Company nor any of its Subsidiaries has threatened or initiated any claim or action against any third party with respect to any Intellectual Property, and (4) the Company has no Knowledge of any material conflicts with or infringements of any Intellectual Property of any third Person.

             (ii) For purposes of this Agreement, "Intellectual Property" means all (1) inventions, discoveries, processes, designs, techniques, developments, technology, and related improvements, whether or not patentable; (2) United States and foreign issued patents and applications therefor and all divisionals, reissues, renewals, registrations, confirmations, re-examinations, certificates of inventorship, extensions, continuations and continuations-in-part thereof and all rights of priority therein; (3) United States, state and foreign trademarks, trade dress, service marks, service names, trade names, brand names, logo or business symbols, whether registered or unregistered, and pending applications (including intent to use applications) to register the foregoing, including all extensions and renewals thereof and all goodwill associated therewith; (4) United States and foreign copyrights and moral rights in writings, designs, software, mask works or other works, whether registered or unregistered, and pending applications to register the same, (5) technical, scientific, and other know-how, trade secrets, methods, processes, practices, formulas and techniques, computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level or "proprietary" languages, related documentation and materials, whether in interpretive code, source code, object code or human readable form; (6) rights of publicity and privacy, "name and likeness" rights and other similar rights; (7) books and records kept in the ordinary course of the business describing or used in connection with any of the foregoing; and (8) claims or causes of action arising out of or related to past, present or future infringement or misappropriation of any of the foregoing. Without limiting the foregoing, the Intellectual Property shall include the United States and foreign issued patents, patent applications, trademark registrations, trademark applications, copyright registrations and copyright applications, and the right to register the domain names as set forth in the Company Disclosure Schedule

          (q) Problems with Customers and Suppliers.

             (i) Section 3.1(q) of the Company Disclosure Schedule lists each of the Company's customers whose purchases from the Company constituted greater than 10% of the Company's revenue for the year ended December 31, 2001 and the nine months ended September 30, 2002 (each a "Major Customer") and the dollar amount of business done with each Major Customer in each such period. Section 3.1(q) of the Company Disclosure Schedule further lists each of the Company's vendors and suppliers, the dollar value of purchases constituted greater than 10% of the Company's revenue for the year ended December 31, 2001 and the nine months ended September 30, 2002 (each a "Major Supplier"), and the dollar amount of business done with each Major Supplier in each such period. The Company has furnished Acquiror, Parent and Merger Sub with complete and accurate copies or descriptions of all current agreements (written or unwritten) with such Major Customers and Major Suppliers. Except as set forth on Section 3.1(q) or the Company Disclosure Schedule, (1) the Company is not engaged in a material dispute with any Major Customer or Major Supplier,
        (2) there has been no material adverse change in the business relationship of the Company with any Major Customer or Major Supplier since September 30, 2002, and (3) no Major Customer or Major Supplier has indicated in writing or otherwise any material modification or change in the business relationship with the Company, including but not limited to, a reduction in the volume of business transacted by such Major Customer or Major Supplier, as the case may be, below historical levels.

             (ii) Since January 1, 2002: (1) no supplier or customer of the Company or any of its Subsidiaries has canceled or otherwise terminated its relationship with the Company or any of its Subsidiaries, except for such cancellations and terminations that, individually or in the aggregate, have not had, or more likely than not are not expected to have, a Material Adverse Effect; (2) to the Knowledge of the Company, no supplier or customer of the Company or any of its Subsidiaries has provided written notice to the Company or any of its Subsidiaries of its intent either to terminate its relationship with the Company or any of its Subsidiaries or to cancel any material agreement with the Company or any of its Subsidiaries, except for such terminations and cancellations that would not, individually or in the aggregate, have, or will have, a Material Adverse Effect; (3) to the Knowledge of the Company, none of the suppliers of the Company or any of its Subsidiaries is unable to continue to supply the products or services supplied to the Company or any of its Subsidiaries by such supplier, except for such inabilities that, individually or in the aggregate, have not had, or will have, a Material Adverse Effect; and (4) the Company and its Subsidiaries have no direct or indirect ownership interest in any supplier or customer of the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries taken as a whole.

          (r) Certain Business Practices. To the Knowledge of the Company, within the past five years, none of the Company, any of its Subsidiaries or any directors, officers, agents or employees of the Company or any of its Subsidiaries has, directly or indirectly, (i) used any funds for unlawful contributions, gifts, kickbacks entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) made any unlawful contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other unlawful payment to any Person, private or public, regardless of form, whether in money, property, or services (1) to obtain favorable treatment in securing business, (2) to pay for favorable treatment for business secured, (3) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, or (4) in violation of any Legal Requirement, (iv) established or maintained any fund or asset that has not been recorded in the books and records of the Company, or (v) made any other unlawful payment.

          (s) Real Estate.

             (i) Section 3.1(s) of the Company Disclosure Schedule contains a true correct and complete description of all owned and leased real estate and all leases, subleases, licenses and other occupancy agreements together with any amendments thereto, any option agreements and any subordination, nondisturbance and attornment agreements (the "Leases"), with respect to all real property leased or subleased by the Company or its Subsidiaries (the "Leased Real Estate" and, together with the owned real estate, the "Real Property"). Each Lease is in full force and effect, the Company and/or the Subsidiaries, as applicable and any other party thereto has performed all material obligations required to be performed by it to date under each of the Leases and neither the Company, the Subsidiary nor, to the Company's or Subsidiary's Knowledge, any other party thereto is in material default under any of the Leases (and no event has occurred which, with due notice or lapse of time or both, would constitute such a lapse or default). No amount due under the Leases remains unpaid, no material controversy, claim, dispute or disagreement exists between the parties to any of the Leases. The Company has delivered to Parent true correct and complete copies of each Lease, and all amendments thereto, listed on Section 3.1(s) of the Company Disclosure Schedule, except to the extent otherwise noted therein.

             (ii) The covenants, conditions, restrictions, encroachments, encumbrances, easements, rights of way, licenses, grants, building or use restrictions, exceptions, reservations, limitations or other impediments affecting the Real Property do not and will not, with respect to each Real Property, materially impair the Company's ability to use any such Real Property in the operation of the Company's business as presently conducted. There are no pending or, to the Company's Knowledge, threatened condemnation or similar proceedings affecting the Real Property

             (iii) All brokerage commissions and other compensation and fees payable by reason of the Leases have been paid in full except for such commissions and other compensation related to options or extensions in the Leases which are not yet exercised.

             (iv) To the Company's Knowledge, all improvements on the Real Property and the operations therein conducted conform in all material respects to all applicable Legal Requirements, including without limitation, health, fire, environmental, safety, zoning and building laws, ordinances and administrative regulations, except for possible nonconforming uses or violations which do not and will not expose any person or property to injury or damage, materially and adversely affect any insurance coverage, give rise to strict liability, penalties or fines jeopardize any Permit or materially interfere with the present use, operation or maintenance thereof by the Company and its Subsidiaries as now used, operated or maintained, and which do not and will not materially and adversely affect the value thereof. To the Company's Knowledge, all buildings, structures, improvements and fixtures owned, leased or used by the Company or its Subsidiaries in the conduct of its business at the Real Property conform in all material respects to all applicable codes and rules adopted by national and local associations and boards of insurance underwriters; and all such buildings, structures, improvements and fixtures are in good operating condition and repair, free of leaks and other material defects and have not suffered any casualty or other material damage that has not been repaired in all material respects except to the extent that the same does not materially affect the Company's use and enjoyment of the Real Property.

             (v) There are no outstanding requirements or recommendations by any insurance company which has issued to the Company a policy covering the Real Property, or by any board of fire underwriters or other body exercising similar functions, requiring or recommending any repairs or work to be done on such property.

             (vi) Except as set forth in Section 3.1(s) of the Company Disclosure Schedule, the Company has not assigned any of its interests under any Lease, nor is any Real Property subject to any lease, sublease, license or other agreement granting to any other Person any right to the use, occupancy or enjoyment of such property or any portion thereof. No option (to extend or reduce the term of any Lease, or reduce or expand the space conveyed under any sublease or to purchase the property leased under any such lease) has been exercised or has expired under any of the Leases, except options whose exercise or expiration have been evidenced by a written document, a true, complete and accurate copy of which has been delivered to the Parent with the corresponding Lease.

             (vii) The Real Property is all of the real property used by the Company or necessary for the conduct of its business as currently conducted.

          (t) Voting Requirements. The affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock at the Company Shareholders Meeting to adopt this Agreement (the "Company Shareholder Approval") is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt and approve this Agreement and the Merger and the transactions contemplated hereby.

          (u) Condition and Compliance of Property; Accounts.

             (i) The assets of the Company: (1) in the aggregate are adequate to conduct the operations of the Company in substantially the manner currently conducted, (2) are suitable for the purposes for which they are currently used, (3) have been maintained in accordance with the Company's historical practices since December 31, 2001, and (4) are in good condition, ordinary wear and tear excepted.

             (ii) Section 3.1(u) of the Company Disclosure Schedule correctly identifies each bank account, brokerage account and safety deposit box maintained by or on behalf or for the benefit of the Company.

          (v) Company Rights Agreement. The Rights Agreement dated as of October 23, 1993 between the Company and National City Bank, Cleveland, Ohio (the "Company Rights Agreement") has been amended to (i) render the Company Rights Agreement inapplicable to the Merger and the other transactions contemplated by this Agreement, (ii) ensure that (x) none of Acquiror or its wholly owned Subsidiaries is an Acquiring Person (as defined in the Company Rights Agreement) pursuant to the Company Rights

     Agreement, (y) a Distribution Date, a Triggering Event or a Share Acquisition Date (as such terms are defined in the Company Rights Agreement) does not occur solely by reason of the execution of this Agreement, the consummation of the Merger, or the consummation of the other transactions contemplated by this Agreement and (z) ensure that the Company Rights Agreement will expire or otherwise terminate immediately prior to the Effective Time.

          (w) Board Recommendation. As of the date hereof, the Board of Directors of the Company has recommended that the shareholders of the Company vote for adoption of this Agreement.

          (x) Contracts. Except as disclosed in the Company SEC Documents, neither the Company nor any Subsidiary is a party to or bound by (i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or any agreement, contract or commitment that would be such a "material contract" but for the exception for contracts entered into in the ordinary course of business, (ii) any non-competition agreement or any other agreement or obligation which materially limits or will materially limit the Company from engaging in any line of business,
     (iii) any Lease, or (iv) any material agreement, contract or commitment to which the Company is a party that is not in the Ordinary Course of Business (collectively, "the Contracts"). With such exceptions as, individually or in the aggregate, have not had, and would not be reasonably expected to have, a Material Adverse Effect, (x) each of the contracts, agreements and commitments of the Company is valid and in full force and effect and (y) neither the Company nor a Subsidiary has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of any such contract, agreement or commitment. To the Knowledge of the Company, no counterparty to any such contract, agreement or commitment has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time, or both would constitute a default or other breach under the provisions of, such contract, agreement or commitment, except for defaults or breaches which, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Material Adverse Effect. Neither Company nor any Subsidiary is a party to, or otherwise a guarantor of or liable with respect to, any interest rate, currency or other swap or derivative transaction. The Company has provided or made available to Parent a copy of each agreement described in item (i),
     (ii), (iii) or (iv) above.

          (y) Insurance. SECTION 3.1(Y) of the Company Disclosure Schedule sets forth a list of all insurance policies and all material fidelity bonds or other insurance service contracts (the "Insurance Policies") providing coverage for the properties or operations of the Company, the type and amount of coverage, and the expiration dates of the Insurance Policies. There is no claim by the Company pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums payable under all Insurance Policies have been paid, and the Company has otherwise complied in all material respects with the terms and conditions of all the Insurance Policies. The Insurance Policies are valid and enforceable in accordance with their terms, are issued by an insurer that is financially sound and reputable, are in full force and effect and insure against risk and liabilities customary in the industry and as required by Legal Requirements and the Contracts. The Company has not received notice from any insurance carrier: (i) threatening a suspension, revocation, modification or cancellation of any Insurance Policy or a material increase in any premium in connection therewith, or (ii) informing Company that any coverage listed on SECTION 3.1(W) of the Company Disclosure Schedule will or may not be available in the future on substantially the same terms as now in effect.

          (z) Product Liability; Warranty. Except as disclosed in SECTION 3.1(Z) of the Company Disclosure Schedule:

             (i) there has not been during the past six (6) years from the date of this Agreement and there is no notice, demand, claim, action, suit, inquiry, hearing, proceeding, notice of violation or investigation of a civil, criminal or administrative nature by any Governmental Entity against or involving any product, substance or material (collectively, a "Product"), or class of claims or lawsuits involving a Product manufactured, produced, distributed or sold by or on behalf of the Company which is pending or, to Company's Knowledge, threatened, resulting from an alleged defect in design, manufacture, materials or workmanship of any Product manufactured, produced, distributed or sold by or on behalf of the Company, or any alleged failure to warn, or from any breach of express or implied specifications or warranties or representations (a "Product Claim");

             (ii) there has not been, nor is there under consideration or investigation by the Company, any Product recall, rework, retrofit or post-sale warning (collectively, recalls, reworks, retrofits and post-sale warnings are referred to in this Agreement as "Recalls") conducted by or on behalf of the Company concerning any Products manufactured, produced, distributed or sold by or on behalf of the Company or, to the Company's Knowledge, any Recall conducted by or on behalf of any entity as a result of any alleged defect in any Product supplied by the Company, other than rework, refurbishments, or refits arising in the Ordinary Course of Business; and

             (iii) there is no Product Claim pending or, to the Company's Knowledge threatened, on behalf of a customer of the Company or a consumer that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

          (aa) No Additional Representations or Warranties. Neither the Company nor any other Person makes any other express or implied representation on behalf of the Company other than as expressly set forth in this ARTICLE III.

     SECTION 3.2 Representations and Warranties of Acquiror, Parent and Merger Sub. Acquiror, Parent and Merger Sub each hereby represents and warrants to the Company as follows:

          (a) No Prior Activities of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

          (b) Organization, Standing and Corporate Power. Each of Acquiror, Parent and Merger Sub is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted.

          (c) Authority; No Conflict. Each of Acquiror, Parent, and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement, subject to approval by shareholders of Parent ("Parent Shareholder Approval"). The execution and delivery of this Agreement by Acquiror, Parent, and Merger Sub and the consummation by Acquiror, Parent, and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror, Parent, and Merger Sub, subject to Parent Shareholder Approval. This Agreement has been duly executed and delivered by Acquiror, Parent, and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Acquiror, Parent, and Merger Sub, enforceable against Acquiror, Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting the rights of creditors and to general principles of equity. Except as set forth in SECTION 3.2(C) to the Acquiror disclosure schedule attached hereto (the "Acquiror Disclosure Schedule"), the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under,
     (i) the certificate incorporation, articles of organization or other charter documents of Acquiror or Parent or the articles of incorporation or code of regulation of Merger Sub, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to Acquiror or Parent or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror or Parent or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not reasonably be expected to materially impair or delay the ability of Acquiror, Parent, or Merger Sub to perform their obligations under this Agreement. No consent, approval, order or authorization of, action by, or in respect of, or registration, declaration or filing with, any Governmental Entity is required by Acquiror, Parent or Merger Sub in connection with the execution and delivery of this Agreement by Acquiror or the consummation by Acquiror of the transactions contemplated hereby, except: (1) the filing of the Certificate of Merger with the Secretary of State of the State of Ohio; (2) the filing of a pre-merger notification and report form by Acquiror and

     Parent under the HSR Act; (3) such filings, consents, approvals, orders or authorizations as may be required to be made or obtained pursuant to Foreign Antitrust Laws; (4) such filings, consents, approvals, orders or authorizations as may be required to be made or obtained pursuant to rules and regulations of the Stock Exchange of Hong Kong; and, (5) such consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate would not reasonably be expected to materially impair or delay the ability of Acquiror, Parent or Merger Sub to perform its respective obligations under this Agreement.

          (d) Proxy Materials. All of the information to be furnished by Acquiror, Parent or Merger Sub for inclusion in the Definitive Proxy Statement (or any amendment or supplement thereto) will not, on the date it is first mailed to the Company's shareholders, and the Definitive Proxy Statement, as then amended or supplemented, on the date of the Company Shareholders Meeting referred to in SECTION 5.1(A) (Proxy Statement) or on the Closing Date, contain any statement which is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Acquiror, Parent and Merger Sub make no representation or warranty regarding information furnished by the Company for inclusion in the Definitive Proxy Statement (or any amendment or supplement thereto). The information supplied or to be supplied in writing by or on behalf of Acquiror or Merger Sub for inclusion in the Definitive Proxy Statement will comply as to form and substance in all material respects with the requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder.

          (e) Brokers. Except as set forth in SECTION 3.2(E) of the Acquiror Disclosure Statement, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Acquiror or Merger Sub.

                                   ARTICLE IV

                             PRE-CLOSING COVENANTS

     SECTION 4.1 Conduct of Business. Except as (i) set forth in SECTION 4.1 of the Company Disclosure Schedule, (ii) as otherwise expressly contemplated by this Agreement or (iii) consented to by Acquiror, such consent not to be unreasonably withheld or delayed, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause its Subsidiaries to, carry on their respective businesses in the Ordinary Course of Business consistent with past practice and in compliance in all material respects with all applicable Legal Requirements and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations (other than internal organizational realignments), use all reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those Persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing and except as subject to the above exceptions, during the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to:

          (a) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for issuances of the Company Common Stock upon the exercise of the Company Stock Options under the Company Stock Plans or in connection with other awards under the Company Stock Plans, in each case, outstanding as of the Stock Reference Date, and in accordance with their present terms or issued pursuant to SECTION 4.1(B) or (z) except pursuant to agreements entered into with respect to the Company Stock Plans that are in effect as of the close of business on the Stock Reference Date or issued pursuant to SECTION 4.1(B), purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (b) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, other than the issuance of Company Common Stock upon the exercise of the Company Stock Options or in connection with other awards under the Company Stock Plans (x) outstanding as the Stock Reference Date and in accordance with their present terms or granted after the date thereof in the Ordinary Course of Business consistent with past practice or (y) after consulting with Acquiror, otherwise granted after the date hereof;

          (c) amend its articles of incorporation, code of regulations or other comparable organizational documents, or, in the case of the Company, merge or consolidate with any Person;

          (d) acquire or agree to acquire, or dispose of or agree to dispose of, any material assets, either by purchase, merger, consolidation, sale of shares in any of its Subsidiaries or otherwise, except for (w) purchases of capital equipment in accordance with the previously approved capital expenditure budget, a complete and correct copy of which has been furnished to Acquiror, (x) purchase of inventory components and subsequent sale of inventory in the Ordinary Course of Business, consistent with past practice, (y) sale of obsolete equipment for fair market value, and (z) the sale of excess equipment in an amount in any single transaction or series of related transactions, not to exceed $3 million;

          (e) sell, lease, license, mortgage or otherwise encumber or subject to any Lien, abandon or otherwise dispose of any of its properties or assets other than in the Ordinary Course of Business consistent with past practice;

          (f) take any action that would cause the representations and warranties set forth in this Agreement to no longer be true and correct;

          (g) amend, modify or waive any provision of the Company Rights Agreement, and shall not take any action to redeem the rights issued thereunder or render the rights issued thereunder inapplicable to a transaction, other than to permit another transaction that the Board of Directors of the Company has determined in good faith, after consultation with outside counsel, is a Superior Proposal;

          (h) make any change in accounting methods or cash management;

          (i) (i) grant any increase in the compensation payable or to become payable by the Company or any of its Subsidiaries to any of its officers, directors or key employees, except in the case of key employees (who are not officers or directors) increases in the Ordinary Course of Business, or pursuant to Contracts in effect as of the date of this Agreement; or (ii)
     (A) adopt any new, (B) grant any award under, or (C) except as required by applicable Legal Requirements, amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under, any existing Company Benefit Plan; or (iii) enter into or modify or amend any employment or severance agreement with or, except as required by applicable Legal Requirements, grant any severance or termination rights to any officer, director or employee of the Company or any of its Subsidiaries; (iv) enter into any collective bargaining agreement or (v) make any loan to, or enter into any material transaction of any other nature with, any director, executive officer or key employee of the Company;

          (j) modify, amend or terminate in any material respect, any of its material Contracts or waive, release or assign any material rights or claims;

          (k) (i) incur or assume any Indebtedness other than Indebtedness with respect to working capital in amounts consistent with past practice; (ii) materially modify any Indebtedness or other Liability; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than a Subsidiary), other than immaterial amounts in the Ordinary Course of Business, and other than the endorsement of negotiable instruments for collection in the Ordinary Course of Business; (iv) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned Subsidiaries of the Company or customary advances to employees in accordance with past practice); or (v) enter into any material commitment or transaction;

          (l) make any material tax election (unless required by law) or settle or compromise any material income tax liability;

          (m) (i) waive the benefits of, or agree to modify in any material manner, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party, or (ii) pay, discharge or satisfy any proceeding, other than a payment, discharge or satisfaction (A) involving payments by the Company or its Subsidiaries of less than $1 million, or (B) for which liabilities are reflected on or are reserved against in the Company's most recent consolidated financial statements (or the notes thereto) included in the Company SEC Reports, but not to exceed the reserve therefor, in each case in complete satisfaction, and with a complete release, of such matter with respect to all parties to such matter, of actions, suits, proceedings or claims;

          (n) make any payment or incur any liability or obligation for the purpose of obtaining any consent from any third party to the transactions contemplated hereby;

          (o) fail to keep in full force and effect insurance comparable in amount and scope to coverage maintained by it (or on behalf of it) on the date hereof;

          (p) accelerate the collection of receivables or defer the payment of payables or modify the payment terms of any receivables or payables, other than immaterial changes in a manner consistent with past practice, or sell, securitize, factor or otherwise transfer any accounts receivable other than consistent with past practice;

          (q) permit any purchase of Common Stock by the Company or any of its Subsidiaries at a price higher than the Merger Consideration;

          (r) fail to inform Parent of the occurrence of any event which to the Knowledge of the Company could reasonably be expected to result in a breach of any representation or warranty contained in Section 3.1; and

          (s) shall enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing;

provided that the limitations set forth in this SECTION 4.1 (other than clause
(c)) shall not apply to any transaction to which the only parties are the Company and any wholly owned Subsidiary or Subsidiaries of the Company.

     SECTION 4.2 Other Actions. Except as required by law, the Company, Parent and Acquiror shall not, and neither shall permit any of their respective Subsidiaries to, voluntarily take any action that would reasonably be expected to result in any of the conditions to the Merger set forth in ARTICLE VI (Conditions Precedent) not being satisfied.

     SECTION 4.3 Advice of Changes. The Company and Acquiror shall give prompt oral and written notice to the other party of (i) the occurrence, or non-occurrence of any event whose occurrence, or non-occurrence would be likely to cause either (A) a Material Adverse Change, (B) any representation or warranty contained in this Agreement to be untrue or inaccurate in any respect at any time from the date hereof to the Effective Time or (C) any failure of the Company, Acquiror or Parent, or any of their respective officers, directors, employees, agents or subsidiaries, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this SECTION 4.3 shall not limit or otherwise affect the representations, warranties or remedies available hereunder to any party hereto.

     SECTION 4.4  No Solicitation by the Company.

     (a) The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly, through another Person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes any Company Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Company Takeover Proposal; provided, however, that if, at any time, the Board of Directors of the Company determines in good faith, after consultation with such legal, financial and other advisors as it deems appropriate, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties under applicable law, the Company may, prior to the date of the Shareholders Meeting and in response to a Superior Proposal that was not solicited by it or that did not otherwise result from a breach of this SECTION 4.4(A), (x) furnish non-public information with respect to the Company and its Subsidiaries to any Person making or proposing to make a Superior Proposal pursuant to a confidentiality agreement and (y) participate in discussions or negotiations regarding such Superior Proposal.

     (b) In addition to the obligations of the Company set forth in paragraph
(a) of this SECTION 4.4, the Company shall immediately advise Acquiror orally and in writing of any request for information or of any Company Takeover Proposal and the material terms and conditions of such request or Company Takeover Proposal. The Company will keep Acquiror reasonably informed of the status and details (including amendments and proposed amendments) of any such request or Company Takeover Proposal.

     (c) Nothing contained in this SECTION 4.4 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's shareholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law.

     (d) Notwithstanding the preceding provisions of this SECTION 4.4, the Company (i) may file this Agreement and any press release announcing this Agreement as exhibits to a Current Report on Form 8-K, and (ii) may, in private communications with third parties and in other public disclosures, make a statement to the effect that, consistent with its fiduciary obligations and subject to the terms of this Agreement, the Board of Directors of the Company has preserved its ability to respond to third parties, where appropriate.

     SECTION 4.5  Continued Availability of Funds; Evidence of Funds.

     (a) The Parent, directly or indirectly through the Acquiror or Merger Sub, shall at all times prior to the Closing Date, maintain on hand sufficient funds to pay the Merger Consideration (the "Financing").

     (b) The Parent shall provide to the Company upon execution of this Agreement and thereafter, as the Company may reasonably request, continuing financial and accounting evidence of their financial capacity to make the investments contemplated by this Agreement.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     SECTION 5.1  Preparation of the Proxy Statement; Shareholders Meeting.

     (a) Proxy Statement. In connection with the Company Shareholders Meeting contemplated by SECTION 5.1(B) below, the Company will prepare and file (after consultations with Acquiror) a preliminary proxy statement relating to the transactions contemplated by this Agreement (the "Preliminary Proxy Statement") and will use its commercially reasonable efforts to respond to the comments of the SEC thereon, and to cause a final proxy statement (such proxy statement the "Definitive Proxy Statement") to be mailed to the Company's shareholders, in each case as soon as reasonably practicable after providing Acquiror with reasonable opportunity to comment thereon. Each party to this Agreement will notify the other parties promptly of the receipt of the comments of the SEC, if any, and of any request by the SEC for amendments or supplements to the Preliminary Proxy Statement or the Definitive Proxy Statement or for additional information, and will supply the others with copies of all correspondence between such party or its representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Preliminary Proxy Statement, the Definitive Proxy Statement or the Merger. If at any time prior to the Company Shareholders Meeting, (i) any event should occur relating to the Company or any of the Subsidiaries which should be set forth in an amendment of, or a supplement to, the Definitive Proxy Statement, or (ii) any event should occur relating to Acquiror, Parent, or Merger Sub or any of their respective Affiliates, or relating to the plans of any such Persons for the Surviving Corporation after the Effective Time of the Merger, or relating to the Financing of the transaction, in either case that should be set forth in an amendment of, or a supplement to, the Definitive Proxy Statement, then the Company or Acquiror (as applicable), will, upon learning of such event, promptly inform the other of such event and the Company shall prepare, file and, if required, mail such amendment or supplement to the Company's shareholders; provided that, prior to such filing or mailing the Company shall consult with Acquiror with respect to such amendment or supplement and shall afford Acquiror reasonable opportunity to comment thereon. Acquiror will furnish to the Company the information relating to Acquiror, Parent, and Merger Sub, their respective Affiliates and the plans of such Persons for the Surviving Corporation after the Effective Time of the Merger, and relating to the Financing, which is required to be set forth in the Preliminary Proxy Statement or the Definitive Proxy Statement under the Exchange Act and the rules and regulations of the SEC thereunder.

     (b) The Company will take all action necessary in accordance with applicable law and its governing documents to duly call, give notice of, and, after SEC clearance of the Definitive Proxy Statement, convene a meeting of its shareholders (the "Company Shareholders Meeting") to consider and vote upon the adoption of this Agreement. The Board of Directors of the Company shall recommend such adoption and approval, and subject to fiduciary obligations under applicable law, shall not withdraw or modify such recommendation other than in compliance with SECTION 4.4(A) and SECTION 7.1(E), or if the Fairness Opinion is withdrawn by Financial Advisor and the Company terminates this Agreement under
SECTION 7.1(F), and shall take all lawful action necessary to obtain such shareholder approval.

     (c) Parent will take all action necessary in accordance with applicable law, including the rules and regulations of the Stock Exchange of Hong Kong, to obtain approval of the Merger by the shareholders of Parent. The disclosure statement or other communication sent by Parent to its shareholders shall contain (i) the recommendation of the Board of Directors of Parent that such shareholders vote in favor of the Merger and (ii) a statement that the executive members of the Board of Directors of Parent intend to vote their shares of Parent Common Stock in favor of the Merger.

     SECTION 5.2 Access to Information; Confidentiality. To the extent permitted by applicable law and subject to the Agreement dated October 2, 2002 between Acquiror and the Company (the "Confidentiality Agreement"), the Company shall, and shall cause each of its Subsidiaries to afford to Acquiror and to the officers, employees, accountants, counsel, financial advisors and other representatives of Acquiror, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties (including access to perform environmental studies, if deemed necessary or appropriate by the Acquiror), books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its subsidiaries to furnish promptly to Acquiror (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and Personnel as such other party may reasonably request. Any review pursuant to this SECTION 5.2 shall be for the purposes of confirming the accuracy of any representation or warranty contained in this Agreement given by the Company to Acquiror, Parent and Merger Sub. The Acquiror will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates, any non-public information in accordance with the terms of the Confidentiality Agreement.

     SECTION 5.3  Commercially Reasonable Efforts; Cooperation.

     (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) obtaining of all necessary consents, approvals or waivers from third parties, (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) executing and delivering of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Nothing set forth in this SECTION 5.3(A) will limit or affect actions permitted to be taken pursuant to SECTION 4.2.

     (b) Each of Acquiror and the Company shall use their best efforts to file as soon as practicable notifications under the HSR Act with respect to the Merger and the other transactions contemplated by this Agreement and to respond at the earliest practicable date with any request under the HSR Act for additional information, documents or other materials received by such party from the Federal Trade Commission or the Department of Justice or any other Governmental Entity in respect of such filings or the Merger and the other transactions contemplated by this Agreement. The parties to this Agreement will cooperate with the other party in connection with making any filing under the HSR Act and in connection with any filings, conferences or other submissions related to resolving any investigation or other inquiry by any Governmental Authority with respect to the Merger and the other transactions contemplated by this Agreement.

     SECTION 5.4  Director, Officer and Employee Indemnification.

     (a) Acquiror shall, and shall cause the Surviving Corporation to, and the Surviving Corporation shall, indemnify and hold harmless, to the fullest extent permitted under applicable law, the individuals who on or prior to the Effective Time were officers, directors or employees of the Company or its Subsidiaries (collectively, the "Indemnitees") with respect to all acts or omissions by them in their capacities as such or taken at the request of the Company or its Subsidiaries at any time prior to the Effective Time. With respect to all acts or omissions by them in their capacities as such or taken at the request of the Company or its Subsidiaries at any time prior to the Effective Time. Acquiror agrees that, and Acquiror agrees to cause the Surviving Corporation to agree that, all rights of the Indemnitees to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the respective articles of incorporation or regulations (or comparable organizational and governing documents) of the Company and its Subsidiaries as now in effect and any indemnification agreements or arrangements of the Company or its Subsidiaries shall survive the Merger and shall continue in full force and effect in accordance with their terms. Such rights shall not be amended, or otherwise modified in any manner that would adversely affect the rights of the Indemnitees, unless such modification is required by law. In addition, the Surviving Corporation shall pay any expenses of any Indemnitee under this SECTION 5.4 as incurred to the fullest extent permitted under applicable law, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable law.

     (b) In the event any action is asserted or made, any determination required to be made with respect to whether an Indemnitee's conduct complies with the standards set forth under the Ohio Statutes, the applicable organizational documents of the Company or its Subsidiaries or any indemnification agreements or arrangements of the Company or its Subsidiaries, as the case may be, shall be made by independent legal counsel selected by the Acquiror and reasonably acceptable to the Indemnitee; provided, however, that nothing in this SECTION
5.4 shall impair any rights of any current or former director or officer of the Company or its Subsidiaries, including pursuant to the respective articles of incorporation or bylaws of Surviving Corporation or the Company, or their respective subsidiaries, under Ohio law or otherwise.

     (c) Each of Acquiror, the Surviving Corporation and the Indemnitee shall cooperate, and cause their respective affiliates to cooperate, in the defense of any action and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

     (d) For the six-year period commencing immediately after the Effective Time, Surviving Corporation shall either (i) maintain in effect the Company's current directors' and officers' liability insurance policies providing coverage as respects acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by the Company's directors' and officers' liability insurance policy ("D&O Insurance") on terms and at limits no less favorable to the Company's directors and officers currently covered by policies in effect on the date hereof or (ii) a directors' and officers' insurance policy for the exclusive benefit of those persons who are currently covered by the Company's directors' and officers' liability insurance policy from a financially sound and nationally reputable carrier which (1) is at least as favorable to the Persons currently covered by the Company's directors' and officers' liability insurance in effect as of the date hereof and (2) will at a minimum have the same terms and limits as the Company's directors' and officers' liability insurance policies in effect as of the date hereof; provided, however, that, if the Company's current directors' and officers' liability insurance expires, is terminated or is canceled during such six-year period, Acquiror shall, or shall cause the Surviving Corporation to, obtain directors' and officers' liability insurance covering such acts or omissions with respect to each such Person on terms and at limits no less favorable to the Company's directors and officers currently covered by policies in effect immediately prior to the date of such expiration, termination or cancellation, provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 200% of the estimated premium for 2003. The Company and Acquiror shall cooperate to make any arrangements necessary to obtain or continue such directors' and officers' liability insurance for such six-year period, including the prepayment any fees or premiums to the applicable insurance providers of such amounts as necessary to provide the coverage contemplated by this SECTION 5.4.

     (e) The provisions of this SECTION 5.4 are intended to be for the benefit of, and shall be enforceable by, each Indemnitee, such Indemnitee's heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

     (f) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations thereof set forth in this SECTION 5.4.

     (g) The obligations of Acquiror and the Surviving Corporation under this
SECTION 5.4 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this SECTION 5.4 applies without the consent of the affected Indemnitee (it being expressly agreed that the Indemnitees to whom this SECTION 5.4 applies shall be third party beneficiaries of this SECTION 5.4).

     SECTION 5.5 Public Announcements. Acquiror and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and, subject to SECTION 4.4(D), shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law, court process or by obligations pursuant to any listing rules or listing agreement with any national securities or stock exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

     SECTION 5.6 2002 Year-End Benefits. The Surviving Corporation agrees to make, if not previously paid prior to the Effective Time, payments under the Company's current incentive bonus and profit sharing plans with respect to the year ended December 31, 2002.

     SECTION 5.7 Delisting. Each of the parties hereto shall cooperate with each other in taking, or causing to be taken, all actions necessary to delist all of the Company Common Stock from the New York Stock Exchange and to terminate registration under the Exchange Act; provided, that such delisting and termination shall not be effective until after the Effective Time.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     SECTION 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Shareholders' Approval. The Company Shareholder Approval and the Parent Shareholder Approval shall each have been obtained.

          (b) Governmental and Regulatory Approvals. All consents, approvals and actions of, filings with and notices to any Governmental Entity required of the Company, Acquiror, Merger Sub, or any of their Subsidiaries to consummate the Merger and the other transactions contemplated hereby, the failure of which to be obtained or taken is reasonably expected to have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries, taken as a whole, shall have been obtained in form and substance reasonably satisfactory to Acquiror.

          (c) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") affecting the Closing or seeking to prohibit the transactions contemplated under this Agreement shall be in effect; provided, however, that the parties asserting this condition shall have used its commercially reasonable efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

          (d) HSR Act. The waiting or similar period (including any extension thereof) applicable to the consummation of the Merger under the HSR Act and any applicable Foreign Antitrust Law shall have expired or been terminated.

     SECTION 6.2 Conditions to Obligations of Acquiror, Parent and Merger Sub. The obligations of Acquiror, Parent and Merger Sub to effect the Merger are further subject to satisfaction or waiver of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not have, individually or in the aggregate, a Material Adverse Effect.

          (b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects to all obligations required to be performed or complied by it under this Agreement at or prior to the Closing Date.

          (c) No Material Adverse Change. At any time after the date of this Agreement there shall not have occurred any Material Adverse Change.

          (d) Dissenting Shares. Acquiror shall have received evidence, in form and substance reasonably satisfactory to it, that the number of Dissenting Shares shall constitute no greater than 10% of the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

          (e) Closing Certificate. The Acquiror shall have received on the Closing Date a closing certificate in the form of Exhibit 4 hereto dated the Closing Date and executed by the chief executive officer of the Company certifying to the fulfillment of the conditions specified in SECTIONS 6.1 and 6.2.

          (f) Resolutions, etc. The Acquiror shall have received from the Company a certificate, dated as of the Closing Date, of its secretary or assistant secretary as to (i) any resolutions of the Company authorizing the execution, delivery or performance of this Agreement, the Merger or any other related document; and (ii) the articles of incorporation and code of regulations of the Company, with any amendments thereto, in effect as of the date hereof, upon which the Acquiror may conclusively rely until it shall have received a further certificate of secretary of the Company canceling or amending such prior articles of incorporation.

          (g) Good Standing Certificate. The Company shall provide to the Acquiror a certificate of the Secretary of State of Ohio as to the Company's good standing.

          (h) Director Resignations. The Company shall deliver or cause to be delivered to the Acquiror letters of resignation executed by the directors of the Company effective as of the Effective Time.

     SECTION 6.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are further subject to satisfaction or waiver of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Acquiror set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not have, individually or in the aggregate, a Material Adverse Effect on Acquiror.

          (b) Performance of Obligations of Acquiror, Parent and Merger
     Sub. Acquiror, Parent and Merger Sub shall have performed or complied in all material respects to all obligations required to be performed or complied by them under this Agreement at or prior to the Closing Date.

          (c) Exchange Fund Funding. On or prior to the Closing Date, but prior to the Effective Time, Parent, Acquiror or Merger Sub shall have deposited with the Exchange Agent the Exchange Fund.

          (d) Payment for Termination of Employment Agreement. Immediately prior to the Effective Time, Parent, Acquiror or Merger Sub shall have furnished cashiers' checks or wire transfers of funds to each of the employees listed on Section 6.3(d) of the Company Disclosure Schedule in the aggregate amount of $2.4 million.

          (e) Closing Certificate. The Company shall have received on the Closing Date a closing certificate in the form of Exhibit 5 dated the Closing Date and executed by the chief executive officer of Parent certifying to the fulfillment of the conditions specified in SECTIONS 6.1 and 6.3.

     SECTION 6.4 Frustration of Closing Conditions. None of Acquiror, Parent or the Company may rely on the failure of any condition set forth in SECTION 6.1 (Conditions to Each Party's Obligation to Effect the Merger), SECTION 6.2 (Conditions to Obligations of the Acquiror), or SECTION 6.3 (Conditions to Obligations of the Company), as the case may be, to be satisfied if such failure was caused by such party's failure to use commercially reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to SECTION 5.3 (Commercially Reasonable Efforts; Cooperation).

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Shareholder
Approval:

          (a) By mutual written consent of Acquiror and the Company;

          (b) By either Acquiror or the Company:

             (i) if the Merger shall not have been consummated by April 15, 2003; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement solely is the basis for the failure of the Merger to be consummated by such time;

             (ii) if the Company Shareholder Approval shall not have been obtained at a Company Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof; or

             (iii) if any Restraint having any of the effects set forth in
        SECTION 6.1(C) shall be in effect and shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this SECTION 7.1(B)(III) shall have used commercially reasonable efforts to prevent the entry of and to remove such Restraint;

          (c) By Acquiror, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would give rise to a Material Adverse Effect relating to the Company and (A) is not cured within 30 days after written notice thereof or (B) is incapable of being cured by the Company;

          (d) By the Company, if Acquiror, Parent or Merger Sub shall have breached or failed to perform in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform includes failure to fully fund the Exchange Fund and (A) is not cured within 30 days after written notice thereof or (B) is incapable of being cured by Acquiror;

          (e) By the Company upon the Company's execution of a binding agreement with a third party with respect to a Superior Proposal, provided that for any termination by the Company under this SECTION 7.1(E) to be effective, the Company must have complied with all provisions of this Agreement, including the notice provisions contained in SECTION 4.4(B) and paid the Termination Fee and expense reimbursement to Acquiror in accordance with
     SECTION 7.3;

          (f) by the Company if any event, circumstance, condition, fact, effect or other matter has occurred or exists which (i) would, or would be reasonably likely to give rise to the failure of any of the conditions to the obligations of the Parent, Merger Sub or Acquiror set forth in SECTION
     6.1 OR 6.3; and (ii) cannot be or has not been cured within 30 days after the giving of written notice to the Acquiror;

          (g) by Acquiror if any event, circumstance, condition, fact, effect or other matter has occurred or exists which (i) would, or would be reasonably likely to give rise to the failure of any of the conditions of the

     Company set forth in SECTION 6.1 OR 6.2; and (ii) cannot be or has not been cured within 30 days after the giving of written notice to the Company;

          (h) by Acquiror if any of the following shall have occurred:

             (i) any Person (other than Acquiror or any Subsidiary of Acquiror) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act), a tender offer or exchange offer to purchase any Company Common Stock or securities convertible into such shares such that, upon consummation of such offer, such person would own or control 50% or more of the then outstanding Company Common Stock, and the Board of Directors of the Company, within ten Business Days after such tender or exchange offer shall have been so commenced, fails to recommend against acceptance of such tender or exchange offer by its shareholders;

             (ii) the Company or any Subsidiary of the Company shall have authorized, recommended, proposed or publicly announced an intention to authorize, recommend or propose, or entered into, an agreement with any Person (other than Acquiror or any Subsidiary of Acquiror) to (A) effect a merger, consolidation or similar transaction involving the Company or any of its material Subsidiaries, (B) sell, lease or otherwise dispose of assets of the Company or its Subsidiaries representing 20% or more of the consolidated assets of the Company and its Subsidiaries or (C) issue, sell or otherwise dispose of (including by way of merger, consolidation, tender offer, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 10% or more of the voting power of the Company;

             (iii) any Person (other than Acquiror or any Subsidiary of Acquiror) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the then outstanding Company Common Stock, except for any Person that beneficially owns more than 15% of the outstanding Company Common Stock as of the date of this Agreement, unless such Person's beneficial ownership increases by more than 1% of the outstanding Company Common Stock; or

             (iv) the Company's Board of Directors shall have withdrawn or modified in a manner adverse to Acquiror the recommendation of the Company's Board of Directors that the shareholders approve this Agreement and the Merger (an "Adverse Recommendation") (it being understood and agreed that any communication by the Company or the Company's Board of Directors to the shareholders that indicates that the Company's Board of Directors had determined not to withdraw or modify such recommendation, in whole or in part, because such action would or might give rise to a right on the part of Acquiror to terminate this Agreement and/or obligate the Company to pay the fee set forth in
        SECTION 7.3(B) shall nevertheless be deemed to be an Adverse Recommendation).

     SECTION 7.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Acquiror as provided in SECTION 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Acquiror or the Company, other than pursuant to the provisions of this SECTION 7.2, SECTION 7.3 and ARTICLE VIII, which provisions survive such termination; provided, however, that nothing herein shall relieve any party to this Agreement from any liability for any willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     SECTION 7.3  Fees and Expenses.

     (a) Expenses. If this Agreement is terminated in connection with any of the circumstances described in SECTION 7.3(B), the Company shall reimburse Acquiror and Merger Sub for all reasonable out-of-pocket expenses and fees payable by Acquiror or Merger Sub in connection with the Merger; provided, however, that the Company shall not be obligated to reimburse Acquiror and Merger Sub for expenses in excess of Seven Hundred Thousand Dollars ($700,000) in the aggregate. Any such required reimbursement shall take place on the later of the termination of this Agreement or submission of evidence of such incurred expenses to the Company.

     (b) Termination Fee.  If this Agreement is terminated (i) pursuant to
SECTION 7.1(H) within two (2) Business Days after such termination, or (ii) pursuant to SECTION 7.1(E) on the date of such termination, the Company shall pay Acquiror a fee of Five Million Three Hundred Thousand Dollars ($5,300,000), by wire transfer to an account specified by Parent (the "Termination Fee").

     (c) Other Expenses. Except as provided otherwise in paragraph (a) above, all costs and expenses incurred in connection with this Agreement, and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     SECTION 8.1 Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This SECTION 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     SECTION 8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to the Company, to:

         Royal Appliance Mfg. Co.
         7005 Cochran Road
         Glenwillow, Ohio 44139
         Facsimile No.: (440) 996-2027
         Attention:  Michael J. Merriman,
                     Chief Executive Officer

         with a copy to:

         Kahn Kleinman, A Legal Professional Association
         2600 Erieview Tower
         1301 East Ninth Street
         Cleveland, Ohio 44114-1824
         Facsimile No.: (216) 623-4912
         Attention:  Marc H. Morgenstern, Esq. or
                     Michael A. Ellis

     (b) if to Acquiror, Parent or Merger Sub, to:

         TechTronic Industries Co, Ltd.
         24/F., CDW Bldg.,
         388 Castle Peak Rd.
         Tsuen Wan, N.T., Hong Kong
         Facsimile No.: 011-852-2413-0620
         Attention:  Horst Pudwill,
                     Chief Executive Officer

         with a copy to:

         Willkie Farr & Gallagher
         787 Seventh Ave
         New York, NY 10019
         Facsimile No.: 212-728-9237
         Attention: Bruce R. Kraus, Esq.

     SECTION 8.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 8.4 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction without the necessity of posting a bond, this being in addition to any other remedy to which they are entitled at law or in equity.

     SECTION 8.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein), and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of SECTION 5.4 and SECTION 5.6, are not intended to confer upon any Person other than the parties any rights or remedies.

     SECTION 8.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio, without regard to principles of conflict of laws thereof.

     SECTION 8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other party; provided, however, that RAMC Holdings, Inc. may assign its rights and obligations hereunder to Parent, or to any direct or indirect wholly-owned subsidiary of Parent. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 8.8 Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or a Delaware state court.

     SECTION 8.9 Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Any references to any federal, state, local or foreign statute or law shall also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

     SECTION 8.10 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 8.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner so that the transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 8.12 Amendment. This Agreement may be amended by the parties at any time before or after the Company Shareholder Approval; provided, however, that after any such Company Shareholder Approval, there shall not be made any amendment affecting the Merger Consideration or that by law requires further approval by the shareholders of the Company without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     SECTION 8.13 Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of another party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of SECTION 8.11, waive compliance by any party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     SECTION 8.14 Schedules. The Company has set forth information in the Company Disclosure Schedule in a section thereof that corresponds to the section of this Agreement to which it relates. Such information will qualify other sections hereof, and be deemed included in the Company Disclosure Schedule for such other section, only to the extent that such applicability is manifestly evident on the face of such disclosures. The fact that any item of information is disclosed in the Company Disclosure Schedule to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement or is necessarily material.

                     [THIS SPACE LEFT BLANK INTENTIONALLY]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          ROYAL APPLIANCE MFG. CO.

                                          By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                          RAMC HOLDINGS, INC.

                                          By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                          TIC ACQUISITION CORP.

                                          By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                          TECHTRONIC INDUSTRIES CO., LTD.

                                          By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                                                      APPENDIX A

                                  DEFINITIONS

For purposes of this Agreement:

     "Acquiror" has the meaning set forth in the Recitals.

     "Acquiror Disclosure Schedule" has the meaning set forth in Section 3.2(c).

     "Adjustment Event" has the meaning set forth in Section 2.4.

     "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

     "Agreement" has the meaning set forth in the Recitals.

     "Balance Sheet" means the consolidated balance sheet of the Company as of September 30, 2002.

     "Certificates" has the meaning set forth in Section 2.3(b).

     "Certificate of Merger" has the meaning set forth in Section 1.3.

     "Closing" has the meaning set forth in Section 1.2.

     "Closing Date" has the meaning set forth in Section 1.2.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company" has the meaning set forth in the Recitals.

     "Company Benefit Plans" has the meaning set forth in Section 3.1(j).

     "Company Common Stock" has the meaning set forth in the Recitals.

     "Company Disclosure Schedule" has the meaning set forth in Section 3.1.

     "Company Permits" has the meaning set forth in Section 3.1(i).

     "Company Preferred Stock" has the meaning set forth in Section 3.1(c).

     "Company Rights Agreement" has the meaning set forth in Section 3.1(t).

     "Company SEC Documents" has the meaning set forth in Section 3.1(f).

     "Company Stock Options" has the meaning set forth in Section 3.1(c).

     "Company Shareholder Approval" has the meaning set forth in Section 3.1(t).

     "Company Shareholders Meeting" has the meaning set forth in Section 5.1(b).

     "Company Stock Plans" has the meaning set forth in Section 3.1(c).

     "Company Takeover Proposal" means any inquiry, proposal or offer from any person relating to any (a) direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or the assets of the Company and its Subsidiaries, taken as a whole, (b) direct or indirect acquisition or purchase of 20% or more of any class of equity securities of the Company or any of its Subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (c) tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its Subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or (d) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose business constitutes 50% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement.

     "Confidentiality Agreement" has the meaning set forth in Section 5.2.

     "Consent" shall mean any approval consent, ratification, permission, waiver or authorization (including any License or Governmental authorization).

     "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

     "Dissenting Shares" has the meaning set forth in Section 2.5.

     "Effective Time" has the meaning set forth in Section 1.3.

     "ERISA" has the meaning set forth in Section 3.1(j).

     "ERISA Affiliate" means any trade or business, whether or not incorporated, that together with the Company would be deemed to be a "single employer" within the meaning of Section 4001(b) of ERISA.

     "Exchange Act" means the Securities Exchange Act of 1934.

     "Exchange Agent" has the meaning set forth in Section 2.3(a).

     "Exchange Fund" has the meaning set forth in Section 2.3(a).

     "Fairness Opinion" shall mean the opinion referenced in Section 3.1(m).

     "Financial Advisor" means NatCity Investments, Inc.

     "Foreign Antitrust Laws" has the meaning set forth in Section 3.1(e).

     "GAAP" means United States generally accepted accounting principles.

     "Governmental Entity" has the meaning set forth in Section 3.1(e).

     "HSR Act" has the meaning set forth in Section 3.1(e).

     "Indebtedness" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, (i) the principal of and premium, if any, in respect of any indebtedness of such Person for money borrowed, (ii) the principal, premium, if any, and interest of such Person with respect to obligations evidenced by bonds, debentures, notes or, except for accrued liabilities arising in the Ordinary Course of Business, other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses (other than trade payables which are not overdue or in default), (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto) but only to the extent of drawings thereunder,
(iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable or accrued liabilities arising in the Ordinary Course of Business which are not overdue or in default), (v) every capital lease obligation (determined in accordance with
GAAP) of such Person, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons, (vii) every obligation to pay rent or other payment amounts of such Person with respect to any sale-leaseback transaction to which such Person is a party, payable through the stated maturity of such sale-leaseback transaction, (viii) factoring arrangements of such Person, whether or not such arrangements appear on the balance sheet of such Person; and (ix) every obligation of the type referred to in clauses (i) through (viii) of another Person the payment of which, in any case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise.

     "Indemnitees" have the meaning set forth in Section 5.4(a).

     "Insurance Policies" has the meaning set forth in Section 3.1(w).

     "Knowledge" means the actual knowledge of those individuals listed on
Section 6.3(d) of the Company Disclosure Schedule.

     "Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational or other Order, constitution law, rule ordinance, permit, principle of common law, regulation, statute or treaty.

     "Liens" has the meaning set forth in Section 3.1(b).

     "Material Adverse Change" or "Material Adverse Effect" means any change, effect, event, occurrence or state of facts that is, has had or is reasonably likely to have a material and adverse effect to the business, financial condition, results of operations or prospects of the Company and its Subsidiaries, taken as a whole, other than any change, effect, event or occurrence (i) relating to the economy or capital or securities markets of the United States or any other region in general, including changes in interest or exchange rates, (ii) resulting from entering into this Agreement or the consummation of the transactions contemplated hereby or the announcement thereof, or (iii) relating to its business, financial condition or results of operations that has been disclosed in writing to the other party prior to the date of this Agreement. The parties agree that termination of the employment of the Chief Executive Officer of the Company under circumstances that trigger the severance payment under Section 7A of his employment agreement, dated of even date herewith, shall constitute a Material Adverse Change.

     "Merger" has the meaning set forth in the Recitals.

     "Merger Consideration" has the meaning set forth in Section 2.1(b).

     "Merger Sub" has the meaning set forth in the Recitals.

     "Ohio Statutes" means the Ohio General Corporation Law.

     "Order" means any administrative award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Entity.

     "Ordinary Course of Business" has the meaning set forth in Section 3.1(f)(ii).

     "Parent" has the meaning set forth in the recitals.

     "Parent Shareholder Approval" has the meaning set forth in Section 3.2(c).

     "Permitted Liens" means, with respect to any asset, (i) covenants, conditions, restrictions, encroachments, encumbrances, easements, rights of way, licenses, grants, building or use restrictions, exceptions, reservations, limitations or other imperfections of title (other than a Lien securing any Indebtedness) with respect to such asset which, individually or in the aggregate, does not materially detract from the value of, or materially interfere with the present occupancy or use of, such asset and the continuation of the present occupancy or use of such asset; (ii) the matters set forth on
Section 3.1(v) of the Company Disclosure Schedule; (iii) unfiled mechanic's, materialmen's and similar liens with respect to amounts not yet due and payable or which are being contested in good faith through appropriate proceedings and, for those existing on the date of the Balance Sheet, for which adequate reserves in accordance with GAAP are reflected on the Balance Sheet, or arose subsequent to September 30, 2002 in the Ordinary Course of Business; (iv) liens for Taxes not yet delinquent or which are being contested in good faith through appropriate proceedings and, for those existing on the date of the Balance Sheet, for which adequate reserves in accordance with GAAP are reflected on the Balance Sheet, or arose subsequent to September 30, 2002 in the Ordinary Course of Business; and (v) liens securing rental payments under capital lease arrangements, which capital lease arrangements if existing on the date of the Balance Sheet were reflected on the Balance Sheet, or arose subsequent to the date of the Balance Sheet in the Ordinary Course of Business.

     "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

     "Preliminary Proxy Statement" has the meaning set forth in Section 5.1(a).

     "Product" has the meaning set forth in Section 3.1(z).

     "Product Claim" has the meaning set forth in Section 3.1(z).

     "Proxy Statement" has the meaning set forth in Section 3.1(e).

     "Restraints" has the meaning set forth in Section 6.1(c).

     "SEC" means the United States Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933.

     "Stock Reference Date" has the meaning set forth in Section 3.1(c).

     "Subsidiary" of any Person means another Person of which sufficient voting securities, other voting ownership, or voting partnership interests (or, if there are no such voting interests, 50% or more of the equity interests) of such Person to elect at least a majority of its Board of Directors or other governing body are owned, directly or indirectly, by such first Person.

     "Superior Proposal" means any bona fide written offer for a Company Takeover Proposal by a Third Party that, the Board of Directors of the Company determines in good faith, has the good faith intent to proceed with negotiations and the financial and other capabilities to consummate the Company Takeover Proposal, taking into account, among other things, the legal, financial, regulatory and other aspects of such Company Takeover Proposal, (i) on terms which the Board of Directors of the Company determines in its good faith judgment (based on the advice of its legal and financial advisors) is more favorable to the constituencies of the Company that may be considered by the directors of the Company under Section 1701.59(E) of the Ohio Statutes, and (ii) that is reasonably capable of being completed.

     "Surviving Corporation" has the meaning set forth in Section 1.1.

     "Taxes" means all (x) federal, state, local or foreign net and gross income, alternative or add-on minimum, environmental, gross receipts, ad valorem, value added, goods and services, capital stock, profits, license, single business, employment, severance, stamp, unemployment, customs, property, sales, excise, use, occupation, service, transfer, payroll, social security, franchise, withholding and other taxes or similar governmental duties, charges, fees, levies or other assessments including any interest, penalties or additions with respect thereto, (y) liability for the payment of any amounts of the type described in clause (x) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (z) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (x) or
(y).

     "Termination Fee" has the meaning set forth in Section 7.3(b).

     "Third Party" means any Person or group other than the Company, the Acquiror, Parent, Merger Sub or any of their respective Affiliates.

     "Withholding Amount" has the meaning set forth in Section 2.3(h).

                                                                       EXHIBIT 1

                                VOTING AGREEMENT

     THIS VOTING AGREEMENT, dated as of December 16, 2002 (this "Agreement"), is made by and among TechTronic Industries, Inc., a Hong Kong corporation ("Parent"), Richmont Capital Partners I, L.P., a Delaware limited partnership ("Richmont"), and E. Patrick Nalley, individually and as Trustee of the Eldon P. Nalley D/T/D January 18, 1993 ("Nalley" and, together with Richmont, each a "Shareholder" and collectively, the "Shareholders").

                              W I T N E S S E T H:

     WHEREAS, as of the date hereof, each of the Shareholders owns beneficially the number of common shares without par value (the "Company Common Shares") of Royal Appliance Mfg. Co., an Ohio corporation (the "Company"), in each case as set forth opposite such Shareholder's name on the signature page hereof (such shares, together with any Company Common Shares acquired by any Shareholder prior to the termination of this Agreement, are collectively referred to herein as the "Shares");

     WHEREAS, concurrently with the execution of this Agreement, Parent, RAMC Holdings, Inc., a Delaware corporation ("Acquiror"), TIC Acquisition Corp., an Ohio corporation and wholly owned subsidiary of Acquiror ("Merger Sub"), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"; capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement), pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the "Merger"); and

     WHEREAS, as a condition to the willingness of the Company, Parent, Acquiror, and Merger Sub to enter into the Merger Agreement, Parent has requested each of the Shareholders to agree, and in order to induce Parent to enter into the Merger Agreement, such Shareholders are willing to agree, to vote in favor of adopting the Merger Agreement and approving the Merger and the other transactions contemplated by the Merger Agreement, upon the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:

     Section 1.  Voting of Shares.

     (a) Until the termination of this Agreement in accordance with the terms hereof, each Shareholder hereby agrees that, at the Shareholders' Meeting of the Company or any other meeting of the shareholders of the Company, however called, each Shareholder will (i) appear at such meeting or otherwise cause its Shares to be counted as present thereat for purposes of establishing a quorum, and (ii) vote all of such Shareholder's Shares (A) in favor of the adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement, and (B) against any action or agreement that is inconsistent with the Merger or would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would reasonably be expected to result in any of the conditions to the Merger Agreement not being fulfilled. In addition, each Shareholder agrees that it will, upon request by the Parent, furnish written confirmation, in form and substance reasonably acceptable to Parent, of such Shareholder's vote in favor of the Merger Agreement and the Merger.

     (b) In the event that any Shareholder fails to satisfy its obligations under clauses (a)(i) or (a)(ii) above, each Shareholder hereby grants Parent a power of attorney up to and through the termination of this Agreement to execute and deliver a proxy in the form attached hereto as Annex A for and on behalf of such Shareholder.

     (c) Notwithstanding the foregoing, nothing in this Agreement shall (i) limit or restrict any Shareholder, or any affiliate thereof, from acting in his capacity as director or officer of the Company, to the extent applicable, it being understood that this Agreement shall apply to any such Shareholder solely in his capacity as a Shareholder of the Company and (ii) nothing in this Agreement shall be interpreted as obligating the Shareholders to exercise any options to acquire Shares.

     Section 2. Transfer of Shares. Each Shareholder represents and warrants that it has no present intention of taking action to, prior to the termination of this Agreement, and shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), tender or otherwise dispose of any of the Shares, (b) deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect thereto which is inconsistent with this Agreement, or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, transfer (including by operation of law) or other disposition of any Shares. Notwithstanding anything to the contrary in clauses (a) and (c) above, any Shareholder may transfer any or all of its Shares; provided, however, that in any such case, prior to and as a condition to the effectiveness of such transfer, each person as to which any of such Shares or any interest in any of such Shares is or may be transferred shall have executed and delivered to each of the Company and Parent a counterpart to this Agreement pursuant to which such person shall be bound by all of the terms and provisions of this Agreement.

     Section 3. Purchase of Shares. Each Shareholder agrees that it shall not directly or indirectly acquire additional Shares except pursuant to the exercise of any option to purchase Shares in which such Shareholder has an interest as of the date hereof.

     Section 4. Agreement of Parent. Parent hereby covenants and agrees with the Shareholders that it shall take all reasonably necessary actions to ensure that immediately following the Effective Time, each Shareholder or its designee shall receive the Merger Consideration in immediately available funds with respect to the number of Shares for which such Shareholder is entitled to receive Merger Consideration pursuant to the terms of the Merger Agreement, provided that such Shareholder or its designee shall have surrendered to Parent a Certificate or Certificates evidencing such number of Shares together with a letter or letters of transmittal in accordance with Section 2.3 of the Merger Agreement, duly executed and completed in accordance with the instructions thereto.

     Section 5. Representations, Warranties and Covenants of Shareholder. Each Shareholder hereby represents, warrants and covenants to Parent with respect to itself and its ownership of its Shares as follows:

          (a) Shareholder has all legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

          (b) Shareholder is the beneficial owner of its Shares and will continue to be the beneficial owner of its Shares until the termination of this Agreement, except as permitted by Section 2 of this Agreement.

          (c) This Agreement has been duly executed and delivered by such Shareholder.

          (d) This Agreement constitutes the valid and binding agreement of such Shareholder, enforceable against Shareholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors' rights generally, by general equity principles, (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

          (e) The execution and delivery of this Agreement by Shareholder does not, and the performance of this Agreement by Shareholder will not, (i) conflict with or violate any trust agreement or other similar documents relating to any trust of which Shareholder is trustee, (ii) conflict with or violate any law applicable to Shareholder or by which Shareholder or any of Shareholder's properties is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any assets of Shareholder, including, without limitation, Shareholder's Shares, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Shareholder is a party or by which Shareholder or any of Shareholder's assets is bound or affected, except for any such breaches, defaults, conflicts, violations or other occurrences that would not prevent or delay the performance by Shareholder of Shareholder's obligations under this Agreement.

          (f) Until the termination of this Agreement, Shareholder will not (and will use Shareholder's reasonable best efforts to cause the Company, its respective officers, directors and employees, and any investment banker, attorney, accountant or other advisor or representative of Shareholder or the Company or any of the same not to) (i) solicit, initiate or knowingly encourage (including by furnishing nonpublic information) any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to a Company takeover, (ii) participate in any discussions or negotiations in furtherance of such inquiries or to obtain a Company Takeover Proposal, or the making of any proposal that constitutes any

     Company Takeover Proposal, or (iii) or knowingly facilitate any effort or attempt to make or implement a Company Takeover Proposal. Notwithstanding any provision of this Section 3(f) to the contrary, any Shareholder that is a member of the Company's Board of Directors may take actions in such capacity to the extent permitted by the Merger Agreement.

          (g) Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger.

          (h) Shareholder agrees to execute and deliver any additional documents necessary, in the reasonable opinion of Parent, to carry out the purpose and intent of this Agreement.

          (i) Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by Shareholder.

     Section 6. Representations and Warranties of Parent. Parent hereby represents and warrants to the Shareholders as follows:

          (a) Parent is a company duly organized and validly existing under the laws of the jurisdiction of its incorporation. Parent has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent have been duly authorized by all necessary action on the part of Parent.

          (b) (i) No filing with any governmental authority and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by Parent, the consummation by Parent of the transactions contemplated hereby shall (A) conflict with or result in any breach of the organizational documents of Parent, (B) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which Parent is a party or by which Parent or any of its assets may be bound, or (C) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as could not reasonably be expected to impair Parent's ability to perform its obligations under this Agreement.

          (c) Parent understands and acknowledges that the Shareholders are entering into this Agreement in reliance upon the execution and delivery of the Merger Agreement by Parent.

     Section 7. Termination. This Agreement shall terminate upon the earliest to occur of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with the terms thereof, (iii) the mutual consent of the parties hereto, or (iv) the date set forth in Section 7.1(b)(i) of the Merger Agreement; provided that no such termination shall relieve any party of liability for a breach hereof prior to termination.

     Section 8. Expenses. Each party hereto shall be responsible for its own fees and expenses (including, without limitation, the fees and expenses of financial consultants, investment bankers, accountants and counsel) in connection with the entering into of this Agreement.

     Section 9.  Miscellaneous.

     (a) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any other person any rights or remedies hereunder. This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by each of the parties hereto.

     (b) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including by merger or consolidation) or otherwise without the prior written consent of the other parties hereto. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and assigns.

     (c) The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power, or remedy or to demand such compliance. Each of the parties hereto agrees that it will use its reasonable best efforts to do all things necessary to effectuate this Agreement.

     (d) All notices, requests, claims, demands and other communications to be given under this Agreement shall be in writing and shall be deemed given (i) three (3) business days following sending by registered or certified mail, postage prepaid, (ii) when sent if sent by facsimile; provided, however, that the fax is promptly confirmed by telephone confirmation thereof, (iii) when delivered, if delivered personally to the intended recipient, and (iv) one business day following sending by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party:

    if to the Shareholders:

     c/o Royal Appliance Mfg. Co.
     7005 Cochran Road
     Glenwillow, Ohio 44139-4303
     Attention: Chief Executive Officer
     Facsimile: (440) 996-2027

    with a copy to:

     Kahn Kleinman, a Legal Professional Association
     2600 Erieview Tower
     1301 East Ninth Street
     Cleveland, Ohio 44114
     Attention: Marc H. Morgenstern, Esq.
     Facsimile: (216) 623-4912

    If to Parent:

     Techtronic Industries Co. Ltd.
     24/F, CDW Bldg.
     388 Castle Peak Road
     Tsuen Wan, N.T.
     Hong Kong
     Attention: Horst Pudwill, Chief Executive Officer
     Facsimile: +852-2413-0620

    With a copy to:

     Willkie Farr & Gallagher
     787 Seventh Avenue
     New York, NY 10019
     Attention: Bruce R. Kraus, Esq.
     Facsimile: (212) 728-8111

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

     (e) This Agreement shall be governed by, and construed in accordance with the laws of the State of Ohio, without giving effect to the choice of law provisions thereof.

     (f) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     (g) The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) if necessary, a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     (h) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other members at law or in equity, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

     (i) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     (j) The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and paragraph references are to the sections and paragraphs of this Agreement unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

     (k) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above.

           SHARES HELD OF ROYAL APPLIANCE MFG. CO.
           ---------------------------------------

                                                          TECHTRONIC INDUSTRIES, INC.

                              0                           By: ----------------------------------------------------
                                                              Name: Horst Pudwill
                                                              Its:   Chief Executive Officer

                                                          RICHMONT CAPITAL PARTNERS I, L.P.

                          2,969,900                       By: J.R. Investment Corp.
                                                          Its: General Partner

                                                          By: ----------------------------------------------
                                                              Name: John Rochon
                                                              Its:   President


                          1,020,000                       --------------------------------------------------------
                                                          E. PATRICK NALLEY, Individually and
                                                          as Trustee of the Eldron P. Nalley D/T/D
                                                          January 18, 1993

[NATCITY INVESTMENTS LETTERHEAD TO COME]                                 ANNEX B
                                                                December 9, 2002

PERSONAL & CONFIDENTIAL

Board of Directors
Royal Appliance Mfg. Co.
7005 Cochran Road
Glenwillow, Ohio 44139

Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of the issued and outstanding Common Shares, without par value (the "Common Shares"), of Royal Appliance Mfg. Co., an Ohio corporation (the "Company"), of the consideration to be received by such holders pursuant to the Agreement and Plan of Merger (the "Merger Agreement") to be entered into by the Company, RAMC Holdings, Inc., a Delaware corporation ("Acquiror"), Techtronic Industries Co., Ltd., a corporation organized under the laws of Hong Kong ("Parent"), and TIC Acquisition Corp., an Ohio corporation, and a wholly-owned subsidiary of Acquiror ("Merger Sub").

     You have advised us that the Merger Agreement contemplates that at the closing of the transaction contemplated thereby, among other things, Merger Sub will be merged with and into the Company (the "Merger") and each Common Share of the Company issued and outstanding as of the closing date (other than shares owned by Parent or the Company and any of their respective parent entities and subsidiaries and any shares as to which appraisal rights have been perfected in accordance with provisions of applicable law) will be converted into the right to receive the amount of $7.37 per share in cash (the "Merger Consideration").

     In connection with rendering this opinion, we have, among other things:

     (i) reviewed a draft of the Merger Agreement, dated December 6, 2002, which we understand to be in substantially final form;

     (ii) reviewed a draft of the form of Voting Agreement dated December 6, 2002 for certain shareholders of the Company, which we understand to be in substantially final form;

     (iii) reviewed a draft of the form of Employment Agreement dated December 7, 2002 for certain executives officers of the Company, which we understand to be in substantially final form;

     (iv) reviewed certain publicly available information concerning the Company, including the Company's Annual Reports on Form 10-K for each of the fiscal years ended December 31, 1997, December 31, 1998, December 31, 1999, December 31, 2000, and December 31, 2001, and the Company's Quarterly Reports on Form 10-Q for each of the periods ended March 31, 2002, June 30, 2002, and September 30, 2002;

     (v) analyzed certain unaudited internal information, primarily financial in nature and including projections for the fiscal years ended December 31, 2002 through 2007, prepared and furnished to us by the Company's management for purposes of our analysis;

     (vi) reviewed certain publicly available information concerning the trading of, and the trading market for, the Company's Common Shares;

     (vii) reviewed certain publicly available information with respect to certain other companies that we believe to be comparable to the Company and the trading markets for certain of such other companies' securities;

     (viii) compared the proposed financial terms of the Merger with certain publicly available information concerning the nature and terms of certain other transactions that we considered to be relevant;

     (ix) discussed past and current operations and financial condition and the prospects of the Company, as well as other matters we believe relevant to our inquiry, with certain officers and employees of the Company; and

Board of Directors
December 9, 2002
Page  2

     (x) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

     In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and have assumed and relied upon the representations and warranties of the Company contained in the Merger Agreement. We have not been engaged to, and have not independently attempted to, verify any of such information. We have also relied upon the management of the Company as to the reasonableness and achievability of the financial and operating projections (and the assumptions and bases therefor) provided to us and, with your consent, we have assumed that such projections reflect management's best currently available estimates and judgments. We have not been engaged to assess the reasonableness or achievability of such projections or the assumptions on which they were based and express no view as to such projections or assumptions. In addition, we have not evaluated or appraised any of the assets, properties or facilities of the Company nor have we been furnished with any such evaluation or appraisal.

     At your direction, we have not been asked to, nor do we, offer any opinion as to the material terms of the Merger Agreement or the form of the transaction as a merger. We have also assumed, with your consent, that the final executed form of the Merger Agreement does not differ in any material respect from the draft we have examined and that the conditions to the Merger as set forth in the Merger Agreement would be satisfied and that the Merger would be consummated on a timely basis in the manner contemplated by the Merger Agreement.

     It should be noted that this opinion is necessarily based on the economic, monetary, market and other conditions as in effect on, and the information made available to us, as of the date hereof and does not address any matters subsequent to such date. It should be noted that although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm our opinion. We reserve, however, the right to withdraw, revise or modify our opinion based upon additional information which may be provided to or obtained by us after the issuance of the opinion which suggests, in our judgment, a material change in the assumptions upon which our opinion is based. Our opinion is limited to the fairness, as of the date hereof, from a financial point of view, of the Merger Consideration and does not address the Company's underlying business decision to effect the Merger or any other terms of the Merger.

     We have acted as the Company's financial advisor in connection with the Merger and will receive a fee for our services, which is contingent upon completion of the Merger. We will also receive a fee for our services in rendering this opinion, and the Company has agreed to indemnify us under certain circumstances.

     In the ordinary course of our business, we may actively trade the Company's Common Shares and other securities of the Company, as well as Parent's common stock and other securities of Parent, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     It is understood that this letter was prepared at the request of the Board of Directors of the Company for its confidential use and may not be reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent, except that the Company may use this letter in its entirety as part of any filing made by the Company in respect of the Merger with the Securities and Exchange Commission and except as otherwise required by law or any regulatory agency or commission. Our opinion is directed to the Board of Directors and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote at the shareholders' meeting held in connection with the Merger.

Board of Directors
December 9, 2002
Page  3

     Based upon and subject to the foregoing and such other matters as we consider relevant, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of the Company's Common Shares.

                                          Very Truly Yours,

                                          /s/ NATCITY INVESTMENTS, INC.
                                          --------------------------------------
                                          NATCITY INVESTMENTS, INC.

                                                                         ANNEX C

             SECTIONS 1701.84 AND 1701.85 OF THE OHIO REVISED CODE
                       RIGHTS OF DISSENTING SHAREHOLDERS

1701.84  DISSENTING SHAREHOLDERS ENTITLED TO RELIEF

     The following are entitled to relief as dissenting shareholders under section 1701.85 of the Revised Code:

          (A) Shareholders of a domestic corporation that is being merged or consolidated into a surviving or new entity, domestic or foreign, pursuant to section 1701.78, 1701.781, 1701.79, 1701.791, or 1701.801 of the Revised
     Code;

          (B) In the case of a merger into a domestic corporation, shareholders of the surviving corporation who under section 1701.78 or 1701.781 of the Revised Code are entitled to vote on the adoption of an agreement of merger, but only as to the shares so entitling them to vote;

          (C) Shareholders, other than the parent corporation, of a domestic subsidiary corporation that is being merged into the domestic or foreign parent corporation pursuant to section 1701.80 of the Revised Code;

          (D) In the case of a combination or a majority share acquisition, shareholders of the acquiring corporation who under section 1701.83 of the Revised Code are entitled to vote on such transaction, but only as to the shares so entitling them to vote;

          (E) Shareholders of a domestic subsidiary corporation into which one or more domestic or foreign corporations are being merged pursuant to section 1701.801 of the Revised Code.

1701.85  QUALIFICATIONS OF AND PROCEDURES FOR DISSENTING SHAREHOLDERS

     (A) (1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

     (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

     (3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

     (4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

     (5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

     (B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505 of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division
(D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

     (C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

     (D) (1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

          (a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

          (b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

          (c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

          (d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

     (2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

     (E) From the time of the dissenting shareholder's giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

                            ROYAL APPLIANCE MFG. CO.


                          PROXY SOLICITED ON BEHALF OF


               THE BOARD OF DIRECTORS OF ROYAL APPLIANCE MFG. CO.


                    FOR SPECIAL MEETING ON APRIL      , 2003



The Special Meeting of Shareholders of Royal Appliance Mfg. Co. will be held on
                  , April     , 2003 at 9:00 a.m. at The Forum Conference
Center, One Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio.


                                        [Royal Applicance Logo][DIRT DEVIL LOGO]

                          YOUR VOTE IS VERY IMPORTANT

Please sign, date and return your proxy/voting instruction card below. Detach and return the card in the envelope provided.

                                  DETACH CARD
--------------------------------------------------------------------------------

ROYAL APPLIANCE MFG. CO.

The undersigned hereby appoints Michael J. Merriman and R. Louis Schneeberger, and each of them, as proxies with full power of substitution for and in the name of the undersigned, to vote the Common Shares of Royal Appliance Mfg. Co. (the "Company") held of record by the undersigned on February 28, 2003 at the Special
Meeting of Shareholders to be held April   , 2003, at The Forum Conference
Center, One Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio, at 9:00 a.m. local time, and at any adjournment thereof, with all the powers the undersigned would possess if personally present.

The proxies shall vote in the manner indicated on this proxy card. The proxies will vote "FOR" Proposals 1 and 2 if no direction is made. The proxies cannot vote your shares unless you sign, date, and return this proxy card. If you wish to vote as the Board of Directors recommends, all you need to do is sign and return this card.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

   1. To adopt the Agreement and Plan of Merger, dated as of December 16, 2002 by and among the Company, TechTronic Industries Co., Ltd., a corporation organized under the laws of Hong Kong, RAMC Holdings, Inc., a Delaware corporation and wholly owned subsidiary of TechTronic, and TIC Acquisition Corp., an Ohio corporation and wholly owned subsidiary of RAMC Holdings, and approve the transactions contemplated thereby, including, without limitation, the merger pursuant to which each Royal share is converted into the right to receive $7.37 per share.

         [ ]  FOR                  [ ]  AGAINST                [ ]  ABSTAIN

                    (CONTINUED, AND TO BE SIGNED ON OTHER SIDE)

                                  DETACH CARD
--------------------------------------------------------------------------------

(Continued from the other side)

   2. Unless discretionary authority is withheld, the proxies are authorized to vote, in their discretion, upon other matters as may be properly brought before the Special Meeting, including in favor of a proposal to postpone or adjourn the Special Meeting in order to solicit additional votes.

     [ ] DISCRETIONARY AUTHORITY GRANTED    [ ] DISCRETIONARY AUTHORITY WITHHELD

   [ ] Please check this box if you expect to attend the special meeting in person.

   All as more particularly described in the Proxy Statement relating to such meeting, receipt of which is hereby acknowledged.


                                                     Dated................, 2003


                                                     ...........................
                                                     Signature

                                                     ...........................
                                                     Signature

                                                     Please sign exactly as
                                                     name(s) appear on this
                                                     proxy. If joint account,
                                                     each joint owner should
                                                     sign. When signing as
                                                     attorney, executor,
                                                     administrator, trustee, or
                                                     guardian, please give your
                                                     full title. If the
                                                     shareholder is a
                                                     corporation or partnership,
                                                     please have the full
                                                     corporate or partnership
                                                     name signed by a duly
                                                     authorized person.

THIS PROXY, IF PROPERLY EXECUTED AND DELIVERED, WILL REVOKE ALL PRIOR PROXIES.

 PLEASE SIGN, DATE, AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE TO
                              NATIONAL CITY BANK,
P.O. BOX 92301, CLEVELAND, OHIO 44197-1200. NO POSTAGE REQUIRED IF MAILED IN THE
                                 UNITED STATES.